Exhibit 99.8

PUBLIC ACCOUNTS 2021-2022	Consolidated Financial Statements of the Gouvernement du Québec

Fiscal year ended March 31, 2022

Published in accordance with section 86
of the Financial Administration Act (CQLR, chapter A-6.001)

Public Accounts 2021-2022 - Volume 1

Legal deposit - Bibliothèque et Archives nationales du Québec
November 2022

ISSN 0706-2850 (Print version)
ISSN 1925-1823 (PDF)

© Gouvernement du Québec, 2022

His Honour the Honourable J. Michel Doyon

Lieutenant-Governor of Québec

Parliament Building

Québec

Your Honour,

I am pleased to present you with the Public Accounts of the Gouvernement du Québec for the fiscal year ended March 31, 2022. They are presented in two volumes:

Volume 1 - Includes the consolidated financial statements of the Gouvernement du Québec audited by the Auditor General of Québec, a financial analysis of these financial statements, the budgetary balance established in accordance with the Balanced Budget Act, the balance of the stabilization reserve as well as changes in main trends, including those of the government's consolidated revenue and expenditure and gross debt over ten fiscal years.

Volume 2 - Includes the report of excess expenditures and other costs of budgetary departments and bodies over appropriations approved by Parliament and the report of special funds' excess expenditures and investments over amounts approved by Parliament as well as detailed information for each department, budgetary body, and special fund.

Respectfully yours,

Eric Girard

Minister of Finance

Québec, November 2022

Mr. Eric Girard

Minister of Finance

Parliament Building

Québec

Dear Minister,

In accordance with the commission entrusted to me, I have the honour of presenting the Public Accounts of the Gouvernement du Québec for the fiscal year ended March 31, 2022. These accounts have been prepared under section 86 of the Financial Administration Act (CQLR, chapter A-6.001), in accordance with the government's accounting policies and the public sector accounting standards.

Respectfully yours,

Lucie Pageau, CPA

Comptroller of Finance

Québec, November 2022

Presentation of the Public Accounts

The Public Accounts 2021-2022 have been prepared by the Comptroller of Finance for the Minister of Finance in accordance with the accounting policies adopted by the Conseil du trésor and the public sector accounting standards and pursuant to the provisions of section 86 of the Financial Administration Act (CQLR, chapter A-6.001). They are published in two volumes.

Volume 1 - Consolidated financial statements of the Gouvernement du Québec

Volume 1 presents the results and financial position of the Gouvernement du Québec. The financial operations include those of the National Assembly, of the people it appoints, of the government departments, and of all bodies, funds and enterprises controlled by the government.

Volume 1 presents a financial analysis to increase its usefulness and transparency. The analysis lays out the highlights for the 2021-2022 fiscal year and compares the actual results with both forecasted results and the 2020-2021 results. It also presents the Governement's budget balance in compliance with the Budget Balance Act as well as the stabilization reserve's balance. Finally, it presents the development of main trends relating to important items in the consolidated financial statements and the outcome of the analysis of 10 indicators.

In accordance with the Auditor General Act (CQLR, chapter V-5.01), the Auditor General of Québec prepares an Independent Auditor's Report included with the government's consolidated financial statements and in which she expresses her opinion on the financial statements.

Volume 2 - Financial information on the Consolidated Revenue Fund: general fund and special funds

Volume 2 presents the financial information on the Consolidated Revenue Fund, which is made up of the general fund and the special funds. This volume is divided into two sections. The first section reports on the revenue of government departments and budget-funded bodies, their authorized appropriations, the expenses and other costs charged to each of these appropriations and, lastly, the financial operations of the specified purpose accounts they administer. The second section presents the revenue of the special funds as well as their approved and realized expenses and investments.

Acknowledgements

Preparing the Public Accounts requires the participation and collaboration of many employees from different government departments, funds, bodies, and organizations in the health and social services and education networks as well as employees from government enterprises. We would like to thank all of them for their help in preparing these documents.

PUBLIC ACCOUNTS 2021-2022	1

ANALYSIS OF THE

CONSOLIDATED

FINANCIAL STATEMENTS

▌ 1.  Summary of consolidated results

Summary of consolidated results

FISCAL YEAR ENDED MARCH 31, 2022

(millions of dollars)

		Actual results			Actual results	Change compared
	Budget	as at	Change compared		as at	with the 2020-2021
	2021-2022 (1),(2)	March 31, 2022	with Budget		March 31, 2021 (3)	actual results
			M$	%		M$	%

Income and property taxes	51 843	62 328	10 485	20.2	51 503	10 825	21.0

Consumption taxes	23 325	24 597	1 272	5.5	21 377	3 220	15.1

Duties and permits	4 853	6 057	1 204	24.8	4 613	1 444	31.3

Miscellaneous revenue government	10 989	10 705	(284)	(2.6)	9 911	794	8.0

	4 658	5 960	1 302	28.0	4 491	1 469	32.7

Own-source revenue	95 668	109 647	13 979	14.6	91 895	17 752	19.3

Federal government transfers	26 899	29 184	2 285	8.5	30 716	(1 532)	(5.0)

Total revenue	122 567	138 831	16 264	13.3	122 611	16 220	13.2

EXPENDITURE

Health and Social Services	51 264	56 368	5 104	10.0	53 476	2 892	5.4

Education and Culture	29 199	27 979	(1 220)	(4.2)	26 519	1 460	5.5

Economy and Environment	19 622	19 679	57	0.3	18 666	1 013	5.4

Support for Individuals and Families	11 663	15 257	3 594	30.8	11 063	4 194	37.9

Administration and Justice	10 126	8 063	(2 063)	(20.4)	9 424	(1 361)	(14.4)

Sub-total	121 874	127 346	5 472	4.5	119 148	8 198	6.9

Debt service	8 613	8 640	27	0.3	7 689	951	12.4

Total expenditure	130 487	135 986	5 499	4.2	126 837	9 149	7.2

Provision for economic risks and other support and recovery measures	1 250		(1 250)	(100.0)

(DEFICIT) ANNUAL SURPLUS	(9 170)	2 845	12 015	―	(4 226)	7 071	―

(1) Based on the data presented in Budget 2021-2022 of the Ministère des Finances tabled on March 25, 2021. The forecast for the budgetary measures included in the Contingency Fund (Administration and Justice mission) as well as the forecast related to the change in application of the accounting standard respecting transfer payments have been reclassified in the different governmental missions to ensure comparability with the actual expenditures recorded at March 31, 2022. Details of these reclassifications are presented in Note 3 of the consolidated financial statements.

(2) For the purposes of establishing budget forecasts, certain factors that constitute risk and uncertainty factors do not depend directly on the government but can lead to real results that differ from those anticipated. Such factors are presented in Appendix 1, "Risks and uncertainties".

(3) Certain figures for 2020-2021 have been reclassified for consistency with the presentation adopted as at March 31, 2022.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	5

1.  Summary of consolidated results (cont'd)

Highlights for the 2021-2022 fiscal year

Budget balance

In Budget 2021-2022 of March 25, 2021 (hereinafter "the Budget"), the government forecast a deficit of $9 170 million for fiscal 2021-2022 as well as a budgetary deficit of $12 250 million within the meaning of the Balanced Budget Act,1 taking into account the payment of $3 080 million in dedicated revenue to the Generations Fund.

The consolidated financial statements of the Gouvernement du Québec for the fiscal year ended March 31, 2022 show an annual surplus of $2 845 million. Taking into account the deposits of $3 617 million in dedicated revenues in the Generations Fund, the budget balance for the fiscal ended March 31, 2022 shows a deficit of $772 million. Within the meaning of the Balanced Budget Act, the government has achieved a balanced budget by using the stabilization reserve for an equivalent amount.

▌ 2.  Variance analysis2

In accordance with the standards set out by the Public Sector Accounting Board, the financial analysis that accompanies the government's consolidated financial statements compares real results with those in its initial budget, adjusted to take into account some reclassifications,3 as well as those of the previous fiscal year.

Nevertheless, given the exceptional nature of the annual results and the changes that have taken place since the beginning of the pandemic, some of the tables in this section include, for comparison purposes, the actual financial information at March 31, 2020, that is, the pre-pandemic financial results.

This additional information may be useful to put into perspective the actual results as at March 31, 2022, which indicate some degree of normalcy in the various sectors of government activity. The state of health emergency declared in March 2020 ended on June 1, 2022.

_____________________________________________

1 CQLR, chapter E-12.00001.

2 The data presented in the financial analysis corresponds to portfolio and resposibilities established in the Exprenditure Budget 2021-2022.

3 The budget forecasts for expenditures by government missions have been reclassified to ensure comparability with actual expenditures recorded as at March 31, 2022. Details of these reclassifications are presented in Note 3, "Reclassification of comparative financial information" of the consolidated financial statements.

6	PUBLIC ACCOUNTS 2021-2022

2.  Variance analysis (cont'd)

2.1. Own-source revenue

Income and property taxes

FISCAL YEAR ENDED MARCH 31, 2022

(millions of dollars)

		Actual results	Change with		Actual results	Change with		Actual results
	Budget	as at	2021-2022		as at	2020-2021		as at
	2021-2022	March 31, 2022	budget		March 31, 2021	actual results		March 31, 2020
			M$	%		M$	%

Personal income tax	35 921	40 924	5 003	13.9	34 998	5 926	16.9	33 814
Contributions for health services	6 796	7 402	606	8.9	6 398	1 004	15.7	6 522
Corporate taxes	8 013	12 926	4 913	61.3	8 951	3 975	44.4	8 607
School property tax	1 113	1 076	(37)	(3.3)	1 156	(80)	(6.9)	1 539
TOTAL	51 843	62 328	10 485	20.2	51 503	10 825	21.0	50 482

The 2021-2022 forecast of $51 843 million reflected an increase in household income partially offset by the planned elimination of federal income support measures, including the Canada Emergency Response Benefit and the Canada Recovery Benefit. Regarding corporate taxes, the budget was based on a small change in the net operating surplus of corporations and on measures to reduce the tax burden, including the reduction in the SME tax rate announced in the budget speech. Compared to the pre-pandemic actual results of $50 483 million at March 31, 2020, the forecast of $51 843 million showed a gradual return to normal.

The increase in nominal GDP of 12.5 percentage points in 2021 compared to the forecast of 6.0% announced in the budget reflects better-than-expected economic activity. This economic strength has translated into increases in household income and wages and in the net operating surplus of corporations.

The increase in wages and salaries for individuals, supported by a strong labour market and labour scarcity, had a direct impact on personal income tax revenue and revenue from contributions to health services, explaining largely the 13.9% and 8.9% variations from the budget, and the 16.9% and 15.7% increases from the actual results as at March 31, 2021.

Moreover, the increase in the net operating surplus of corporations led to an increase in corporate tax revenue, which explains not only the 61.3% variation from the budget, but also the 44.4% increase from the actual results as at March 31, 2021.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	7

2.  Variance analysis (cont'd)

2.1. Own-source revenue (cont'd)

Consumption taxes

FISCAL YEAR ENDED MARCH 31, 2022

(millions of dollars)

		Actual results	Change with		Actual results	Change with		Actual results
	Budget	as at	2021-2022		as at	2020-2021		as at
	2021-2022	March 31, 2022	budget		March 31, 2021	actual results		March 31, 2020
			M$	%		M$	%
Sales	19 442	20 894	1 452	7.5	17 794	3 100	17.4	17 536
Fuel	2 218	2 090	(128)	(5.8)	1 916	174	9.1	2 206
Tobacco	947	893	(54)	(5.7)	971	(78)	(8.0)	938
Alcoholic beverages	642	638	(4)	(0.6)	619	19	3.1	637
Cannabis	76	82	6	7.9	77	5	6.5	31
TOTAL	23 325	24 597	1 272	5.5	21 377	3 220	15.1	21 348

The 2021-2022 forecast of $23 325 million represented a significant increase in household consumption1 and residential investment over the previous year. However, the economic rebound was greater than expected, driven in part by growth in household consumption and investment in residential construction, both of which were stimulated by the easing of health measures, the recovery of the labour market and the use of savings accumulated by households since the beginning of the pandemic. In addition, this increased consumption, combined with supply constraints, the labour shortage, and the geopolitical conflict between Russia and Ukraine, led to a larger-than-expected increase in consumer prices during the year.

As a result, the significant increase in household consumption, combined with the sharp rise in consumer prices, had a direct impact on the 5.5% upward change in consumer tax revenue from the 2021-2022 budget and the 15.1% growth in these revenues from the actual results for 2020-2021.

_____________________________________________

1 Excluding food expenditures and shelter.

8	PUBLIC ACCOUNTS 2021-2022

2.  Variance analysis (cont'd)

2.1. Own-source revenue (cont'd)

Duties and permits

FISCAL YEAR ENDED MARCH 31, 2022

(millions of dollars)

		Actual results	Change with		Actual results	Change with		Actual results
	Budget	as at	2021-2022		as at	2020-2021		as at
	2021-2022	March 31, 2022	budget		March 31, 2021	actual results		March 31, 2020
			M$	%		M$	%

Motor vehicles	1 449	1 525	76	5.2	1 413	112	7.9	1 390
Natural resources	1 591	2 371	780	49.0	1 778	593	33.4	1 392
Greenhouse gas emissions	1 047	1 299	252	24.1	635	664	104.6	997
Other	766	862	96	12.5	787	75	9.5	756
TOTAL	4 853	6 057	1 204	24.8	4 613	1 444	31.3	4 535

The 2021-2022 forecast of $4 853 million reflected growth in revenues from the carbon market and natural resources.

In the context of an economic recovery supported by domestic demand, these projected increases have materialized in the actual results as at March 31, 2022, to a greater extent than anticipated. This results in a significant 24.8% upward variation from the budget and a significant growth of 31.3% in revenue over the actual results as at March 31, 2021. These variations are mainly attributable to:

  a $439-million increase in mining revenues resulting from sustained market prices for metals since 2020;

  a $87-million increase in forestry royalties related to higher harvest volumes and the important increase in wood prices;

  an increase in revenue from the auction of Québec's greenhouse gas emission allowances (carbon market) of $664 million, when units unsold during auctions in May and August 2020 were put back up for sale in 2021-2022, combined with the increase in the average price of emission units.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	9

2.  Variance analysis (cont'd)

2.1. Own-source revenue (cont'd)

Miscellaneous revenue

FISCAL YEAR ENDED MARCH 31, 2022

(millions of dollars)

		Actual results	Change with		Actual results	Change with		Actual results
	Budget	as at	2021-2022		as at	2020-2021		as at
	2021-2022	March 31, 2022	budget		March 31, 2021	actual results		March 31, 2020
			M$ %			M$	%

Miscellaneous revenue	10 989	10 705	(284)	(2.6)	9 911	794	8.0	10 962

The 2021-2022 forecast of $10 989 million reflected growth in miscellaneous revenue resulting from the gradual reopening of the economy and the anticipated recovery of activities. The expected level of revenue was in the same range as that of actual pre-pandemic revenue, that is, as at March 31, 2020.

Actual miscellaneous revenue as at March 31, 2022 of $10 705 million were comparable to the budget, with a 2.6% downward variation from the budget. The effects of the gradual recovery of cultural and educational activities in schools and the impact of the return to normal operations of childcare services were realized as planned.

Compared to the previous fiscal year's actual results, revenue growth can be broken down as follows (millions of dollars):

	Actual results	Actual results	Change with		Actual results
	as at	as at	2020-2021		as at
	March 31, 2022	March 31, 2021	actual results		March 31, 2020
			M$	%

Sales of goods and services	5 538	4 601	937	20.4	5 306
User contributions	1 781	1 589	192	12.1	1 838
Interest on accounts receivable and loans	541	781	(240)	(30.7)	884
Income from portfolio investments	636	917	(281)	(30.6)	805
Fines, forfeitures and recoveries	934	856	78	9.1	878
Third-party donations	739	658	81	12.3	730
Tuition fees	410	399	11	2.8	406
Transfers from entities other than the federal government	126	110	16	14.5	115
TOTAL	10 705	9 911	794	8.0	10 962

10	PUBLIC ACCOUNTS 2021-2022

2.  Variance analysis (cont'd)

2.1.  Own-source revenue (cont'd)

Miscellaneous revenue (cont'd)

The overall growth of $794 million is mainly the result of increases in the sales of goods and services and user contributions. These increases are partially offset by decreases in interest income on accounts receivable and loans and by income from portfolio investments.

Sales of goods and services and user contributions

The total variation of $1 129 million is mainly due to the following elements:

  $405 million related to the increase in premium revenues from the public prescription drug insurance plan, generated in particular by the upward revision of the premium rate;

  $111 million related to the increase in revenues collected by school service centres and school boards for childcare services. This increase is due to revenue losses related to temporary school closures in 2020-2021;

  $151 million related to the increase in revenues from health and social services institutions, due to the negative impact of the pandemic on the previous year's results.

Interest on accounts receivable and loans

The $240-million decrease is mainly due to lower interest income of $181 million related to tax claims administered by the Agence du revenu du Québec.

Income from portfolio investments

The $281-million decrease is mainly due to lower investment income from the Generations Fund, which was $293 million lower than in the previous year, mainly because of smaller gains on disposal of investments.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	11

2.  Variance analysis (cont'd)

2.1. Own-source revenue (cont'd)

Revenue from government enterprises

FISCAL YEAR ENDED MARCH 31, 2022

(millions of dollars)

		Actual results	Change with		Actual results	Change with		Actual results
	Budget	as at	2021-2022		as at	2020-2021		as at
	2021-2022	March 31, 2022	budget		March 31, 2021	actual results		March 31, 2020
			M$	%		M$	%

Hydro-Québec	2 125	3 059	934	44.0	1 776	1 283	72.2	1 959
Société des alcools du Québec	1 282	1 349	67	5.2	1 219	130	10.7	1 226
Investissement Québec	92	341	249	270.7	987	(646)	(65.5)	(130)
Loto-Québec	1 061	1 118	57	5.4	433	685	158.2	1 328
Other	98	93	(5)	(5.1)	76	17	22.4	36
TOTAL	4 658	5 960	1 302	28.0	4 491	1 469	32.7	4 419

The 2021-2022 forecast of $4 658 million represented growth based on a gradual return to normalcy, including the gradual reopening of Loto-Québec facilities and increased electricity consumption in the commercial and industrial sectors, in line with the economic recovery.

Taking advantage of the economic rebound and the easing of the health measures, total revenue from government enterprises were significantly higher than forecast, which caused most of the 28.0% upward variation between the budget and the actual results as at March 31, 2022. This variation is explained, among other things, by increased demand for electricity, by the rise in the value of Hydro-Québec's exports, and by the good performance of the publicly listed equity portfolio and other Investissement Québec investments and its investment funds.

Compared with the actual results of 2020-2021, those of fiscal year 2021-2022 show growth of 32.7% which, although amplified by the economic upswing, is mainly explained by the negative effect of the pandemic on the performance of government enterprises in 2020-2021, particularly for Loto-Québec, which had temporarily stopped a large part of its activities. This growth is slightly offset by the performance of Investissement Québec, whose results for 2020-2021 were exceptionally strong, with a return on equity of 25.1% compared with 7.6% for 2021-2022.

12	PUBLIC ACCOUNTS 2021-2022

2.  Variance analysis (cont'd)

2.2. Federal government transfers

Federal government transfers

FISCAL YEAR ENDED MARCH 31, 2022

(millions of dollars)

		Actual results	Change with		Actual results	Change with		Actual results
	Budget	as at	2021-2022		as at	2020-2021		as at
	2021-2022	March 31, 2022	budget		March 31, 2021	actual results		March 31, 2020
			M$	%		M$	%

Equalization	13 119	13 119	―	―	13 252	(133)	(1.0)	13 124
Health transfers	7 025	8 203	1 178	16.8	6 800	1 403	20.6	6 617
Transfers for post-secondary education and other social programs	1 632	1 529	(103)	(6.3)	1 590	(61)	(3.8)	1 542
Other programs	5 123	6 333	1 210	23.6	9 074	(2 741)	(30.2)	3 945
TOTAL	26 899	29 184	2 285	8.5	30 716	(1 532)	(5.0)	25 228

The 2021-2022 forecast of $26 899 million assumed that certain federal government transfers resulting from agreements reached in the context of the pandemic were non-recurring. During the year, however, Québec benefited from the following unanticipated federal transfers, which explains a large part of the $2 285 million variation between the actual results and the 2021-2022 budget:

  one-time transfers of $902 million as a supplementary health transfer and of $226 million for the COVID-19 compensation plan;

  a $660-million transfer as a result of an asymmetrical childcare agreement totalling $6 000 million over five years;

  a $257-million additional transfer related to changes in the Canada Student Financial Assistance Program.

Moreover, the $1 532-million decrease in federal transfers compared with actual results for 2020-2021 is primarily due to:

  a one-time transfer of $661 million in 2020-2021 related to the agreement on efforts to mitigate the impact of COVID-19, which included measures to retain essential workers;

  a $3 064-million reduction in transfers related to the Safe Restart Agreement;

  a reduction in transfers of $172 million related to the Safe Return to Class Fund agreement to ensure the safety of students and staff in the context of the pandemic. Of the total $432-million envelope, $302 million was recorded in 2020-2021 and $130 million in 2021-2022.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	13

2.  Variance analysis (cont'd)

2.2. Federal government transfers (cont'd)

This decrease is partially offset by:

  additional transfers totalling $2 045 million in 2021-2022, not included in the budget, for health, childcare and the Canada Student Financial Assistance Program;

  an additional transfer of $221 million related to a new component of the health funding agreement, the safe long-term care component;

  an increase in federal transfer revenue for personal protective equipment and rapid screening tests received and used at March 31, 2022, equivalent to $182 million.

14	PUBLIC ACCOUNTS 2021-2022

2.  Variance analysis (cont'd)

2.3. Consolidated expenditure

Health and Social Services mission

FISCAL YEAR ENDED MARCH 31, 2022

(millions of dollars)

		Actual results	Change with		Actual results	Change with		Actual results
	Budget	as at	2021-2022		as at	2020-2021		as at
	2021-2022	March 31, 2022	budget		March 31, 2021	actual results		March 31, 2020
			M$	%		M$	%	(adjusted)

Transfers		6 590			6 167	423	6.9	5 246
Remuneration		35 931			32 980	2 951	8.9	28 488
Operating		13 770			14 237	(467)	(3.3)	10 116
Doubtful accounts and other allowances		77			92	(15)	(16.3)	81
TOTAL	51 264	56 368	5 104	10.0	53 476	2 892	5.4	43 931

This mission covers mainly the activities of the health and social services network and the programs administered by the Régie de l'assurance maladie du Québec. It includes expenditure related to the management of the COVID-19 health crisis in the health sector for a total of $7 617 million.

Expenditure for 2021-2022 exceeds the forecast by $5 104 million, a variation of 10.0%. This is mainly due to the addition of measures totalling $3 459 million to defeat the pandemic in the fall 2021 Update on Québec's Economic and Financial Situation. Thus, the difference between the actual results and the 2021-2022 budget is mainly explained by additional expenditures attributable to COVID-19, particularly expenditures arising from incentive bonuses and staff attraction and retention programs in the health sector.

Consolidated expenditure as at March 31, 2022, in the amount of $56 368 million, shows growth of $2 892 million over the actual results as at March 31, 2021. This change is primarily due to an increase in transfer and remuneration expenditures and is partially offset by a decrease in operating expenditures.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	15

2.  Variance analysis (cont'd)

2.3. Consolidated expenditure (cont'd)

Health and Social Services mission (cont'd)

Transfers

The $423-million increase in transfer expenditures is primarily due to:

  a $151-million increase in the public drug insurance plan, mainly due to increases in the average cost and number of prescriptions for individuals aged 65 and over;

  a $112-million increase in the senior assistance refundable tax credit due to an enhancement in the amount starting in 2021.

Remuneration

The $2 951-million increase in remuneration expenditures is primarily due to:

  a $2 300-million increase in remuneration in health and social services institutions, due in particular to staffing requirements for the vaccination campaign, incentive bonuses in the context of the pandemic and other measures arising from the new collective agreements;

  a $532-million increase in remuneration at the Régie de l'assurance maladie du Québec, due in particular to the resumption of certain non-emergency specialized medical interventions that were offloaded in 2020-2021.

Operating

The $467-million decrease in operating expenditures is due in part to a $1 640-million decrease in pandemic-related operating expenditures, caused primarily by a significant decrease in the average unit value of personal protective equipment compared to 2020-2021.

This decrease is partially offset by an overall increase of $1 173 million in other operating expenditures, such as the cost of drugs, medical, surgical and laboratory supplies in the health and social services network organizations, due in particular to a resumption of normal activities.

16	PUBLIC ACCOUNTS 2021-2022

2.  Variance analysis (cont'd)

2.3. Consolidated expenditure (cont'd)

Health and Social Services mission (cont'd)

Health sector expenditures for the management of the COVID-19 health crisis

The management of the pandemic has had a significant impact on expenditures in the health sector, particularly in the area of staff remuneration. The following table outlines the health and social services sector's pandemic-related expenditures for fiscal 2021-2022.

Health and social services sector expenditures related to the pandemic
(millions of dollars)

	2021-2022	2020-2021

Expenditure categories

Remuneration(1)	4 272	3 535

Operating(2)	2 503	4 143

Transfers(3)	842	945

Total	7 617	8 623

Note:  These are additional expenditures related to the pandemic, compiled by the organizations in the health and social services network (the list of organizations is presented in Appendix 3 of the consolidated financial statements), as well as those made by the Ministère de la Santé et des Services sociaux, the Régie de l'assurance maladie for the distribution of rapid sreening test kits and by the Prescription Drug Insurance Fund. These expenditures exclude the impact of the offloading of non-priority activities, which had a downward impact on health expenditures.

(1) Remuneration includes salaries for full-time staff and managers, including bonuses, overtime, employee benefits and payroll taxes. These costs do not include remuneration related to health professionals' claims to the Régie de l'assurance maladie du Québec for specific billing arrangements for COVID-19, with the exception of professionals' claims related to the distribution of rapid screening test kits.

(2) Operating expenditures include other direct costs related to COVID-19, such as personal protective equipment (for example, masks, gloves, gowns), medical supplies, rapid screening test kits, vaccines, transportation costs and staff training costs.

(3) Transfer expenditures include, in particular, payments to private seniors' homes and residential and long-term care centres, support to community organizations and hospital emergency services.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	17

2.  Variance analysis (cont'd)

2.3. Consolidated expenditure (cont'd)

Education and Culture mission

FISCAL YEAR ENDED MARCH 31, 2022

(millions of dollars)

		Actual results	Change with		Actual results	Change with		Actual results
	Budget	as at	2021-2022		as at	2020-2021		as at
	2021-2022	March 31, 2022	budget		March 31, 2021	actual results		March 31, 2020
			M$ %			M$	%	(adjusted)

Transfers		6 512			6 263	249	4.0	5 647
Remuneration		16 754			16 122	632	3.9	15 371
Operating		4 714			4 097	617	15.1	4 391
Doubtful accounts and other allowances		(1)			37	(38)	(102.7)	64
TOTAL	29 199	27 979	(1 220)	(4.2)	26 519	1 460	5.5	25 473

This mission mainly includes the activities of the education networks, student financial assistance, cultural sector programs, and programs related to immigration.

The mission's expenditures were $1 220 million lower than forecast. This difference is primarily due to:

  the non-realization of expenses in the higher education network caused, among other things, by the decrease in the number of clients compared to the forecast;

  the slower-than-expected resumption of certain activities of school service centres and school boards, as well as the labour shortage.

Moreover, the $1 460-million increase in expenditures compared to the actual results for 2020-2021 is mainly due to the change in transfer, remuneration and operating expenditures.

Transfers

The $249-million increase in transfer expenditures is due to a variety of changes including increased grants to private universities for staff remuneration.

Remuneration

The $632-million increase in remuneration expenditures is primarily due to the renewal of collective agreements in school service centres and school boards, pay increments and an increase in the number of teachers due to increased student enrolment.

Operating

The $617-million increase in operating expenditures includes the cancellation in 2020-2021, due to the pandemic, of part of the school transportation contracts, cultural outings, as well as lower costs for supplies in school service centres and school boards.

18	PUBLIC ACCOUNTS 2021-2022

2.  Variance analysis (cont'd)

2.3. Consolidated expenditure (cont'd)

Economy and Environment mission

FISCAL YEAR ENDED MARCH 31, 2022

(millions of dollars)

	Budget 2021-2022	Actual results as at March 31, 2022	Change with 2021-2022 budget		Actual results as at March 31, 2021	Change with 2020-2021 actual results		Actual results as at March 31, 2020
			M$	%		M$	%	(adjusted)

Transfers		13 655			12 713	942	7.4	10 436

Remuneration		1 721			1 605	116	7.2	1 591

Operating		4 408			3 809	599	15.7	4 415

Doubtful accounts and other allowances		(105)			539	(644)	(119.5)	1 311

TOTAL	19 622	19 679	57	0.3	18 666	1 013	5.4	17 753

This mission includes programs related to economic development, employment assistance, international relations, the environment and infrastructure support.

Actual results for 2021-2022, at $19 679 million, are $57 million higher than forecast. This change is primarly due to the following elements:

  advance payments for financial assistance on infrastructure projects1 announced in the 2022-2023 budget, leading to unbudgeted expenditure in 2021-2022:

- $1 120 million paid to the Société de transport de Montréal (STM) to contribute to the completion of six public transit projects for the Montréal metro, including the extension of the blue line and the Réno-Infrastructures program (phase III), which is aimed at replacing or rebuilding metro infrastructure,

- $247 million to complete the delivery of nearly 3 500 social housing units under the AccèsLogis program announced in the 2022-2023 budget;

  various unused or partially used budget envelopes as at March 31, 2022, causing lower-than-forecast expenditures including:

- $200 million in subsidies planned to enhance the 2030 Plan for a Green Economy, which focuses particularly on the electrification of the Québec economy. This enhancement was not used in 2021-2022,

- $148 million less than anticipated in subsidies awarded for the creation of social housing under the Canada-Québec agreement under the Rapid Housing Initiative. This is due to a slower-than-expected pace of construction due to labour shortages and procurement delays;

_____________________________________________

1 Financial assistance provided by the government for infrastructure projects before the work is done by the recipient.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	19

2.  Variance analysis (cont'd)

2.3. Consolidated expenditure (cont'd)

Economy and Environment mission (cont'd)

  lower-than-expected expenditures of $107 million for the tax credits for scientific research and experimental development. This decrease is attributable to a lower-than-expected number of users of this credit and a lower-than-expected average amount claimed;

  a revision of allowances for loans, investments and guaranteed financial initiatives due to the post-pandemic economic recovery, which resulted in an overall improvement in the financial position of the businesses concerned. Expenses for doubtful accounts and other allowances were $324 million below budget.

The $1 013-million increase in expenditure compared to the 2020-2021 actual results is mainly explained by the increase in transfer and operating expenditures, partially offset by the decrease in expenditure for doubtful accounts and other allowances.

Transfers

The $942-million increase in transfer expenditures over 2020-2021 is primarily due to:

  advance payments of subsidies for public transit and social housing totaling $1 367 million, including $1 120 million to the STM and $247 million for the AccèsLogis program;

  grants of $136 million for the acquisition of electric buses under the new school bus electrification program and an increase of $95 million in other mass transit grants compared to 2020-2021;

  new grants awarded in March 2022 for the measure to support the mobilization of Québec citizens, organizations and communities under the 2030 Plan for a Green Economy, including:

- $117 million to the Ville de Montréal to support the implementation of its 2020-2030 climate plan,

- $49 million to the Ville de Québec to support the implementation of its 2021-2025 Climate Transition and Action Plan;

  a $240-million increase in subsidies granted in 2021-2022 compared to 2020-2021 by the Société d'habitation du Québec, particularly under the second Canada-Québec agreement under the Rapid Housing Initiative.

This increase is partially offset by the non-recurrence of $1 285 million in subsidies granted in 2020-2021 under the emergency public transit assistance program implemented in the context of the COVID-19 pandemic.

Operating

The $599-million increase in operating expenditures is due to a variety of changes, including increased maintenance and repair expenditures and increased depreciation of road infrastructure.

Doubful accounts and other allowances

The $644-million reduction in doubtful accounts expenditures mainly stems from other than temporary declines in value of investments and increases in various allowances for loans, investments, and guaranteed financial initiatives in 2020-2021, in particular as a result of the COVID-19 pandemic.

20	PUBLIC ACCOUNTS 2021-2022

2.  Variance analysis (cont'd)

2.3. Consolidated expenditure (cont'd)

Support for Individuals and Families

FISCAL YEAR ENDED MARCH 31, 2022

(millions of dollars)

		Actual results	Change with		Actual results	Change with		Actual results
	Budget	as at	2021-2022		as at	2020-2021		as at
	2021-2022	March 31, 2022	budget		March 31, 2021	actual results		March 31, 2020
			M$	%		M$	%	(adjusted)

Transfers		14 230			10 086	4 144	41.1	9 956
Remuneration		635			604	31	5.1	583
Operating		369			332	37	11.1	356
Doubtful accounts and other allowances		23			41	(18)	(43.9)	21
TOTAL	11 663	15 257	3 594	30.8	11 063	4 194	37.9	10 916

This mission includes, among other things, expenditures for last-resort financial assistance, family and senior assistance, as well as certain legal aid measures.

Actual results for 2021-2022, at $15 257 million, are $3 594 million higher than forecast and $4 194 million higher than actual results for 2020-2021. These changes are primarily due to changes in transfer expenditures, many of which were announced after the initial 2021-2022 budget.

Transfers

The change in transfer expenditures compared to last year's forecast and results is mainly due to:

  the implementation of the exceptional cost of living allowance to help Quebecers cope with inflation, announced when the fall 2021 Update on Québec's Economic and Financial Situation was tabled. The expenditure associated with this measure amounts to $681 million in 2021-2022;

  a one-time payment of $500 per adult with an income of $100 000 or less to offset the rising cost of living, announced in the 2022-2023 budget in March 2022. The expenditure associated with this measure is $2 994 million in 2021-2022;

  a $319-million increase in expenditure for the refundable tax credit for childcare expenses.

Lastly, the difference from the forecast is partially offset by a $253-million lower-than-anticipated expenditure for individual and family assistance, which is primarily comprised of last-resort financial assistance.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	21

2.  Variance analysis (cont'd)

2.3. Consolidated expenditure (cont'd)

Administration and Justice

FISCAL YEAR ENDED MARCH 31, 2022

(millions of dollars)

		Actual results	Change with		Actual results	Change with		Actual results
	Budget	as at	2021-2022		as at	2020-2021		as at
	2021-2022	March 31, 2022	budget		March 31, 2021	actual results		March 31, 2020
			M$ %			M$	%	(adjusted)

Transfers		1 593			3 579	(1 986)	(55.5)	2 070
Remuneration		4 624			4 471	153	3.4	4 865
Operating		1 539			1 318	221	16.8	1 346
Doubtful accounts and other allowances		307			56	251	448.2	861
TOTAL	10 126	8 063	(2 063)	(20.4)	9 424	(1 361)	(14.4)	9 142

This mission includes primarily the activities of the legislative branch, central departments1 and public safety, and administrative programs. It also includes the Contingency Fund to provide for unforeseen expenses that may arise in any of the government programs.

As at March 31, 2022, expenditure for this mission, at $8 063 million, is $2 063 million lower than forecast, a decrease of 20.4%. This difference is mainly due to:

  the use of the Contingency Fund for the benefit of the Économie et environnement mission, relating to advance payments of subsidies for public transit and social housing totalling $1 367 million, that is, $1 120 million to the STM and $247 million to the AccèsLogis program.

  $534 million less than anticipated in subsidies to connect Quebecers to high-speed Internet. The envelope, based on the preliminary assessment of expenditures in the 2021-2022 budget, totaled $595 million, whereas the expenditure is $61 million as at March 31, 2022. The agreements with the high-speed Internet providers call for work to be done up to the envelope, which will essentially be done in 2022-2023.

Moreover, the $1 361-million decrease in actual expenditure in 2021-2022 is mainly due to the decrease in transfer expenditures, partially offset by the increase in doubtful accounts and other allowances.

_____________________________________________

1 Ministère des finances, ministère du Conseil exécutif and Conseil du trésor.

22	PUBLIC ACCOUNTS 2021-2022

2.  Variance analysis (cont'd)

2.3. Consolidated expenditure (cont'd)

Administration and Justice (cont'd)

Transfers

The $1 986-million decrease in transfers in 2021-2022 is notably due to a $599-million decrease in subsidies granted in 2021-2022 compared to 2020-2021 for the measure to connect Quebecers to high-speed Internet, and to the non-recurrence of the following subsidies:

  $885 million under the Safe Restart Agreement to support municipalities in the context of the COVID-19 pandemic;

  $199 million related to the Incentive Program to Retain Essential Workers;

  $201 million related to Québec's contribution to the Canada Emergency Commercial Rent Assistance program and to Québec's enhancement of this Canadian program in 2020-2021.

Doubful accounts and other allowances

The $251-million increase in doubtful accounts and other allowances is primarily due to the revision, as at March 31, 2021, of the COVID-19 pandemic's impact on the credit risk of individuals and companies.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	23

2.  Variance analysis (cont'd)

2.3.  Consolidated expenditure (cont'd)

Debt service

		Actual results	Change with		Actual results	Change with		Actual results
	Budget	as at	2021-2022		as at	2020-2021		as at
	2021-2022	March 31, 2022	budget		March 31, 2021	actual results		March 31, 2020
			M$	%		M$	%	(adjusted)

Debt service	8 613	8 640	27	0.3	7 689	951	12.4	7 676

Debt service consists of interest on direct debt1 and interest on pension plans2 and other employee future benefits liabilities for the public and parapublic sectors.

Debt service for 2021-2022 of $8 640 million is comparable to the budget forecast of $8 613 million. Compared to the 2020-2021 actual results, the $951-million increase in debt service is primarily due to higher interest rates.

Specifically, the increase in debt service is caused by a decrease of $1 306 million in income from the Sinking Fund relating to the province's borrowings, which is presented as a reduction of this expenditure. This decrease is mainly due to the fact that losses on disposal of investments were realized during the year while gains were recorded in 2020-2021. These gains and losses are closely related to changes in interest rates.

_____________________________________________

1 Interest on direct debt includes income (losses) from the Sinking Fund relating to government borrowings. This income (loss), which is deducted from (added to) debt service, consists of interest earned on investments and gains and losses on disposal.

2 This is interests on obligations related to pension plans and other employee future benefits in the public and parapublic sectors, decreased mainly by investment income from the Retirement Plans Sinking Fund (RPSF) and specific pension funds.

24	PUBLIC ACCOUNTS 2021-2022

▌ 3.  Balanced Budget Act

Budget balance and stabilization reserve

The purpose of the Balanced Budget Act (the Act) is to balance the budget of the government. It stipulates that the government may not incur a budgetary deficit after use of the stabilization reserve. The reserve is allocated to maintaining a balanced budget; its balance is reduced by the amount needed to achieve that balance. Moreover, the government may, under the conditions it determines, use the reserve to make payments to the Generations Fund. The balance of the reserve is reduced by the amount thus paid into the fund. The amounts allocated annually to the reserve correspond to the amount of the surplus recorded for that fiscal year, that is, a budgetary balance greater than zero. The reserve has no impact on the annual accounting surplus or deficit.

Fiscal year 2021-2022

In February 2022, in the context of the pandemic and in order to gradually reduce the deficit without adversely affecting services to Quebecers and the sustainable recovery of the economy, the Act was amended. The provisions prohibiting the recognition or forecasting of a budgetary deficit and those requiring the elimination of any deficit are suspended until the end of the fiscal year determined by the Minister, no later than at the time of the 2023-2024 budget. The government still achieved a balanced budget within the meaning of the Act, with a smaller-than-expected budgetary deficit and a stabilization reserve balance sufficient to cover the $772-million budgetary deficit identified after the allocation of $3 617 million to the Generations fund.

Budget balance within the meaning of the Balanced Budget Act

FISCAL YEAR ENDED MARCH 31, 2022

(millions of dollars)

	Budget 2021-2022	Actual results as at March 31, 2022

Annual surplus (deficit)	(9 170)	2 845

Revenue of the Generations Fund	(3 080)	(3 617)

Budget balance before use of the stabilization reserve	(12 250)	(772)

Use of the stabilization reserve		772

Budget balance	(12 250)	─

Stabilization reserve
(millions of dollars)

	Fiscal year ended March 31

	2022	2021

Opening balance	1 221	11 981

Use of the reserve to maintain a balanced budget	(772)	(10 760)

Closing balance	449	1 221

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	25

3.  Balanced Budget Act (cont'd)

Change in budget balance before use of the stabilization reserve and stabilization reserve balance as at March 31

(millions of dollars)

Note: From an accounting standpoint, this reserve has no impact on the annual surplus (deficit).

The effects of the financial crisis and global recession that had held sway from 2008-2009 led to a substantial deterioration in the government's financial balances for the subsequent years until 2013-2014. As a result, the government posted budgetary deficits in compliance with the Act for fiscal years 2012-2013 to 2014-2015.1 The year 2014-2015 represents a turning point, marking the beginning of a period during which the government's budgetary balances improved continuously until 2018-2019. Consequently, the stabilization reserve balance increased from 2015-2016 to 2019-2020.

On March 13, 2020, the Québec government declared a health emergency due to the global COVID-19 pandemic. Initiatives to address the crisis and stimulate the economy, combined with the impact of the lockdown and temporary institutional closures, significantly affected the government's financial results for years 2019-2020 to 2021-2022, resulting in the need to draw on the stabilization reserve in 2020-2021 and in 2021-2022 in order to achieve a balanced budget within the meaning of the Balanced Budget Act.

The change in the application of the accounting standard on government transfers also contributed to the 2020-2021 budgetary deficit before use of the stabilization reserve.

_____________________________________________

1 The provisions of the Balanced Budget Act prohibiting budgetary deficits did not apply for those years.

26	PUBLIC ACCOUNTS 2021-2022

3.  Balanced Budget Act (cont'd)

Generations Fund

The Generations Fund, created under the Act to reduce the debt and establish the Generations Fund, is used exclusively to repay the government's gross debt. The statement of change in the balance of the Generations Fund is presented in Note 13 "Generations Fund" of the consolidated financial statements.

Budget 2021-2022 forecast that the revenue of the Generations Fund would amount to $3 080 million. The fund's actual revenue is $3 617 million, or $537 million more than forecast. The fund's balance is $15 829 million as at March 31, 2022.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	27

▌ 4.  Analysis of main trends

The main trends analysis presented in this section uses financial information from the consolidated financial statements of the Gouvernement du Québec.

The data presented put into perspective the trends observed over the past 10 years for the following main items1:

  the annual surplus (deficit);

  consolidated revenue by source;

  consolidated expenditures by mission;

  the net book value of fixed assets;

  the government's gross debt.

Change in annual surplus (deficit)

(millions of dollars)

(1) The 2012-2013 deficit has increased owing to the recording of a loss of $1 876 million arising from discontinued operations following the closure of the Gentilly-2 nuclear generating station.

Between 2012-2013 and 2018-2019, annual results improved, which allowed for the return to a surplus starting in 2015-2016. This was driven by, among other things, restrained growth in program spending and a favourable economic environment.

_____________________________________________

1 Where financial statements have been restated in a subsequent fiscal year, the restated data has been used.

28	PUBLIC ACCOUNTS 2021-2022

4.  Analysis of main trends (cont'd)

This growth ended in 2019-2020 due to targeted initiatives in the budget and the COVID-19 pandemic, which resulted in lost revenue and additional expenses for the government. However, the government's finances were more impacted by the negative effects of the pandemic in 2020-2021, which explains the significant deficit of $4 226 million.

Lastly, despite the impact of the many measures adopted by the government to address the health emergency still in effect in 2021-2022, Québec's finances benefited from the positive effects of the economic rebound and were particularly stimulated by the easing of the health measures. Ultimately, the year 2021-2022 shows a surplus of $2 845 million, a significant increase over the previous year.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	29

4.  Analysis of main trends (cont'd)

Change in consolidated revenue

REVENUE BY SOURCE

(millions of dollars)

(1) Other revenue includes revenue from duties and permits as well as miscellaneous revenue.

The government's consolidated revenue rose from $87 839 million to $138 831 million from 2012-2013 to 2021-2022. The annual average growth of this revenue was 5.2%, while that of GDP was 4.0% over this period. Total revenue has grown constantly since 2012-2013.

Moreover, the growth in total consolidated revenue between 2020-2021 and 2021-2022 is more pronounced, with an increase of 13.2%, which was well above the average annual growth. This increase is essentially due to the change in tax revenue, other revenue and revenue from government enterprises which rose by 19.3%, 15.4% and 32.7% respectively. The post-pandemic economic rebound is responsible for these changes.

Tax revenue - Income and property taxes

Revenue from income and property taxes rose from $39 072 million in 2012-2013 to $62 328 million in 2021-2022. On average, this revenue grew by 5.3% per year over that period, owing in particular to an increase in the average wage and the number of jobs in Québec.

30	PUBLIC ACCOUNTS 2021-2022

4.  Analysis of main trends (cont'd)

Change in consolidated revenue (cont'd)

Tax revenue - Consumption taxes

Revenue from consumption taxes has grown regularly since 2012-2013, going from $16 079 million to $24 597 million in 2021-2022. The average annual growth rate for the period was 4.8% owing to sustained growth in retail sales and the harmonization of the QST with the GST as of January 1, 2013 for financial institutions.

Federal government transfers

Federal government transfer revenue rose from $17 517 million in 2012-2013 to $29 184 million in 2021-2022, which represents an average growth of 5.8% per year. With the exception of 2014-2015, when federal transfers remained relatively stable, this revenue has been growing steadily up to and including 2020-2021.

The increase between 2012-2013 and 2013-2014 is due in part to the payments from the federal compensation for harmonization of the sales taxes.

Between 2014-2015 and 2020-2021, this growth is due to the increase in all types of federal transfers and more specifically for 2020-2021, to federal government transfers made to support the implementation by the provinces of pandemic-related measures and to partly compensate Québec's efforts to mitigate the financial impact of the COVID-19 pandemic. The one-time nature of several support measures granted in 2020-2021 accounts for the decrease in transfer revenue in 2021-2022.

Government enterprises

Revenue from government enterprises, which consists mainly of the results of Hydro-Québec, Loto-Québec, the Société des alcools du Québec and Investissement Québec, went from $3 232 million in 2012-2013 to $5 960 million in 2021-2022, which corresponds to an average growth of 7% per year during that period.

Revenue from government enterprises decreased significantly in 2019-2020, due in particular to the effect of the weather and Hydro-Québec's exceptional gain in 2018-2019 from the partial sale of the TM4 subsidiary. This revenue then remained at the same level in 2020-2021 due to the impact of the pandemic. Lastly, the growth in this revenue in 2021-2022 is mainly due to the gradual recovery of activities combined with the post-pandemic economic recovery.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	31

4.  Analysis of main trends (cont'd)

Change in consolidated revenue (cont'd)

Other revenue

Other revenue increased from $11 939 million in 2012-2013 to $16 762 million in 2021-2022. The average annual growth in other revenue was 3.8% for this period. With the exception of 2019-2020 and 2020-2021, which show a decline, the change in other revenue reflects a relatively steady upward trend.

Factors explaining this growth include:

  the auction, since 2013-2014, of greenhouse gas emission allowances under Québec's cap-and-trade system for greenhouse gas emission allowances;

  growth in the income of the Generations Fund, in particular income from portfolio investments;

  growth in revenue from registration fees;

  growth in revenue from mining resources;

  an increase in revenue from user contributions in the health and social services and education networks.

32	PUBLIC ACCOUNTS 2021-2022

4.  Analysis of main trends (cont'd)

Change in consolidated expenditure

EXPENDITURE BY MISSIONS

(millions of dollars)

(1) The other missions are Economy and Environment, Support for Individuals and Families and Administration and Justice.

The government's consolidated expenditure level increased by $45 006 million from 2012-2013 to 2021-2022, from $90 980 million to $135 986 million. The average annual growth was 4.6%.

Health and Social Services and Education and Culture missions

The expenditures of the Health and Social Services and Education and Culture missions are constantly climbing, and this trend has been even more pronounced in the health sector, due in particular to the pandemic. Over the reference period, expenditure for these two missions grew by an annual average of 5.8% and 4% respectively, compared to 4.6% for total consolidated expenditure.

As at March 31, 2022, spending for health and education accounted for 62.1% of the government's consolidated expenditure and, of that share, 41.5% is for the Health and Social Services mission and 20.6% for the Education and Culture mission.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	33

4.  Analysis of main trends (cont'd)

Change in consolidated expenditure (cont'd)

Other missions

The expenditures of all the other missions have also increased in recent years, particularly because of:

  the increase in spending related to investments in road network improvement, development and maintenance, and in transportation systems;

  growth in spending on municipal affairs and housing, particularly to improve access to housing and to contribute to the repair and construction of water supply and sewer systems and the treatment of municipal wastewater in all regions of Québec;

  growth in financial support for childcare centres and other day care services;

  increased action on environmental protection, sustainable development and climate change;

  the increase in the budgets allocated to public safety, notably to cover costs related to the Sûreté du Québec, correctional services and policing affairs.

For the entire reference period, the proportion of expenditure for other missions relative to total consolidated expenditure remained relatively stable, ranging from 29.0% to 32.9%.

Debt service

Following an increase in expenditure between 2012-2013 and 2013-2014, debt service has declined steadily until 2019-2020, followed by a slight increase of 0.2% in 2020-2021 and a sharp increase of 12.4% in 2021-2022. This increase is primarily due to higher interest rates, which particularly led to losses on the disposal of assets in connection with the management of the investment activities of the sinking fund relating to government borrowings.1 Despite the increase in 2021-2022, the average annual decline in debt service is 1.4% for the entire reference period.

_____________________________________________

1 Income (loss) from the sinking fund relating to government borrowings is deducted from (added to) debt service. This consists of interest earned on investments and gains and losses on disposal.

34	PUBLIC ACCOUNTS 2021-2022

4.  Analysis of main trends (cont'd)

Change in the net book value of fixed assets

(millions of dollars)

Fixed assets can be broken down into several different categories, including complex networks, which consist mainly of net investments in road infrastructure. Such investments accounted for 34.9% of the total net book value of fixed assets as at March 31, 2022.

The net book value of fixed assets increased by $5 080 million over the past year, from $79 404 million as at March 31, 2021 to $84 484 million as at March 31, 2022. This increase shows that investments in fixed assets outstrip the related depreciation of the government's fixed assets as a whole.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	35

4.  Analysis of main trends (cont'd)

Government's gross debt

(millions of dollars)

As at March 31

	2022	2021
(adjusted)(1)

Debts before deferred foreign exchange gains (losses)	224 471	218 468

Plus:
Pension plans and other employee future benefits liabilities(2)	9 457	12 368

Less:
Generations Fund	(15 829)	(12 212)

Gross debt including advance borrowings	218 099	218 624

Less:
Advance borrowings	(7 147)	(7 396)

Gross debt	210 952	211 228

As a % of nominal GDP	41.8%	47.0%

(1) The gross debt as at March 31, 2021, was increased by $1 156 million to exclude from advance borrowings certain amounts held for entities not included in the government's reporting entity.

(2) This item consists of the pension plans and other employee future benefits liability of $9 888 million ($12 830 million as at March 31, 2021) and the other employee future benefits asset of $431 million ($462 million as at March 31, 2021).

Change in the government's gross debt

(millions of dollars)

(1) The value of the gross debt as at March 31, 2014 was increased by $709 M to reflect the taking over by Financement-Québec of loans belonging to the Financing Fund granted to entities not included in the government's reporting entity.

(2) The gross debt as at March 31, 2020 and March 31, 2021 was increased by $1 138 million and $1 156 million respectively to exclude from advance borrowings certain amounts held for entities not included in the government's reporting entity.

36	PUBLIC ACCOUNTS 2021-2022

4. Analysis of main trends (cont'd)

Increase of the gross debt from March 31, 2012 to March 31, 2022

Gross debt as at March 31, 2012 stood at $183 384 million. It amounted to $210 952 million as at March 31, 2022. Accordingly, for fiscal 2012-2013 to 2021-2022, the government's gross debt rose by $27 586 million. This increase is due to:

  investments of $34 642 million by the government in its fixed assets;

  investments, loans and advances totalling $16 683 million, some of which were made to government enterprises;

  budgetary deficits of $8 687 million.

The increase in the gross debt is offset by:

  deposits in the Generations Fund, which reduced the gross debt by $22 552 million;

  change in other factors which decreased the gross debt by $9 892 million.

Factors responsible for growth in the government's gross debt from March 31, 2012 to March 31, 2022

(millions of dollars)

(1) For the purpose of establishing the factors responsiblle for growth in the government's gross debt, the budget deficits (surpluses) were established based on the adjusted annual deficits (surpluses) established on page 28, minus the Generations Fund's revenues.

(2) Other factors include, in particular, the change in other items such as accounts receivable and accounts payable and accrued expenses.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	37

4.  Analysis of main trends (cont'd)

Net financial surpluses (requirements) and financing transactions

Net financial surpluses or requirements represent the gap between the government's cash receipts and cash payments. More specifically, they mark the government's available or required cash flow levels after it has conducted all its activities during a given fiscal year. They take into account:

  changes in annual surpluses (deficits);

  resources or requirements arising from, among other things, the acquisition or disposal of fixed assets, investments, loans and advances, as well as other activities such as the payment of accounts payable and accrued expenses and the collection of accounts receivable.

The primary objective of determining net financial surpluses or requirements is to provide the Ministère des Finances with the most accurate information so that it can make decisions about changes in government borrowing.

Generally, the impact of net financial surpluses or requirements will have a corresponding impact on gross debt, i.e. increases in net financial requirements will entail borrowing, thereby increasing gross debt, while net financial surpluses lead to loan repayments, thereby reducing gross debt.

Financing transactions

Financing transactions show the loans contracted (repaid) and the cash flow generated (used) for all government activities during the fiscal year.

Net financial surpluses (requirements) and financing transactions

(millions of dollars)

Fiscal year ended March 31

	2022	2021

Cash flow provided by operating activities	3 487	(6 559)

Cash flow used for investments activities(1)	(1 300)	(4 397)

Cash flow used for fixed asset investment activities	(9 584)	(8 367)

Net financial surplus (requirements)(2)	(7 397)	(19 323)

Cash flow provided by financing activities(1)	5 522	18 396

Change in cash flow during the fiscal year	1 875	927

Financing transactions	7 397	19 323

(1) Cash flows used for investment activities did not include anticipated titles repurchasing (anticipated titles repurchasings were $4 000 M as at March 31, 2021). For the purposes of the net financial surpluses (requirements) and financing transactions, those transactions are presented in the cash flows used for financing activities.

(2) The net financial surpluses (requirements) include financial requirements related to the payment of revenues dedicated to the Generations Fund totalling $3 617 M in 2021-2022 ($3 313 M in 2020-2021).

38	PUBLIC ACCOUNTS 2021-2022

▌ 5.  Results of the indicator analysis

The financial indicator analysis aims primarily to clarify and explain the information contained in the government' consolidated financial statements.1

The Gouvernement du Québec presents 10 indicators based on those established by the Public Sector Accounting Board in a Statement of Recommended Practice. These indicators are intended to measure a government's sustainability, flexibility and vulnerability.

  Sustainability refers to the degree to which the government can meet its existing financial obligations without increasing, in relative terms, the debt or tax burden on the economy.

  Flexibility is the extent to which the government can change its debt burden or the tax burden of its citizens to meet its existing financial obligations without compromising its ability to meet its future obligations.

  Vulnerability is the degree to which the government is dependent on sources of funding outside its control or influence.

Indicator's evolution over the past four years

(percent)

	2017-2018	2018-2019	2019-2020	2020-2021	2021-2022	4 years evolution
Sustainability
1. Assets / Liabilities	55.8	56.8	59.5	62.0	64.5
2. Gross debt / Total revenue	185.5	173.5	170.9	172.3	151.9
3. Expenditures by mission / Consolidated expenditure
3a. Expenditure for the Health and Social Services mission / Consolidated expenditure	38.1	38.9	38.2	42.2	41.5	n/a
3b. Expenditure for the Education and Culture mission / Consolidated expenditure	21.7	22.4	22.2	20.8	20.5	n/a
3c. Expenditure for the Debt service mission / Consolidated expenditure	8.8	8.2	6.7	6.1	6.4	n/a
3d. Expenditure for the other missions / Consolidated expenditure	31.4	30.5	32.9	30.9	31.6	n/a
4. Gross debt / GDP	48.0	45.3	43.4	47.0	41.8
5. Debt representing accumulated deficits / GDP	28.4	25.6	23.4	24.2	20.8
6. Consolidated expenditure / GDP	23.0	22.3	23.3	26.5	25.2
Flexibility
7. Debt service / Total revenue	8.5	7.6	6.6	6.3	6.2
8. NBV of fixed assets / Cost of fixed assets	56.1	56.0	56.0	56.4	56.8
9. Own-source revenue / GDP	20.5	20.8	19.9	20.5	21.7
Vulnerability
10. Federal government transfers / Total revenue	20.7	20.1	21.6	25.1	21.0

In this section, gross domestic products (GDP) used correspond to nominal GDPs as of September 27, 2022. Where applicable, GDPs for the reference years are adjusted for the purpose of calculating the indicators.

_____________________________________________

1 Where financial statements have been restated in a subsequent financial year, the restated data has been used

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	39

5.  Results of the indicator analysis (cont'd)

Indicator 1: Assets to total liabilities

This indicator illustrates the extent to which the government finances its current operations through liabilities. A ratio of over 100% indicates that a surplus was accumulated in the past and that the value of the government's financial and non-financial assets is higher than that of its liabilities. A ratio of less than 100% indicates that a deficit was accumulated in the past and that the value of the government's financial and non-financial assets is lower than that of its liabilities. An upward ratio illustrates a favourable trend.

Financial and non-financial assets

(percentage of total liabilities)

Note: The financial information has been restated to take into account changes in the presentation of certain other employee future benefits, which are now presented as an asset rather than as a reduction of the pension plan and other employee future benefits liability.

The ratio of financial and non-financial assets to total liabilities was 47.9% in 2012-2013. The ratio stood at 64.5% as at March 31, 2022. Taking the accumulated deficit into account, the value of assets is still lower than that of liabilities. In addition, an improvement can be observed in the ratio, showing that assets have climbed at a faster rate than liabilities. Over the past years, borrowings have been used mainly to finance fixed asset acquisitions.

40	PUBLIC ACCOUNTS 2021-2022

5.  Results of the indicator analysis (cont'd)

Indicator 2: Gross debt to total revenue

This indicator is intended to put the size of the government's gross debt into perspective by comparing it with the government's revenue. A declining ratio indicates a decrease in the relative weight of the gross debt.

Gross debt

(percentage of total revenue)

(1) The value of the ratio in 2012-2013 includes the impact of the recording of the loss of $1 876 M arising from discontinued operations following the closure of Hydro-Québec's Gentilly-2 nuclear generating station, which reduced revenue accordingly. Excluding this loss, the ratio amounts to 213.9%.

(2) The value of the gross debt as at March 31, 2014 was increased by $709 M to reflect the taking over by Financement-Québec of loans belonging to the Financing Fund granted to entities not included in the government's reporting entity.

(3) The gross debt as at March 31, 2020 and March 31, 2021 was increased by $1 138 million and $1 156 million respectively so that certain amounts held for entities not included in the government's reporting entity are excluded from advance borrowings.

Between 2012-2013 and 2021-2022, the change in the ratio shows a steady decline from 218.4% to 151.9%. This decline means that revenue is growing at a faster rate than debt. The more pronounced decline in the ratio in 2021-2022 is explained by a significant growth of 13.2% in total revenue, resulting mainly from the effects of the economic rebound, compared to a 0.1% decline in the gross debt for the same period.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	41

5.  Results of the indicator analysis (cont'd)

Indicator 3: Expenditures by missions to consolidated expenditure

This indicator illustrates the change in the breakdown of the government's consolidated expenditure among the missions.

Expenditures by missions

(millions of dollars and percentage of consolidated expenditure)

(1) Other missions are Economy and Environment, Support for Individuals and Families and Administration and Justice.

The expenses of the Health and Social Services mission have shown an average annual progression of 5.8% from 2012-2013 to 2021-2022, compared with 4.6% for consolidated expenditure. This reflects the growing proportion of expenditures for this mission which went from 37.4% to 41.5% over this period. The more pronounced increase in this mission between 2019-2020 and 2020-2021 is explained by the pandemic's impact on expenditure allocated to the health care system.

More generally, the increase in the share of expenditure for the Health and Social Services mission reflects, in particular, the increased needs attributable to the aging of the population. This indicator also shows that the proportion of expenditures devoted to the Education and Culture mission fell from 21.7% to 20.5%. Regarding the other mission expenditures, their share in consolidated expenditure went from 30.1% in 2012-2013 to 31.6% in 2021-2022. The share of expenditure devoted to Debt service fell from 10.8% in 2012-2013 to 6.4% in 2021-2022, an average annual decrease of 1.4%.

42	PUBLIC ACCOUNTS 2021-2022

5.  Results of the indicator analysis (cont'd)

Indicator 4: Gross debt to GDP

This indicator puts the government's gross debt and its ability to pay into perspective, as measured by GDP. A downward trend in this ratio reflects a decline in the relative weight of the gross debt.

Gross debt

(percentage of GDP)

(1) The value of the gross debt as at March 31, 2014 was increased by $709 M to reflect the taking over by Financement-Québec of loans belonging to the Financing Fund granted to entities not included in the government's reporting entity.

(2) The gross debt as at March 31, 2020 and March 31, 2021 was increased by $1 138 million and $1 156 million respectively so that certain amounts held for entities not included in the government's reporting entity are excluded from advance borrowings.

The ratio of gross debt to GDP was maintained between 2012-2013 and 2014-2015, and then gradually declined until 2019-2020, reaching a low of 43.4%. The 3.6-percentage-point increase in the ratio in 2020-2021, making it reach 47.0%, is attributable to an increase in the debt to confront the pandemic and a decrease in GDP stemming from the confinement measures, including the temporary closing of certain economic sectors. Lastly, strong GDP growth in 2021-2022, due primarily to the economic rebound following the easing of the health measures, has allowed this ratio to decline to a lower level than before the pandemic, reaching the lowest level of the entire reference period, with 41.8%.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	43

5.  Results of the indicator analysis (cont'd)

Indicator 5: Debt representing accumulated deficits to GDP

This indicator relates the debt representing accumulated deficits, or the debt not used to finance assets, with the government's ability to pay, as measured by GDP. A downward trend in this ratio means a reduction in the relative weight of the debt representing accumulated deficits.

Debt representing accumulated deficits

(percentage of GDP)

Note: Debt representing accumulated deficits corresponds to accumulated deficits before taking into account the stabilization reserve.

The ratio of the debt representing accumulated deficits to GDP was maintained from 2012-2013 to 2013-2014, and then gradually declined until 2019-2020, falling over the entire period from 35.5% to 23.4%. It then increased to 24.2% as at March 31, 2021. This 0.8-percentage-point increase in the ratio in relation to 2019-2020 is attributable to the deficit in the 2020-2021 fiscal year and a downturn in GDP stemming from the confinement measures, including the temporary closing of certain economic sectors. Lastly, strong GDP growth in 2021-2022, due primarily to the economic rebound, has allowed this ratio to decline to a lower level than before the pandemic, reaching the lowest level of the entire reference period, with 20.8%.

44	PUBLIC ACCOUNTS 2021-2022

5.  Results of the indicator analysis (cont'd)

Indicator 6: Consolidated expenditure to GDP

This indicator makes it possible to compare the growth of government spending with that of the economy over the years. A decline in this indicator means that spending is growing less rapidly than the economy. The indicator shows the change in the relative weight of the cost of public services in the economy.

Expenditures (excluding debt service)

(percentage of GDP)

Between 2012-2013 and 2019-2020, the consolidated expenditure-to-GDP ratio was maintained, fluctuating between 22.3% and 23.3%. In 2020-2021, the ratio jumped significantly to a high of 26.5% due to high expenditure growth. This growth is primarily due to one-time costs related to the COVID-19 pandemic combined with the decline in GDP caused by confinement measures, including the temporary shutdowns of certain economic sectors.

In 2021-2022, the ratio decreased by 1.3 percentage points, to 25.2%. This decrease was due to the fact that the 12.5% growth in GDP exceeded the 6.9% increase in expenditure in 2021-2022. The growth in GDP is related to the rebound in the economy, stimulated by the easing of the health measures. The increase in expenditure is explained by the one-time costs associated with the health emergency, including the costs to support the health system, and by the support measures provided to help the population cope with to the rising cost of living.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	45

5.  Results of the indicator analysis (cont'd)

Indicator 7: Debt service to total revenue

This indicator illustrates the share of government revenue that must be allocated to debt service. A decline in this ratio over time means that a larger share of revenue can be devoted to other mission expenditures.

Debt service

(percentage of total revenue)

Overall, the proportion of revenue devoted to debt service has fallen since 2012-2013, from 11.2% to 6.2% in 2021-2022. This share has been decreasing for the last eight years, but to a lesser extent for the last two years.

46	PUBLIC ACCOUNTS 2021-2022

5.  Results of the indicator analysis (cont'd)

Indicator 8: Net book value of fixed assets to the cost of fixed assets

This indicator shows the extent to which the estimated remaining useful life of tangible assets will enable the government to supply products and services in the future. An increase in this ratio indicates that on average the age of fixed assets is lower, and thus that their remaining useful life is longer. The fixed assets can thus be used for a longer period of time before they need to be replaced.

Net book value of fixed assets

(percentage of the cost of fixed assets)

The net book value to the cost of fixed assets indicator has gradually declined between 2012-2013 and 2018-2019 to a low of 56.0% at March 31, 2019. Following this decline, the ratio remained steady in 2019-2020 then increased until 2021-2022. This last increase shows that annual investments in fixed assets since 2019-2020 have outstripped the related annual depreciation of the government's fixed assets as a whole. As at March 31, 2022, the ratio was 56.8%.

Despite the variations observed, this ratio remains relatively stable, fluctuating between 56% and 57.3% over the reference period.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	47

5.  Results of the indicator analysis (cont'd)

Indicator 9: Own-source revenue to GDP

This indicator shows the proportion of collective wealth that the government must collect in order to fund public services. The government's own-source revenue consists of income tax and other taxes, user fees and other revenue derived from its enterprises in particular. This revenue includes all of the government's revenue, apart from transfers received from the federal government. A decline in this ratio over time tends to indicate that more created wealth is directly available to taxpayers, while an increase suggests reduced government flexibility regarding future revenues.

Own-source revenue

(percentage of GDP)

(1) The value of the ratio in 2012-2013 includes the impact of the recording of the loss of $1 876 M arising from discontinued operations following the closure of the Hydro-Québec's Gentilly-2 nuclear generating station, which reduced revenue accordingly. Excluding this loss, the ratio amounts to 20.3%.

From 2012-2013 to 2015-2016, the ratio of own-source revenue to GDP has continuously increased from 19.8% to 21.0%. This increase contributed to a return to a balanced budget in 2015-2016. The ratio has trended downward over the subsequent five-year period, to reach 19.9% in 2019-2020, mainly because of the measures to reduce the tax burden implemented by the government and the growth of the economy. The 2018-2019 rebound is primarily explained by income from portfolio investments of the Generations Fund resulting from withdrawals totalling $8 000 million, as well as an exceptional gain in Hydro-Québec's income related to the partial sale of a subsidiary. In 2020-2021, the ratio increased to 20.5% mainly because of the drop in GDP stemming from the confinement measures, including the temporary closing of certain economic sectors. Lastly, the economic recovery has caused the ratio of own-source revenue to GDP to jump to 21.7% in 2021-2022. Therefore, the 1.2-percentage-point increase in this ratio is explained by growth in own-source revenue exceeding that of GDP.

48	PUBLIC ACCOUNTS 2021-2022

5.  Results of the indicator analysis (cont'd)

Indicator 10: Transfers from the federal government to total revenue

Transfers received from the federal government comprise equalization payments, payments from transfers for health care, and for post-secondary education and other social programs, and amounts transferred under various agreements. This indicator measures the proportion of the Québec government's revenue that comes from the federal government.

Federal government transfers

(percentage of total revenue)

The proportion of federal government transfers in total revenue was 19.9% in 2012-2013 and 2013-2014. The proportion fell slightly in 2014-2015, to 19.3%, due to the end of payments of compensation for harmonization of the QST with the GST. Following the low reached in 2015-2016, the ratio rose over the next two years to stand at 20.7% in 2017-2018, owing in particular to the increase in equalization revenue and the increase in health transfers. This growth continued in 2019-2020 and reached 21.6% due to the increase in equalization revenue caused notably by wider gaps in average fiscal capacity among the 10 provinces. In 2020-2021, the ratio increased significantly to reach 25.1%, following an increase in federal government transfers, which aimed to support the implementation by the provinces of COVID-19 pandemic-related measures. In 2021-2022, federal transfers declined due in particular to smaller one-time transfers related to the pandemic than in the previous year. In contrast, total revenue grew significantly by 13.2% in 2021-2022 as the economy recovered. As a result, this ratio has decreased by 4.1 percentage points compared to 2020-2021 to reach 21.0% in 2021-2022.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	49

▌ 6.  Additional information

Financial statistics

These tables present certain financial information published in the government's consolidated financial statements1.

Table 1.1 - Historical data for consolidated financial statement items

FISCAL YEAR ENDED MARCH 31

(millions of dollars)

Fiscal year	Revenue	Expenditure	Surplus (deficit)(1)	Financial assets	Liabilities	Net debt(2)	Non-Financial assets	Accumulated deficit(3)
2021-2022	138 831	135 986	2 845	104 521	(296 729)	(192 208)	87 016	(105 192)
2020-2021	122 611	126 837	(4 226)	95 858	(286 103)	(190 245)	81 517	(108 728)
2019-2020	116 974	114 891	2 083	81 952	(265 769)	(183 817)	76 107	(107 710)
2018-2019	114 746	106 856	7 890	75 563	(260 098)	(184 535)	72 110	(112 425)
2017-2018	108 404	105 390	3 014	81 405	(269 535)	(188 130)	69 073	(119 057)
2016-2017	103 082	98 935	4 147	73 783	(265 224)	(191 441)	68 906	(122 535)
2015-2016	100 123	96 667	3 456	66 764	(261 260)	(194 496)	67 095	(127 401)
2014-2015	95 937	96 471	(534)	66 011	(260 981)	(194 970)	64 419	(130 551)
2013-2014	93 273	95 373	(2 100)	57 361	(249 226)	(191 865)	61 405	(130 460)
2012-2013	87 839	90 980	(3 141)	58 931	(242 603)	(183 672)	57 392	(126 280)

Note: The financial information was restated to take into consideration changes in the presentation of certain other employee future benefits which are now presented as an asset rather than as a reduction of the pension plan and other employee future benefits liability.

(1) The budget balance within the meaning of the Balanced Budget Act is presented in Table 1.3 (page 52).

(2) The net debt represents liabilities minus the financial assets presented in the consolidated statement of financial position.

(3) Table 1.2 (page 51) presents the breakdown of the annual change in accumulated deficit attributable to the comprehensive income of government enterprises and to accounting changes.

_____________________________________________

1 Where financial statements have been restated in a subsequent financial year, the restated data has been used.

50	PUBLIC ACCOUNTS 2021-2022

6.  Additional information (cont'd)

Financial statistics (cont'd)

Table 1.2 - Breakdown of the annual change in accumulated deficits attributable to the comprehensive income of government enterprises and to accounting changes

FISCAL YEAR ENDED MARCH 31

(millions of dollars)

Fiscal year	Enterprises comprehensive income and other	Restatements of accumulated deficit		Total for other factors	Accounting changes details
		Government enterprises	Departments and bodies
2021-2022	691	-	-	691
2020-2021	3 208	-	(12 504)	(9 296)	Departments and bodies: ($12 504 M) for the change in the application of the accounting standard on government transfers in order to account for transfer expenditures according to the completion progress of eligible work by transfer recipients.
2019-2020	2 632	-	-	2 632
2018-2019	(1 303)	45	-	(1 258)	Government enterprises: $10 M following Hydro-Québec's adoption of new guidance of the Financial Accounting Standards Board (FASB) on leases and $35 M resulting from accounting changes made by other government enterprises to comply with new International Financial Reporting Standards (IFRS) on financial instruments.
2017-2018	464	-	-	464
2016-2017	719	-	-	719
2015-2016	(306)	(107)	-	(413)	Government enterprises: ($107 M) to finalize the adjustments made in 2014-2015 in order to comply with IFRS.
2014-2015	550	(2 252)	294	(1 408)	Departments and bodies: $294 M for the adjustment to revenue for previous years, in respect of the sale tax, collected by Canada Revenue Agency from selected listed financial institutions;
					Government enterprises: ($2 252 M) in order to comply with IFRS.
2013-2014	(80)	(11)	-	(91)	Government enterprises: ($11 M) in order to comply with IFRS IAS 19 - Employee Benefits.
2012-2013	(360)	-	(1 098)	(1 458)	Departments and bodies: ($988 M) for the accounting policy change made to take into account the recommendations of the revised accounting standard on government transfers of the Public Sector Accounting Board; and ($110 M) in order to take into account the improvements to the method used to calculate tax revenue allowances.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	51

6.  Additional information (cont'd)

Financial statistics (cont'd)

Table 1.3 - Budget balance within the meaning of the Balanced Budget Act

FISCAL YEAR ENDED MARCH 31

(millions of dollars)

Fiscal Year	Restated Surplus (deficit)	Generations Fund	Sub-total	Accounting changes and other(1)		Use of the stabilization reserve	Budget balance(2)	Allocation to the stabilization reserve
2021-2022	2 845	(3 617)	(772)			772	―
2020-2021	(4 226)	(3 313)	(7 539)	(3 221)		10 760	―
2019-2020	2 083	(2 606)	(523)	527			4	(4)
2018-2019	7 890	(3 477)	4 413	390			4 803	(4 803)
2017-2018	3 014	(2 293)	721	1 901			2 622	(2 622)
2016-2017	4 147	(2 001)	2 146	215			2 361	(2 361)
2015-2016	3 456	(1 453)	2 003	188			2 191
2014-2015	(534)	(1 279)	(1 813)	1 088			(725)
2013-2014	(2 100)	(1 121)	(3 221)	397			(2 824)
2012-2013	(3 141)	(961)	(4 102)	2 502	(3)		(1 600)

(1) In order to comply with the Budget Balance Act's provisions, adjustements to the adjusted annual surpluses and deficits are required. Among those adjustments, accounting changes that require affecting the accumulated deficits must be considered in the fiscal year in which the change is made. Thus, adjustments have notably been made to take into account the fact that the change in application of the accounting standard respecting transfer payments must only affect the establishement of the 2020-2021 budget balance.

(2) The budget balance shows the achievement of a balanced budget in accordance with section 6 of the Act, which stipulates that the government may not incur a budgetary deficit. This section does not apply to the years 2009-2010 to 2014-2015 and from 2021-2022 until the end of the fiscal year as determined by the Minister, no later than at the time of the budget for fiscal year 2023-2024.

(3) The Act provides for the exclusion, in the calculation of the budget balance for fiscal 2012-2013, of the result arising from discontinued operations following the decision to close the Gentilly-2 nuclear generating station, presented in Hydro-Québec's annual consolidated financial statements.

52	PUBLIC ACCOUNTS 2021-2022

6.  Additional information (cont'd)

Financial statistics (cont'd)

Table 1.4 - Stabilization reserve

FISCAL YEAR ENDED MARCH 31

(millions of dollars)

Fiscal Year	Opening balance	Amounts allocated to the reserve	Amounts used to maintain a balanced budget	Deposits in the Generations Fund	Closing balance
2021-2022	1 221		(772)		449
2020-2021	11 981		(10 760)		1 221
2019-2020	11 977	4			11 981
2018-2019	7 174	4 803			11 977
2017-2018	4 552	2 622			7 174
2016-2017	2 191	2 361			4 552
2015-2016	―	2 191			2 191
2014-2015	―				―
2013-2014	―				―
2012-2013	―				―

Information by reporting sector

AS AT MARCH 31, 2022

Consolidated operations include financial information from numerous departments, bodies, funds and government enterprises. The government's financial framework presents consolidated financial forecasts for the revenue and expenditure of all of these entities, grouped by sector according to their control and accountability relationship with the government. Criteria such as ministerial accountability, legal framework, scope of authority delegated to management, funding method, degree of autonomy and nature of activities are used to classify the entities in the different sectors.

The following tables report on the operations of each of the sectors identified in the government's financial framework. Since it was possible to associate all revenue and expenditure items with a specific sector, it was not necessary to use allocation methods to allocate some of the items among two or more specific sectors.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	53

6.  Additional information (cont'd)

Information by reporting sector (cont'd)

Consolidated statement of operations by sector

AS AT MARCH 31, 2022

(millions of dollars)

	Consolidated Revenue Fund(1)

	General Fund	(2)	Tax-funded transfers	(3)	Government enterprises	(4)	Special funds	(5)

REVENUE
Income and property taxes	48 729		11 525				1 121
Consumption taxes	23 906		98				2 372
Duties and permits	422						3 217
Miscellaneous revenue
Revenue from government enterprises	1 642				5 960		3 202
Allocation of enterprises revenue	4 216				(5 217)		298
Total own-source revenue	78 915		11 623		743		10 210
Québec government transfers							14 264
Federal government transfers	26 375						541
Total revenue	105 290		11 623		743		25 015

EXPENDITURE
Health and Social Services	55 751		1 034				487
Education and Culture	27 939		723				118
Economy and Environment	16 543		1 486				10 162
Support for Individuals and Families	7 545		8 042				3 445
Administration and Justice	5 801		338				2 446
Sub-total	113 579		11 623		─		16 658
Debt service	6 403						1 838
Total expenditure	119 982		11 623		─		18 496
ANNUAL SURPLUS (DEFICIT)	(14 692)		─		743		6 519

54	PUBLIC ACCOUNTS 2021-2022

6.  Additional information (cont'd)

Specified purpose accounts	(6)	Generations Fund	(7)	Non-budget funded bodies	(8)	Organizations in the health and social services network	(9)	Organizations in the education networks	(9)	Consolidation adjustments	(10)	Consolidated results

								1 080		(127)		62 328
		500		33						(2 312)		24 597
		1 899		520						(1)		6 057
157		515		6 009		2 982		1 721		(5 523)		10 705
												5 960
		703										─
157		3 617		6 562		2 982		2 801		(7 963)		109 647
				15 075		37 680		17 870		(84 889)		─
1 804				1 220		348		253		(1 357	) (11)	29 184
1 961		3 617		22 857		41 010		20 924		(94 209)		138 831

202				14 302		40 098				(55 506)		56 368
278				780				19 993		(21 852)		27 979
1 417				3 803						(13 732)		19 679
24				211						(4 010)		15 257
40				2 991						(3 553)		8 063
1 961		─		22 087		40 098		19 993		(98 653)		127 346
				459		629		430		(1 119)		8 640
1 961		─		22 546		40 727		20 423		(99 772)		135 986
─		3 617		311		283		501		5 563		2 845

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	55

6.  Additional information (cont'd)

Information by reporting sector (cont'd)

(1) The Consolidated Revenue Fund consists of money collected or received from various sources over which the Parliament of Québec has the power of appropriation. The fund comprises a general fund and special funds.

(2) The general fund consists of money paid into the Consolidated Revenue Fund that has not been credited to a special fund under legislative provisions, as well as the expenditures of the National Assembly, persons appointed by it, departments and bodies administered by a minister whose budget is financed by appropriations allocated by the National Assembly. As stipulated in the Act respecting the Agence du revenu du Québec (CQLR, chapter A-7.003), tax revenue administered by the Agence du revenu du Québec on behalf of the government is reduced by the related allowances for doubtful accounts. In addition, income and property tax revenue is reduced by the refundable tax credits provided for in the Taxation Act (CQLR, chapter I-3); since, within the meaning of the Act, these credits are payments on account of tax payable or, overpayments of tax payable. This sector also includes the activities of the Health Services Fund.

(3) Tax revenue used to finance doubtful accounts related to this revenue and transfer expenditures made through the tax system are not subject to the allocation of appropriations by the National Assembly and are the focus of a specific reporting sector. A transfer expenditure made through the tax system is a refundable tax credit that provides a taxpayer with a financial benefit for a purpose other than that of reducing the taxes that the taxpayer would otherwise have been required to pay to the government.

(4) Government enterprises are distinct legal entities that have the power to carry out commercial activities. The sale of their goods or delivery of their services target individuals or organizations not included in the government's reporting entity. Therefore, these enterprises are financially autonomous in that their revenue from outside the reporting entity ensures that they carry out their activities and repay their debts on their own. Since their accounts are accounted for using the modified equity method, only their net surpluses for the fiscal year are presented in the table, after deducting the dividends paid into the general fund.

(5) A special fund is a fund established by an Act to provide for certain financial commitments of a minister, a budget-funded body or a non-budget-funded body exercising an adjudicative function. Legislative provisions determine which sums paid into the Consolidated Revenue Fund must be credited to a special fund. The results of the special funds do not include the activities of the Health Services Fund and the Generations Fund.

(6) A specified purpose account is a financial management mechanism created by a government order in council under legislative provisions. It allows a department to account in a distinct way for funds paid into the Consolidated Revenue Fund by a third party under a contract or an agreement that provides for the allocation of the funds to a specific purpose.

(7) The Generations Fund, created under the Act to reduce the debt and establish the Generations Fund (CQLR, chapter R-2.2.0.1), differs from other funds in that it is dedicated exclusively to repaying the government's debt.

(8) Non-budget-funded bodies depend in whole or in part on departments for their funding. However, non-budget-funded bodies have more autonomy than those funded by budgetary appropriations. Although non-budget-funded bodies also answer to a minister, the legislation grants their management more extensive funding and operating powers.

(9) The health and social services network includes integrated health and social services centres, as well as other public institutions and regional authorities.

The education networks are made up of the school service centres and school board network, the general and vocational college (CEGEP) network and the Université du Québec and its constituent universities network.

All of these organizations, which are funded largely through budgetary appropriations, are autonomous in regard to the delivery of public services. They are legal entities that are vested with the financial and administrative powers needed to provide public services, and they have a board of directors made up of elected or appointed local representatives from the area or sector served by each organization. In addition, the government's ability to dispose of their assets is subject to major restrictions.

(10) Consolidation adjustments stem mainly from the elimination of transactions and balances between entities in the different sectors. Therefore, the revenues and expenses of each sector are presented prior to the elimination of these items. However, transactions and balances between entities within the same sector are eliminated before the segment amounts are determined.

(11) The Québec government receives federal government transfer revenue which must be used for the purposes prescribed by the federal government in accordance with contracts or agreements entered into between the two parties. These funds are collected by the general fund and accounted for in specified purpose accounts. The sums are then paid to recipients when the latter become eligible. Consolidation adjustments are made to eliminate the federal transfer revenue related to the sums paid by the general fund to bodies included in the government's reporting entity.

56	PUBLIC ACCOUNTS 2021-2022

6.  Additional information (cont'd)

Information by departmental portfolio

To carry out its missions, the government sets up programs administered directly by government entities, including departments and bodies. The entities under the responsibility of a minister taken as a whole constitute a portfolio.

Expenditures under a departmental portfolio include those incurred by entities under the responsibility of a minister as well as tax-funded transfers that are relevant to the sector covered by the portfolio.

The data presented corresponds to portfolio and responsibilities established in the Expenditure Budget 2021-2022.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	57

6.  Additional information (cont'd)

Information by departmental portfolio (cont'd)

Expenditure by supercategory

AS AT MARCH 2022

(millions of dollars)

	Transfers	Remuneration	Operating

Éducation	1 049	13 203	3 478

Enseignement supérieur	4 126	3 810	1 018

Santé et Services sociaux	6 720	36 809	14 284

Other portfolios

Affaires municipales et Habitation	3 431	160	185

Agriculture, Pêcheries et Alimentation	983	202	89

Assemblée nationale		105	41

Conseil du trésor et Administration gouvernementale	56	1 057	1 662

Conseil exécutif	520	125	32

Culture et Communications	1 235	185	254

Économie et Innovation	2 887	66	199

Énergie et Ressources naturelles	279	146	167

Environnement et Lutte contre les changements climatiques	1 463	200	320

Famille	7 089	106	91

Finances	1 275	1 090	478

Forêts, Faune et Parcs	234	307	585

Immigration, Francisation et Intégration	147	135	83

Justice	282	747	397

Personnes désignées par l'Assemblée nationale	13	83	25

Relations internationales et Francophonie	60	69	30

Sécurité publique	181	1 484	587

Tourisme	247	56	106

Transports	3 603	697	2 882

Travail, Emploi et Solidarité sociale	7 975	486	200

Other portfolios	31 960	7 506	8 413

Sub-Total	43 855	61 328	27 193

Inter-portfolio eliminations(1)	(1 275)	(1 663)	(2 393)

Consolidated expenditure	42 580	59 665	24 800

(1) Consolidation adjustments resulting mainly from the elimination of reciprocal transactions between entities in different portfolios.

58	PUBLIC ACCOUNTS 2021-2022

6.  Additional information (cont'd)

Doubtful accounts and other allowances	Sub-total	Debt service	2022	2021

5	17 735	361	18 096	17 114

(4)	8 950	72	9 022	8 627

78	57 891	636	58 527	55 315

(166)	3 610	68	3 678	4 060

5	1 279		1 279	1 225

	146		146	145

1	2 776	101	2 877	2 784

	677		677	1 194

(2)	1 672	15	1 687	1 625

47	3 199	61	3 260	3 525

4	596	1	597	847

1	1 984		1 984	1 154

	7 286		7 286	6 803

289	3 132	8 384	11 516	10 976

(4)	1 122	2	1 124	1 182

	365		365	337

15	1 441		1 441	1 264

	121		121	103

	159		159	120

	2 252	2	2 254	2 281

1	410	14	424	455

8	7 190	768	7 958	7 375

24	8 685		8 685	5 065

223	48 102	9 416	57 518	52 520

302	132 678	10 484	143 162	133 576

(1)	(5 332)	(1 845)	(7 177)	(6 739)

301	127 346	8 640	135 986	126 837

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	59

Appendix 1

Risks and uncertainties

The following factors are elements of risk and uncertainty that are not directly dependent on the government but that can cause actual results to differ from forecast results, particularly:

  the economic forecasts the government uses to determine its annual budgetary revenue, particularly those concerning changes in economic growth, employment and the Consumer Price Index. For example, a 1-percentage-point difference in nominal GDP has an impact of about $1 000 million on own-source revenue excluding revenue from government enterprises;

  the level of spending, whose cost is related to the economic situation. For example, changes in the labour market affect the cost of employment assistance and income security programs. Similarly, in the health sector, the aging of the population raises the risk of cost overruns for medication and public services. To this must be added the public capital investment completion rate which affects expenditures related to the depreciation of fixed assets;

  revenue from government enterprises which varies according to assumptions concerning such things as weather conditions, which are hard to predict. For example, a variation of 1ºC in winter temperatures, compared to normal temperatures, has a nearly $120-million impact on Hydro-Québec's net earnings;

  the economic, taxation and population data the government uses to determine revenue from federal government transfers, as well as the negotiations carried out regularly with the federal government. These data and negotiations can both affect federal government transfer revenue;

  unforeseen situations such as a pandemic, natural catastrophes or work stoppages;

  the change in interest rates and in returns of the Retirement Plans Sinking Fund (RPSF), which have an impact on debt service;

  the risk that a financial intermediary will default on its contractual obligations (credit risk);

  the settlement of certain claims and lawsuits pending against the government before the courts.

The consolidated financial statements also set forth in its notes the uncertainties to which the estimates needed to prepare these statements are subject.

60	PUBLIC ACCOUNTS 2021-2022

Appendix 1

Risks and uncertainties (cont'd)

To reduce its exposure to risk, the government develops management strategies for some of these variables. With the help of economic, fiscal and budgetary policies, the government can influence its revenue and expenditure, other than debt service, by:

  using economic forecasts that do not anticipate overly high or overly low revenue-a situation that could lead to inappropriate policy decisions;

  monitoring economic, budgetary and financial indicators, including the monthly reports on its budgetary revenue and expenditure, and monitoring the results of the consolidated entities;

  implementing economic support measures.

A government cannot prevent a recession or an economic slowdown single-handedly. However, it has the necessary means to play a stabilizing role in order to offset the effects of an economic slowdown and speed up the recovery.

In addition, financing policies lead the government to have an impact on its debt service through various strategies.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENT	61

CONSOLIDATED

FINANCIAL

STATEMENTS

Statement of responsibility

The Comptroller of Finance is responsible for preparing the government's consolidated financial statements for the Minister of Finance in accordance with the provisions of section 86 of the Financial Administration Act (CQLR, chapter A-6.001). The Comptroller of Finance is also responsible for the integrity and objectivity of the consolidated financial statements in accordance with the accounting policies disclosed in the notes and with the public sector accounting standards.

To fulfill their accounting and financial reporting responsibilities, the Comptroller of Finance and the entities making up the government's reporting entity maintain financial management systems and internal controls that take costs, benefits and risks into account. These systems are designed to provide reasonable assurance that transactions are duly authorized by Parliament, carried out based on the adopted regulations and are properly recorded in order to account for the use of public funds.

The Comptroller of Finance obtains all the information needed to meet the accounting requirements from government departments, bodies, enterprises and funds and implements processes to ensure that this information is reliable. The Comptroller of Finance submits the government's consolidated financial statements for audit to the Auditor General of Québec which states the nature and scope of its audit and expresses its opinion in its independent auditor's report to the National Assembly.

The consolidated financial statements are part of the Public Accounts and are tabled annually in the National Assembly by the Minister of Finance.

On behalf of the Gouvernement du Québec,

Julie Gingras	Lucie Pageau, CPA
Deputy Minister of Finance	Comptroller of Finance

Québec, November 1st, 2022

CONSOLIDATED FINANCIAL STATEMENT	65

INDEPENDENT AUDITOR'S REPORT

To the National Assembly

Report on the Audit of the Consolidated Financial Statements

Opinion

I have audited the consolidated financial statements of the Gouvernement du Québec (the Government), which comprise the consolidated statement of financial position as at March 31, 2022, consolidated statement of operations and accumulated deficit, consolidated statement of change in net debt and consolidated statement of cash flow for the year then ended, and notes and appendices to the consolidated financial statements, including a summary of significant accounting policies.

In my opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Government as at March 31, 2022, and the consolidated results of its operations, the consolidated changes in its net debt and its consolidated cash flow for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Opinion

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of my report. I am independent of the Government in accordance with the ethical requirements that are relevant to my audit of the consolidated financial statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

CONSOLIDATED FINANCIAL STATEMENT	67

Other Information

Management is responsible for the other information. The other information comprises the information included in Volume 1 of the 2021-2022 Public Accounts, but does not include the consolidated financial statements and my auditor's report thereon.

My opinion on the consolidated financial statements does not cover the other information and I do not express any form of assurance conclusion thereon.

In connection with my audit of the consolidated financial statements, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or my knowledge obtained in the audit, or otherwise appears to be materially misstated.

I obtained Volume 1 of the 2021-2022 Public Accounts prior to the date of this auditor's report. If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact in this auditor's report. I have nothing to report in this regard.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Government's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting. Management believes the Government has the ability to continue its operations.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

My objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

68	PUBLIC ACCOUNTS 2021-2022

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

  Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Government's internal control.

  Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

  Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Government's ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor's report. However, future events or conditions may cause the Government to cease to continue as a going concern.

  Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

  Obtain sufficient appropriate audit evidence regarding the financial information of the entities or activities within the Government to express an opinion on the consolidated financial statements. I am responsible for the direction, supervision and performance of the group audit. I remain solely responsible for my audit opinion.

I communicate with management regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide management with a statement that I have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

CONSOLIDATED FINANCIAL STATEMENT	69

Report on Other Legal and Regulatory Requirements

As required by the Auditor General Act (CQLR, chapter V-5.01), I report that, in my opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Governement as at March 31, 2022, and the consolidated results of its operations and the changes in its consolidated financial position for the year then ended in accordance with the accounting policies of the Governement as stated in the notes to the consolidated financial statements.

As required by the Auditor General Act (CQLR, chapter V-5.01), I report that, in my opinion, these policies have been applied on a basis consistent with that of the preceding year.

Guylaine Leclerc, FCPA auditor

Auditor General of Québec

Québec, November 1st, 2022

70	PUBLIC ACCOUNTS 2021-2022

Consolidated statement of operations and accumulated deficit

FISCAL YEAR ENDED MARCH 31, 2022

(millions of dollars)

		2022		2021
			Actual	Actual
	Notes	Budget	results	results
(Note 3)

REVENUE	4
Income and property taxes		51 843	62 328	51 503
Consumption taxes		23 325	24 597	21 377
Duties and permits		4 853	6 057	4 613
Miscellaneous revenue		10 989	10 705	9 911
Revenue from government enterprises	11	4 658	5 960	4 491
Own-source revenue		95 668	109 647	91 895
Federal government transfers		26 899	29 184	30 716
Total revenue		122 567	138 831	122 611

EXPENDITURE BY GOVERNMENT MISSION	5
Health and Social Services		51 264	56 368	53 476
Education and Culture		29 199	27 979	26 519
Economy and Environment		19 622	19 679	18 666
Support for Individuals and Families		11 663	15 257	11 063
Administration and Justice		10 126	8 063	9 424
Sub-total		121 874	127 346	119 148
Debt service		8 613	8 640	7 689
Total expenditure		130 487	135 986	126 837

Provision for economic risks and other support and recovery measures		1 250	―	―

ANNUAL SURPLUS (DEFICIT)		(9 170)	2 845	(4 226)

ACCUMULATED DEFICIT, BEGINNING OF YEAR	6	(119 605)	(108 728)	(107 710)

Other comprehensive income items of government enterprises	6	―	691	3 208

ACCUMULATED DEFICIT, END OF YEAR	6	(128 775)	(105 192)	(108 728)

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENT	71

Consolidated statement of financial position

AS AT MARCH 31, 2022

(millions of dollars)

	Notes	2022	2021

FINANCIAL ASSETS
Cash and cash equivalents	7	10 357	12 244
Short-term investments	8	6 391	5 018
Accounts receivable	9	23 277	21 489
Portfolio investments	10	6 548	5 510
Investment in government enterprises	11	34 877	32 886
Loans	12	5 356	5 167
Generations Fund	13	15 829	12 212
Assets regarding other employee future benefits	19	431	462
Other financial assets	14	1 455	870
Total financial assets		104 521	95 858

LIABILITIES
Accounts payable and accrued expenses	15	49 718	43 081
Deferred revenue	16	9 116	8 005
Allowance for losses on guaranteed financial initiatives	17	573	758
Environmental liability	18	2 812	2 838
Liabilities regarding pension plans and other employee future benefits	19	9 888	12 830
Debts	20, 21	224 622	218 591
Total liabilities		296 729	286 103

NET DEBT		(192 208)	(190 245)

NON-FINANCIAL ASSETS
Fixed assets	22	84 484	79 404
Other non-financial assets	23	2 532	2 113
Total non-financial assets		87 016	81 517

ACCUMULATED DEFICIT	6	(105 192)	(108 728)
Contractual obligations and contractual rights	24
Contingencies	25

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

Julie Gingras	Lucie Pageau, CPA
Deputy Minister of Finance	Comptroller of Finance

72	PUBLIC ACCOUNTS 2021-2022

Consolidated statement of change in net debt

FISCAL YEAR ENDED MARCH 31, 2022

(millions of dollars)

		2022		2021

	Notes	Budget(1)	Actual results	Actual results

NET DEBT, BEGINNING OF YEAR		(199 060)	(190 245)	(183 817)

Annual surplus (deficit)		(9 170)	2 845	(4 226)

Change due to fixed assets	22

Acquisition and work in progress		(9 222)	(9 894)	(8 840)

Depreciation		4 432	4 581	4 399

Disposals, reductions in value and other			233	90

Total change due to fixed assets		(4 790)	(5 080)	(4 351)

Change due to other non-financial assets			(419)	(1 059)

Other comprehensive income items of government enterprises	11		691	3 208

Net increase in the net debt		(13 960)	(1 963)	(6 428)

NET DEBT, END OF YEAR		(213 020)	(192 208)	(190 245)

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

(1) According to data presented in Budget 2021-2022 of the Ministère des Finances tabled on March 25, 2021.

CONSOLIDATED FINANCIAL STATEMENT	73

Consolidated statement of cash flow

FISCAL YEAR ENDED MARCH 31, 2022

(millions of dollars)

	Notes	2022	2021

OPERATING ACTIVITIES(1)

Annual surplus (deficit)		2 845	(4 226)

Items not affecting cash flow	26	3 607	3 645

Change in assets and liabilities related to operations	26	4 421	1 217

Benefits paid for pension plans and other employee future benefits		(7 386)	(7 195)

Cash flow from (used for) operating activities		3 487	(6 559)

INVESTMENT ACTIVITIES(1)

Short-term investments made		(3 353)	(9 306)

Short-term investments received		1 980	2 024

Portfolio investments made		(1 913)	(1 116)

Portfolio investments received		911	735

Loans made		(1 294)	(1 409)

Loans received		834	459

Government enterprises

Equity related operations		(35)	(30)

Loans and advances made		(819)	(999)

Loans and advances received		321	419

Dividends received		5 193	3 362

Investments in the Generations Fund		(3 125)	(2 536)

Cash flow used for investment activities		(1 300)	(8 397)

FIXED ASSET INVESTMENT ACTIVITIES(1)

Fixed assets acquired		(9 652)	(8 426)

Fixed assets disposed of		68	59

Cash flow used for fixed assets investment activities		(9 584)	(8 367)

74	PUBLIC ACCOUNTS 2021-2022

Consolidated statement of cash flow (cont'd)

FISCAL YEAR ENDED MARCH 31, 2022

(millions of dollars)

	Notes	2022	2021

FINANCING ACTIVITIES(1)

Debt issued		25 018	39 514

Debt repaid		(19 562)	(17 391)

Pension plans and other employee future benefits

Reimbursements to depositors		170	165

Deposits to funds		(244)	(15)

Contributions deposited net of benefits paid		140	123

Cash flow from financing activities		5 522	22 396

Decrease in cash and cash equivalents		(1 875)	(927)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR		12 244	13 190

Cash and cash equivalents of organizations that are now businesses		(12)	(19)

CASH AND CASH EQUIVALENTS, END OF YEAR		10 357	12 244

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

(1) Non-cash transactions are not included in the consolidated statement of cash flow and are itemized in Note 26, "Cash flow information".

CONSOLIDATED FINANCIAL STATEMENT	75

Notes to the consolidated financial statements

▌ 1.  Summary of significant accounting policies

Accounting framework

The Gouvernement du Québec accounts for its financial transactions in accordance with the accounting policies adopted by the Conseil du trésor. The primary source of reference for establishing these policies are the Canadian public sector accounting standards.

Reporting entity and government partnerships

The government's reporting entity encompasses the financial transactions of the National Assembly and persons appointed by the National Assembly, departments and all the bodies, funds and enterprises under the government's control, that is, entities for which the government has the power to direct their financial and administrative policies, such that their activities will provide the government with anticipated benefits or expose it to a risk of loss.

All of the entities in the government's reporting entity over which the government exercises control are listed in Appendices 1 to 4. The government's consolidated financial statements also include the financial operations of the partnerships over which the government exercises shared control. Those partnerships with private sector partners or other governments are presented in Appendix 5.

Property held and fiduciary activities carried out by government departments and bodies on behalf of the designated beneficiaries mentioned in Appendix 6 are not included in the government's reporting entity.

Consolidation methods

The assets, liabilities, revenues and expenditures (hereafter referred to as "accounts") of entities included in the government's reporting entity, with the exception of government enterprises and commercial partnerships, are consolidated line by line in the financial statements. The financial transactions of government non-business partnerships are consolidated line by line, in proportion to the government's share in each of these accounts under shared control. Prior to consolidation, the accounts of each entity are harmonized according to the government's accounting policies. Finally, inter-entity transactions and balances as well as unrealized gains and losses relating to transactions on assets and liabilities that remain within the government's reporting entity are eliminated.

Investments in government enterprises and interests in government business partnerships represent a financial asset for the government and, given their commercial orientation, management autonomy and financial self-sufficiency, they are accounted for using the modified equity method.

76	PUBLIC ACCOUNTS 2021-2022

1.  Summary of significant accounting policies (cont'd)

Consolidation methods (cont'd)

According to this method, which does not require that accounting policies be harmonized with those of the government, investments and interests are accounted for at cost. Every year, the cost is adjusted based on the government's share in the results of these enterprises and government partnerships, with an offsetting entry to revenue, and based on its share in the other items of their comprehensive income, with an offsetting entry to accumulated deficit. The value of the investments is reduced by declared dividends and adjusted by the amount of the elimination of unrealized inter-entity gains and losses pertaining to assets and liabilities that remain within the government's reporting entity.

Translation of foreign currency

Foreign currency transactions are translated into Canadian dollars at the exchange rates in effect at the time of the transactions. At the end of the fiscal year, monetary assets and liabilities denominated in foreign currency are translated into Canadian dollars at the exchange rates in effect on that date. Gains and losses resulting from exchange rate fluctuations are recognized in the government's annual results, with the exception of unrealized gains or losses resulting from the translation of long-term items, which are deferred and amortized using the straight-line method over the remaining useful life of the assets or liabilities concerned.

Measurement uncertainty

Measurement uncertainty exists when there is a difference between the amount recorded or presented in the consolidated financial statements and another reasonably possible amount. Some uncertainties are called "material" when the range of reasonably possible amounts is wide and when the situation could influence decisions made by the users of the consolidated financial statements. The impact of the resolution of the uncertainties may be felt in the short term or in a longer term.

The government has determined that material measurement uncertainty in the short term was attributable to the assumptions used to determine the allowances for contingencies (Note 25) pertaining to lawsuits and disputes. Investment in government enterprises (Note 11), environmental liability (Note 18) and pension plans (Note 19) present a long-term material measurement uncertainty due to the assumptions used to determine their value.

Other measurement uncertainties are attributable to the estimates made in the course of the governmnent's regular operations. New events, experience acquired or the information available to the government may lead to short-term revision of the allowances for doubtful accounts in accounts receivable (Note 9), tax revenue and the corresponding receivable and payable amounts (Notes 9 and 15), long-term declines in portfolio investments (Note 10) and participation deposits held by the Generations Fund in a particular fund of the Caisse de dépôt et de placements du Québec (Note 13), allowances for loan declines (Note 12), grants to be paid at the rate of repayment of the loans contracted by the recipients (Note 15), deffered transfer revenue from the federal government (Note 16), and provisions for losses on guaranteed financial initiatives (Note 17).

CONSOLIDATED FINANCIAL STATEMENT	77

1.  Summary of significant accounting policies (cont'd)

Measurement uncertainty (cont'd)

Moreover, the useful life of fixed assets is estimated based on the period during which they should be of use to the government. The length of some contracts presented in the contractual obligations and contractual rights is also estimated.

The estimates and assumptions the government uses to record or present some items in the consolidated financial statements are based on the most reliable data and the most likely assumptions available, and require the application of professionnal judgment.

It is reasonably possible that the amounts will change after the annual revision of the estimates and assumptions. Accounting estimates are revised during the estimate revision period if they concern only that period, or during that revision period and the next ones if they concern several periods. Further information about the nature and circumstances giving rise to measurement uncertainty is presented in the appropriate Notes.

Special considerations

COVID-19 pandemic

In March 2020, the World Health Organization declared a worldwide pandemic caused by the novel coronavirus (COVID-19). This situation has perturbed both the worldwide and local economy and has required the introduction of various public health measures as well as financial assistance to individuals and businesses.

The resiliency of Québec's economy during the health crisis combined with governmental support measures ensures a faster-than-forecasted recovery of the economic activity. In 2021-2022, the recovery in the markets continued.

In order to create allowances for losses related to loans and loan guarantees and establish the value of investments, the government has notably taken into account the economic environment resulting from the COVID-19 pandemic. Since the length of the pandemic and its effects are unknown, the actual results of the coming fiscal years may differ from government estimates.

Moreover, the fair value of the investments held in participation deposits at the Caisse de dépôt et placement du Québec, presented in the various notes to the consolidated financial statement, was established by this entity while taking into account the best information available given the circumstances. Uncertainty regarding the length, gravity and extent of the pandemic, the effectiveness of government measures and all the economic impacts that may result from them could have future repercussions on those fair values. This is because these fair values will depend on the development of the situation in various economic sectors which remain uncertain and cannot be predicted at the current time.

78	PUBLIC ACCOUNTS 2021-2022

1.  Summary of significant accounting policies (cont'd)

Upcoming accounting standards

The Public Sector Accounting Board has issued new accounting standards effective April 1, 2022, and April 1, 2023.

Accounting standards effective April 1, 2022

PS 3450, Financial Instruments, PS 1201, Financial Statement Presentation, PS 2601, Foreign Currency Translation, PS 3041, Portfolio Investments

These standards establish how to account for and report all types of financial instruments, for example primary instruments such as receivables, payables, and equity instruments, as well as derivative financial instruments such as financial options, futures and forwards, interest rate swaps and currency swaps.

Derivatives and portfolio investments in equity instruments quoted in an active market must be measured at fair value. Other financial assets and liabilities should be measured at cost or amortized cost. Unrealized gains or losses resulting from changes in fair value or currency will be reported in the new statement of remeasurement gains and losses until the instrument is derecognized.

Moreover, this standard no longer makes a distinction between short-term investments and portfolio investments. As a result, investments that were previously classified as short-term investments must be reclassified to cash equivalents or portfolio investments, depending on their characteristics.

The government is currently evaluating the impact of these accounting standards on its consolidated financial statements and plans to apply them prospectively.

PS 3280, Asset Retirement Obligations

This standard provides guidance on the recognition, measurement and disclosure of legal obligations associated with the retirement of tangible capital assets. Generally, upon initial recognition of the liability, an equivalent asset is recognized. This asset is then depreciated over the useful life of the fixed asset subject to the asset retirement obligation.

The government is currently assessing the impact of this accounting standard on its consolidated financial statements and plans to apply it on a modified retroactive basis.1 The government's preliminary work shows that the main obligation arises from the presence of asbestos in some of its buildings.

_____________________________________________

1 Modified retroactive application means that amounts will be recorded based on the assumptions used as at April 1, 2022, rather than those that would have been used if the liability had been recorded when it arose.

CONSOLIDATED FINANCIAL STATEMENT	79

1.  Summary of significant accounting policies (cont'd)

Accounting standards effective April 1, 2023

PS 3400, Revenue

This standard provides guidance for the recognition, measurement and disclosure of revenue that are not dealt with in another standard. It distinguishes revenue arising from transactions that include performance obligations, which are those for which there is an enforceable promise to provide specific goods or services to a specific payor, and revenue arising from transactions that do not have performance obligations, which are referred to as non-exchange transactions.

The government is currently assessing the impact of this standard on its consolidated financial statements and plans to apply it retroactively. Based on the government's preliminary work, some of its revenues will no longer be available for deferral to a future year.

PS 3160, Public Private Partnerships

This standard provides guidance on the recognition, measurement and disclosure of infrastructure procured by the government as a public private partnership (PPP). In particular, it identifies what constitutes a PPP infrastructure asset and specifies that an asset and a liability should be recognized when the public sector entity acquires control.

The government is currently assessing the impact of this standard on its consolidated financial statements and expects to apply it retroactively. The adoption of this standard is not expected to have a significant impact on the government's current accounting for PPPs.

Guideline PSG-8, Purchased intangibles

This guideline addresses purchased intangibles, other than software, that will now be recognized if they meet the definition of an asset.

The government is currently assessing the impact of this guideline on its financial statements and plans to apply it prospectively. The adoption of this guideline is not expected to have a significant impact on the government's consolidated financial statements.

80	PUBLIC ACCOUNTS 2021-2022

1.  Summary of significant accounting policies (cont'd)

Significant accounting policies by component

To increase the consolidated financial statements' understandability, significant accounting policies by component are detailed in the note of each of the following components:

Notes	Components
Note 4	Revenue
Note 5	Expenditure
Note 6	Accumulated deficit
Note 7	Cash and cash equivalents
Note 8	Short-term investments
Note 9	Accounts receivable
Note 10	Portfolio investments
Note 11	Investments in government enterprises
Note 12	Loans
Note 13	Generations Fund
Note 14	Other financial assets
Note 15	Accounts payable and accrued expenses
Note 16	Deferred revenue
Note 17	Allowance for losses on guaranteed financial initiatives
Note 18	Environmental liability
Note 19	Assets and liabilities regarding pension plans and other employee future benefits
Note 21	Debts
Note 22	Fixed assets
Note 23	Other non-financial assets
Note 24	Contractual obligations and contractual rights
Note 25	Contingencies

CONSOLIDATED FINANCIAL STATEMENT	81

▌ 2.  Compliance with legislative authorizations

The government must be authorized by Parliament to draw money from the Consolidated Revenue Fund. Parliament grants this authorization by annually passing laws on appropriations or by including provisions in other laws, which authorize departments and budget-funded bodies to make expenditures, capital acquisitions, loans, investments, and bear other costs out of the general fund. For special funds, the annual expenditure and investment forecasts are approved by Parliament in the context of the adoption of appropriation acts or special acts, in particular when a special fund is established.

In accordance with section 86 of the Financial Administration Act (CQLR, chapter A-6.001), Volume 2 of public accounts reports on the annual use of legislative authorizations for investments and expenditures for each of the departmental portfolios and special funds.

For the fiscal year ended March 31, 2022, no surpluses of expenditures and other costs over voted appropriations were recognized. Surpluses of expenditures and investments of special funds over approved amounts of $1 375 million and $122 million respectively were recognized.

82	PUBLIC ACCOUNTS 2021-2022

▌ 3.  Reclassification of comparative financial information

Reclassification of budget forecasts

Budget forecasts for expenditures by government missions have been reclassified to ensure comparability with actual expenditures as at March 31, 2022. In the 2021-2022 budget, the $732-million budget forecast related to the change in application of the accounting standard respecting transfer payments has not been allocated between the missions, while the $2 592-million budget forecast related to new budget measures has been allocated to the Administration and Justice mission.

Reconciliation of forecasts between the 2021-2022 budget and the consolidated financial statements

(millions of dollars)

	Budget (1)	Reclassifications	Budget after reclassifications

DÉPENSES

Health and Social Services	51 260	4	51 264

Education and Culture	28 213	986	29 199

Economy and Environment	17 993	1 629	19 622

Support for Individuals and Families	11 614	49	11 663

Administration and Justice	12 062	(1 936)	10 126

Sub-total	121 142	732	121 874

Change in application of the accounting standard respecting transfer payments	732	(732)

Total	121 874	―	121 874

(1) According to data presented in Budget 2021-2022 of the Ministère des Finances tabled on March 25, 2021.

Reclassification of comparative financial data

Some of the 2020-2021 financial data have been reclassified to comply with the 2021-2022 presentation method.

CONSOLIDATED FINANCIAL STATEMENT	83

▌ 4.  Revenue

Significant accounting policies

Tax revenue (income and property taxes and consumption taxes)

Once the tax measures have been authorized by Parliament, tax revenue is recognized in the following manner:

- Personal income tax revenue and contributions dedicated to health services are recognized when the taxpayer earned the income subject to tax. Revenue not collected at the end of the fiscal year and refunds not yet issued are recorded on the basis of estimates established according to transactions that took place after the end of the fiscal year.

- Corporate income tax revenue is recognized at the time the funds are received. Receipts are primarily comprised of instalment payments the companies calculate based on estimates of their taxable earnings. These revenues are adjusted to take amounts in notices of assessment issued before the end of the fiscal year into account. The receivable or refundable amounts resulting from the variation between the estimated taxable income and the income actually earned by the companies during the fiscal year are not recorded because they cannot be accurately estimated.

- Revenue from school property taxes is recognized over the period in which such taxes are levied.

- Revenue from consumption taxes is recognized at the time of the sale of the products or the delivery of the services, after deducting tax credits.

Tax revenue does not take into account estimates concerning taxes due on unreported revenue within the time prescribed. These amounts are recorded when notices of assessments are issued or following tax checks activities or the filing of tax returns by taxpayers.

Duties and permits

Revenue from duties and permits is recognized when receivable. Where revenue is refundable on demand and is linked to clearly identifiable goods and services that must be rendered by the government to the holder of the duty or the permit, the revenue is recognized over the reference period of that duty or permit.

84	PUBLIC ACCOUNTS 2021-2022

4.  Revenue (cont'd)

Significant accounting policies (cont'd)

Miscellaneous revenue

Revenue from the sale of goods or services and from user contributions is recognized when the goods are sold or the services are provided.

Income from interest on accounts receivable and loans as well as income from portfolio investments are recognized as they are earned. They cease to be recorded when the recovery of interest or principal is not reasonably assured.

Revenue from donors other than governments is recognized in the year of its donation when such revenue is not designated for a specific purpose. When, on the contrary, such revenue is designated for a specific purpose, it is recognized in revenue according to the conditions of the designation. In the case of donations related to land, the revenue is recognized in the year of acquisition.

Revenue from tuition fees is recognized over the duration of the training in question.

Transfers from governments

Transfers from the federal government and other governments are recognized in revenue for the fiscal year in which they are authorized by the transferring government and in which the eligibility criteria are met, except if the stipulations create an obligation that meets the definition of a liability. Once a liability is recognized, the transfer is recorded in revenue as the liabilities are paid.

Measurement uncertainty

The measurement uncertainties that affect revenue are presented in Note 9 on accounts receivable, Note 11 on investment in government enterprises, Note 15 on accounts payable and accrued expenses and Note 16 on deferred revenue.

CONSOLIDATED FINANCIAL STATEMENT	85

4.  Revenue (cont'd)

Revenue by source

(millions of dollars)

	Fiscal year ended March 31

	2022	2021

Own-source revenue
Income and property taxes
Personal income tax	40 924	34 998
Contributions for health services	7 402	6 398
Corporate taxes	12 926	8 951
School property tax	1 076	1 156
	62 328	51 503
Consumption taxes
Sales(1)	20 894	17 794
Fuel	2 090	1 916
Tobacco	893	971
Alcoholic beverages	638	619
Cannabis	82	77
	24 597	21 377
Duties and permits
Motor vehicles	1 525	1 413
Natural resources	2 371	1 778
Greenhouse gas emissions	1 299	635
Other	862	787
	6 057	4 613
Miscellaneous revenue
Sales of goods and services	5 538	4 601
User contributions	1 781	1 589
Interest on accounts receivable and loans	541	781
Income from portfolio investments	636	917
Fines, forfeitures and recoveries	934	856
Third-party donations	739	658
Tuition fees	410	399
Transfers from entities other than the federal government	126	110
	10 705	9 911
Revenue from government enterprises
Hydro-Québec	3 059	1 776
Société des alcools du Québec	1 349	1 219
Loto-Québec	1 118	433
Investissement Québec	341	987
Other	93	76
	5 960	4 491
	109 647	91 895
Total own-source revenue
Federal government transfers
Equalization	13 119	13 252
Health transfers	8 203	6 800
Transfers for post-secondary education and other social programs	1 529	1 590
Other programs	6 333	9 074

Total federal government transfers	29 184	30 716

Total revenue	138 831	122 611

(1) The solidarity tax credit, worth $1 637 M ($1 702 M in 2020-2021), is an abatement since it is designed to refund certain taxes to low-income households. It is presented as a reduction of consumption tax revenue on sales.

86	PUBLIC ACCOUNTS 2021-2022

4.  Revenue (cont'd)

Income and property taxes - Additional information on refundable tax credits

In accordance with the applicable tax legislation, refundable tax credits reduce related tax revenue. However, Canadian public sector accounting standards require that these credits be presented in expenditure when they represent transfers funded by the tax system, that is, when they confer on a taxpayer a financial benefit other than a reduction of the income or other taxes that the taxpayer would otherwise have had to pay the government.

The refundable tax credits of $11 335 million ($7 350 million in 2020-2021) have been reclassified in transfer expenditures meaning that revenue derived from income and property taxes amount to $62 328 million ($51 503 million in 2020-2021).

Income and property taxes - Reclassification of refundable tax credits

(millions of dollars)

Fiscal year ended March 31

	2022			2021

Tax revenue
net of
	refundable	Refundable
	tax credits	tax credits	Total	Total

Income and property taxes

Personal income tax	31 694	9 230	40 924	34 998

Contributions for health services	7 402		7 402	6 398

Corporate taxes	10 821	2 105	12 926	8 951

School property tax	1 076		1 076	1 156

	50 993	11 335	62 328	51 503

CONSOLIDATED FINANCIAL STATEMENT	87

4.  Revenue (cont'd)

Additional information - Tax-funded transfer expenditures by government mission

(millions of dollars)

	Fiscal year ended March 31
	2022						2021

	EXPENDITURE BY GOVERNMENT MISSION

	Health	Education	Economy	Support for
	and Social	and	and	Individuals	Administration
	Services	Culture	Environment	and Families	and Justice	Total	Total

Income and property taxes
Personal income tax
Refundable tax credits
Increase in the cost of living				3 675		3 675	―
Family Allowance				3 281		3 281	3 264
Childcare expenses				854		854	535
Home-support services for seniors	589					589	630
Senior assistance	217					217	105
Work premium				182		182	176
Caregivers	162					162	155
Québec education savings incentive		136				136	102
Other	66	21	20	25	2	134	134
	1 034	157	20	8 017	2	9 230	5 101

Corporate taxes
Refundable tax credits
Film production		500				500	442
E-business development			432			432	482
Scientific research and
experimental development			358			358	484
Multimedia titles			301			301	298
Investments			193			193	166
Other		66	182	25	48	321	377
	―	566	1 466	25	48	2 105	2 249

	1 034	723	1 486	8 042	50	11 335	7 350

88	PUBLIC ACCOUNTS 2021-2022

▌ 5.  Expenditure

Significant accounting policies

Transfer expenditures

Transfer expenditures are recognized in the fiscal year during which they are duly authorized and in which the recipients satisfied the eligibility criteria.

Remuneration and operating expenses

Remuneration and operating expenses are recorded in the fiscal year during which the goods are consumed or the services are delivered.

Measurement uncertainty

Measurement uncertainties that affect expenditures are presented in Note 9 on accounts receivable, Note 10 on portfolio investments, Note 12 on loans, Note 15 on accounts payable and accrued expenses, Note 17 on allowance for losses on guaranteed financial initiatives, Note 18 on environmental liability, Note 19 on pension plans and other future benefits and Note 25 on contingencies.

CONSOLIDATED FINANCIAL STATEMENT	89

5.  Expenditure (cont'd)

Expenditure by supercategory

(millions of dollars)

	Fiscal year ended March 31

	2022	2021

Expenditure excluding debt service

Transfers	42 580	38 808

Remuneration	59 665	55 782

Operating(1)	24 800	23 793

Doubtful accounts and other allowances	301	765

Total expenditure excluding debt service	127 346	119 148

Debt service

Interest on debts	7 951	7 896

Less:

(Losses) revenue on investment of the sinking funds relating to borrowings	(173)	1 133

Revenue (losses) on cash equivalents and on short-term investments	54	(41)

	8 070	6 804

Interest on obligations relating to accrued benefits under the pension plans and employee future benefits	7 331	7 128

Less:

Investment income of the Retirement Plans Sinking Fund and specific pension funds	6 639	6 120

Investment income of other employee future benefit funds	122	123

	570	885

Total debt service	8 640	7 689

Total expenditure	135 986	126 837

(1) Operating expenditure include equipment and procurement (for example, drugs and medical and surgical supplies), professional fees, private sector services to individuals in private long-term care centres, maintenance and repairs, transportation services, advertising and communication services, as well as depreciation of fixed assets. In 2021-2022, the depreciation expense for fixed assets was $4 581M ($4 399 M en 2020-2021).

90	PUBLIC ACCOUNTS 2021-2022

▌ 6.  Accumulated deficit

Significant accounting policies

Government enterprises record some unrealized gains or losses on financial instruments and the actuarial gains or losses on future benefits among the other items of comprehensive income, in accordance with International Financial Reporting Standards (IFRS). Those other items are not included in the government's annual results and are recorded directly in the accumulated deficit. When these gains or losses on financial instruments are realized, they will be reclassified in revenue from government enterprises and recognized as such in the government's annual result. Actuarial gains and losses on future benefits will never be reclassified among the government's annual results.

Details of accumulated deficit

(millions of dollars)

		As at March 31

	Notes	2022	2021

ACCUMULATED DEFICIT, BEGINNING OF YEAR		(108 728)	(107 710)

Annual surplus (deficit)		2 845	(4 226)

Other comprehensive income items of government enterprises	11	691	3 208

ACCUMULATED DEFICIT, END OF YEAR		(105 192)	(108 728)

Accumulated other items of comprehensive income of government enterprises

(millions of dollars)

		Fiscal year ended March 31
		2022				2021
			Unrealized
		Actuarial gains	gains (losses)
		on employee	on financial
	Notes	future benefits	instruments	Other	Total	Total

Opening balance		4 760	65	39	4 864	1 652

Other comprehensive income items of government enterprises	11	1 769	(1 090)	12	691	3 208

		6 529	(1 025)	51	5 555	4 860

Items reclassified in other shareholders' equity items		(12)			(12)	4

Closing balance	11	6 517	(1 025)	51	5 543	4 864

CONSOLIDATED FINANCIAL STATEMENT	91

▌ 7.  Cash and cash equivalents

Significant accounting policy
Cash and cash equivalents are comprised of cash and investments with an initial maturity of three months or less generally.

Cash and cash equivalents

(millions of dollars)

As at March 31

	2022	2021

Cash	6 246	3 844

Cash equivalents	4 111	8 400

	10 357	12 244

Securities held and weighted average rate by cash equivalents categories

		As at March 31
	Weighted
	average rate	2022	2021
	(percent)	(millions of dollars)	(millions of dollars)

Banker's acceptances	0.52	516	5 023

Notes	0.58	1 027	1 444

Treasury Bills	0.43	358	8

Deposit certificates	0.58	521	1 036

Term deposits	0.89	341	284

Bonds	0.50	1 094	381

Other	0.40	254	224

	0.55	4 111	8 400

92	PUBLIC ACCOUNTS 2021-2022

▌ 8.  Short-term investments

Significant accounting policy
Short-term investments are highly liquid investments that the government does not intend to keep for more than one year. They are recorded at the lower of cost and fair value.

Securities held and weighted average rate by category

			As at March 31
	Weighted
	average rate		2022	2021
	(percent)		(millions of dollars)	(millions of dollars)

Bonds and notes	0.51		6 272	4 966

Other	0.85		119	52

	0.42	(1)	6 391	5 018

(1) This rate corresponds to the effective rate for short-term investments held as at March 31 and takes into account interest rate swap contracts.

CONSOLIDATED FINANCIAL STATEMENT	93

▌ 9.  Accounts receivable

Significant accounting policies

Receivables are initially recorded at cost, except for income taxes and other taxes receivable, which are recorded at realizable value, that is, an amount equivalent to what the government expects to receive. The receivables are then brought down to their net recoverable value by means of an allowance for doubtful accounts. The annual change in this allowance is charged to expenditure.

Revenue from personal income tax, contributions for health services and consumption taxes uncollected at the end of the fiscal year are recorded as income taxes and other taxes receivable; the amounts are estimated based on transactions carried out after the end of the fiscal year.

Revenue from corporate income taxes uncollected at the end of the fiscal year is recorded as taxes receivable; the amounts are based on notices of assessment issued before the end of the fiscal year.

Measurement uncertainty

Initial assessment of income taxes and other taxes receivable

Income taxes and other taxes receivable stemming from notices of assessment issued after tax checks and contested taxpayer notices are based on estimates that may be hard to measure. The initial evaluation of the amounts the government expects to collect with regard to such notices is based on the settlement rates of similar files in the past. Adjustments resulting from new information obtained after checks or court rulings are recorded in the fiscal year when they become known.

Estimate of the allowance for doubtful accounts

The value of the allowance for doubtful accounts relating to taxes receivable is uncertain due to the fact that it is estimated on the basis of a statistical sample of accounts receivable representative of the population as a whole. The accounts receivable's potential recoverable amount in the sample is determined primarily by considering the financial position of taxpayers.

94	PUBLIC ACCOUNTS 2021-2022

9.  Accounts receivable (cont'd)

Details of accounts receivable

(millions of dollars)

As at March 31

	2022	2021

Income taxes and other taxes receivable

Income and property taxes	10 552	9 612

Consumption taxes	5 196	4 732

Duties and permits	577	594

Miscellaneous revenue	5 848	5 637

	22 173	20 575

Allowance for doubtful accounts	(2 609)	(2 648)

	19 564	17 927

Revenue from government enterprises - dividends	447	423

Federal government transfers	3 266	3 139

	23 277	21 489

CONSOLIDATED FINANCIAL STATEMENT	95

▌ 10.  Portfolio investments

Significant accounting policies

Portfolio investments are recorded at cost.

When portfolio investments have significant concessionary terms, that is, if there is a difference of over 25% between their face value and their present value at the government's average debt rate, the portfolio investments are recorded at their present value when they take effect. This difference constitutes a grant component, which is recognized as an expense. Subsequently, the investment income is recognized and added to the book value of the portfolio investment until their maturity date, using the effective interest method.

When a portfolio investment experiences a loss in value that is other than a temporary decline, its book value is reduced to reflect the decline in value, which is charged to expenditure. Any write-off of the book value of a portfolio investment is recorded as an expenditure and, if subsequently recovered, it is recognized as a revenue.

Measurement uncertainty

Portfolio investments in shares and equity are subject to measurement uncertainty because assumptions are used to estimate the recoverable value of the investments. The factors the government relies on for determining whether there is a loss in value that is other than a temporary decline in its investments include their length and how sharply the fair value declined compared to cost. For private equity, the government estimates the recoverable value with the help of experts and approaches based on models that take into account current economic conditions, the financial situation and the profitability outlook for each issuing entity.

Participation deposits, bonds and notes have not lost long-term value, since their fair value is higher than their cost.

96	PUBLIC ACCOUNTS 2021-2022

10.  Portfolio investments (cont'd)

Portfolio investments by entity category and nature of securities held

(millions of dollars)

	As at March 31

	2022					2021

	Shares and
	capital		Participation	Bonds
	investments(1)		deposits (2)	and notes	Total	Total

Federal and provincial governments				974	974	548

Municipalities and municipal bodies				423	423	536

Enterprises	3 055			74	3 129	2 649

Non-profit and fiduciary organizations			1 983	1	1 984	1 719

Other	17			21	38	58

	3 072	(3)	1 983	1 493	6 548	5 510	(3)

(1) The quoted market value of marketable securities on active markets was $609 M ($465 M as at March 31, 2021) and their book value was $314 M ($203 M as at March 31, 2021).

(2) The government holds participation units in specific funds entrusted to the Caisse de dépôt et placement du Québec.

(3) The value of the portfolio investments was reduced by $126 M ($138 M as at March 31, 2021), which represents the impact of the significantly advantageous terms of some of those investments.

CONSOLIDATED FINANCIAL STATEMENT	97

▌ 11.  Investment in government enterprises

Significant accounting policies

Investment in government enterprises is recorded using the modified equity method based on the government's proportionate share of each enterprise.

The financial information from government enterprises is based on the IFRS, except for information from Hydro-Québec, which is based on generally accepted accounting principles (GAAP) in the United States. Adjustments are made to Hydro-Québec's financial information to bring it in line with the IFRS; such adjustments mainly concern employee future benefits, financial instruments and asset retirement obligations.

Material measurement uncertainty

Each government enterprise is subject to specific measurement uncertainties inherent to its own activities. These uncertainties are mainly with respect to revenue, other liabilities, including pension plans and other future benefits, fixed assets and financial instruments.

98	PUBLIC ACCOUNTS 2021-2022

11.  Investment in government enterprises (cont'd)

Financial information on government enterprises

(millions of dollars)

	As at March 31

	2022										2021

						Investis-		Société des
						sement	Loto-	alcools du
	Hydro-Québec					Québec	Québec	Québec	Other	Total	Total

	(US GAAP)			(IFRS)

			Adjustments for
	December 31,		the three-month	Adjustments -	March 31,
	2021		periods	IFRS (1)	2022

STATEMENT OF OPERATIONS

Revenue	14 526		704	58	15 288	1 439	2 218	3 917	713	23 575	21 444

Expenditure	10 962		283	982	12 227	1 095	1 075	2 568	620	17 585	17 049

Annual (deficit) surplus	3 564		421	(924)	3 061	344	1 143	1 349	93	5 990	4 395

Consolidation adjustments					(2)	(3)	(25)			(30)	96

Revenue from government enterprises					3 059	341	1 118	1 349	93	5 960	4 491

Other comprehensive income items	1 047		(510)	134	671	(46)	65	―	1	691	3 208

STATEMENT OF FINANCIAL POSITION

Fixed assets	69 695		229	988	70 912	212	674	201	378	72 377	70 400

Other assets	13 003		1 831	2 778	17 612	10 412	359	1 126	352	29 861	27 885

Total assets	82 698		2 060	3 766	88 524	10 624	1 033	1 327	730	102 238	98 285

Debts and advances	49 698		3 055	155	52 908	5 378	359	315	140	59 100	58 400

Other liabilities	9 740		(2 816)	1 053	7 977(2)	516	418	975	375	10 261	8 506

Total liabilities	59 438		239	1 208	60 885	5 894	777	1 290	515	69 361	66 906

Accumulated other comprehensive income items	(2 063)		(241)	7 714	5 410	(29)	170	(7)	1	5 545	4 864

Other shareholders' equity items	25 323		2 062	(5 156)	22 229	4 759	86	44	214	27 332	26 515

Total shareholders' equity	23 260		1 821	2 558	27 639	4 730	256	37	215	32 877	31 379

Consolidation adjustments					21	25			(2)	44	49

Equity value (modified method)					27 660	4 755	256	37	213	32 921	31 428

Loans						1 634	230		92	1 956	1 458

Investment in government enterprises					27 660	6 389	486	37	305	34 877	32 886

Dividends and other contributions paid	2 673					―	1 143	1 350	76	5 242	3 470

Main contractual obligations	62 767					1 710	68	―	―	64 545	58 229

Main contingent liabilities	4 157	(3)				414	―	2	―	4 573	4 376

(1) The adjustments to bring Hydro-Québec's financial information in line with the IFRS resulted in a decrease in the government's share in this enterprise of $790 M, as these adjustments led to a $924 M reduction in the income from government enterprises and a $134 M increase in the other items of the comprehensive income. The combined adjustments to IFRS had the effect of increasing the government's share by $2 558 M (increasing it by $3 348 M as at March 31, 2021).

(2) The government granted a financial guarantee of $685 M ($685 M as at March 31, 2021) for the Gentilly-2 nuclear generating station. In order to finance the costs related to long-term nuclear fuel waste management, Hydro-Québec set up a trust of $172 M ($166 M as at March 31, 2021).

(3) This sum is pertaining mainly to a $4 000 M lawsuit for damages and interest filed by Innu Nation inc. Joint lawsuits have also been instituted against Hydro-Québec and the government. Those lawsuits are disclosed in Note 25 on contingencies.

CONSOLIDATED FINANCIAL STATEMENT	99

11.  Investment in government enterprises (cont'd)

Inter-entity operations and operations with third-parties not included in the reporting entity

(millions of dollars)

As at March 31

	2022			2021

	Inter- entities	Third parties not included in the reporting entity	Total	Inter- entities	Third parties not included in the reporting entity	Total

STATEMENT OF OPERATIONS

Revenue	1 089	22 486	23 575	824	20 620	21 444

Expenditure	1 666	15 919	17 585	1 372	15 677	17 049

Annual (deficit) surplus	(577)	6 567	5 990	(548)	4 943	4 395

STATEMENT OF FINANCIAL POSITION

Fixed assets		72 377	72 377		70 400	70 400

Other assets	4 320	25 541	29 861	5 445	22 440	27 885

Total assets	4 320	97 918	102 238	5 445	92 840	98 285

Debts and advances	1 969	57 131	59 100	1 473	56 927	58 400

Other liabilities	864	9 397	10 261	751	7 755	8 506

Total liabilities	2 833	66 528	69 361	2 224	64 682	66 906

Loans granted to government enterprises	1 956			1 458

Dividends and other contributions paid	5 242			3 470

100	PUBLIC ACCOUNTS 2021-2022

11.  Investment in government enterprises (cont'd)

Repayment schedule for debts and advances contracted with third parties and with the government

(millions of dollars)

						2028 and
	2023	2024	2025	2026	2027	thereafter	Total

Hydro-Québec

Third parties not included in the reporting entity	5 569	1 068	1 423	420	674	43 752	52 906

Investissement Québec

Third parties not included in the reporting entity	1 420	1 050	440	604	328		3 842

Government	703	409	371	158		18	1 659

	2 123	1 459	811	762	328	18	5 501

Loto-Québec

Third parties not included in the reporting entity	111	5	3	2	1	11	133

Government	15	38	14	15	15	133	230

	126	43	17	17	16	144	363

Société des alcools du Québec

Third parties not included in the reporting entity	54	48	43	37	32	122	336

Other

Third parties not included in the reporting entity	5	5	5	5	5	18	43

Government	58	5				31	94

	63	10	5	5	5	49	137

Total debt and advances

Third parties not included in the reporting entity	7 159	2 176	1 914	1 068	1 040	43 903	57 260

Government	776	452	385	173	15	182	1 983

	7 935	2 628	2 299	1 241	1 055	44 085	59 243

Note: The government guarantees borrowings contracted by Hydro-Québec and Investissement Québec in different currencies. The net value of these guaranteed borrowings stood at $50 273 M ($48 665 M as at March 31, 2021) for Hydro-Québec and at $3 665 M ($4 827 M as at March 31, 2021) for Investissement Québec.

CONSOLIDATED FINANCIAL STATEMENT	101

▌ 12.  Loans

Significant accounting policies

Loans are recorded at cost.

When loans have significant concessionary terms, that is, if there is a difference of over 25% between their face value and their present value at the government's average debt rate, the loans are recorded at their present value when they take effect. This difference constitutes a grant component, which is recognized as an expense. Subsequently, the interest income is recognized and added to the book value of the loan until its maturity date, using the effective interest method.

When a direct link can be established between government grants and the repayment of a loan, the latter is recorded as a transfer expenditure.

When the facts or circumstances point to the risk of a loss, a valuation allowance is recorded as a reduction in loans in order to reflect their net recoverable value. The annual change in these allowances is charged to expenditure. Any write-off of the book value of a loan is recorded as an expenditure and, if subsequently recovered, it is recognized as revenue.

Measurement uncertainty

Loans are subject to measurement uncertainty because estimates and assumptions are used to determine the valuation allowance and the net recovery value of the loans. The valuation allowance estimate is revised regularly and adjusted to take several factors into account, including the rate of past losses, sector risks and the borrower's financial situation.

102	PUBLIC ACCOUNTS 2021-2022

12.  Loans (cont'd)

Loans granted and weighted average rate by category of borrower

		As at March 31

		2022					2021

	Weighted			Valuation	Net book				Valuation	Net book
	average rate	Cost		allowances	value		Cost		allowances	value
	(percent)			(millions of dollars)					(millions of dollars)

Local administrations

Municipalities	2.87	571		(48)	523		701		(44)	657

Municipal bodies	2.52	1 492	(1)	(70)	1 422		1 511	(1)	(64)	1 447

	2.62	2 063		(118)	1 945		2 212		(108)	2 104

Enterprises(2),(3)	2.08	3 603	(1)	(785)	2 818	(4)	3 233	(1)	(831)	2 402	(4)

Non-profit and fiduciary organizations	3.05	170	(1)		170		190	(1)		190

Students	2.95	591		(218)	373		620		(231)	389

Other		50			50		82			82

		4 414		(1 003)	3 411		4 125		(1 062)	3 063

	2.36	6 477		(1 121)	5 356		6 337		(1 170)	5 167

(1) As part of its operations, the government grants loans to third parties not included in the reporting entity and receives assets as collateral. The cost of the loans granted by the Economic Development Fund was $3 498 M ($3 134 M as at March 31, 2021). The table below shows, for each category of loan, the proportion of the nominal balance for which the government received significant securities and sureties:

	As at March 31
	2022		2021

		Proportion of		Proportion of
		the nominal		the nominal
	Cost	balance of loans	Cost	balance of loans

Loans - fixed rate	1 766	26%	1 542	29%

Loans - variable rate	487	49%	477	39%

Loans - no interest	1 245	42%	1 115	38%

For loans granted by other entities within the reporting entity, the cost of which was $2 979 M ($3 202 M as at March 31, 2021), the guarantees received totalled $194 M ($197 M as at March 31, 2021).

(2) Loans to enterprises include US$53 M (US$74 M as at March 31, 2021) in loans, whose equivalent value is CAN$66 M (CAN$93 M as at March 31, 2021), and €73 M (€60 M as at March 31, 2021) in loans whose equivalent value is CAN$100 M (CAN$88 M as at March 31, 2021).

(3) Loans with repayment clauses based on royalties are included in the loans to enterprises. The conditions associated with these loans are such that the entire amount advanced is more similar to a subsidy. Therefore, these loans have a zero value.

(4) The value of loans has been reduced by $106 M ($113 M as at March 31, 2021), which represents the impact of the significantly advantageous terms of some of these loans.

CONSOLIDATED FINANCIAL STATEMENT	103

12.  Loans (cont'd)

Schedule of loan payments receivable by category of borrower

(millions of dollars)

Maturing on March 31	Municipalities and municipal bodies	Enterprises	Non-profit and fiduciary organizations	Students	Other	Total

2023	212	420	41	48	6	727

2024	128	326	5	48	1	508

2025	137	347	5	48		537

2026	148	333	10	48		539

2027	127	331	7	48		513

	752	1 757	68	240	7	2 824

2028-2032	555	851	31	133		1 570

2033-2037	225	100	37			362

2038-2042	124	171	9			304

2043-2047	41	14				55

2048 and thereafter	30	6				36

	1 727	2 899	145	373	7	5 151

No fixed maturity date	218	25	25		43	311

	1 945	2 924	170	373	50	5 462

Reduction of the value related to loans with significant concessionary terms		(106)				(106)

	1 945	2 818	170	373	50	5 356

104	PUBLIC ACCOUNTS 2021-2022

▌ 13.  Generations Fund

The purpose of the Generations Fund, created under the Act to reduce the debt and establish the Generations Fund (CQLR, chapter R-2.2.0.1), is to reduce the government's debt. In accordance with this Act, the fund's assets are used exclusively to repay the government's gross debt.

Significant accounting policies

Demand and participation deposits in a particular fund of the Caisse de dépôt et placement du Québec (the Caisse) are recorded at cost.

Where participation deposits suffer a loss in value that is other than a temporary decline, their book value is reduced to reflect this decline and the resulting reduction in value is charged to expenditure. At the time of disposition of participation deposits, the difference between the amount received and the book value of these units established using the average cost method is charged to results.

Measurement uncertainty

The value of participation deposits in the particular funds of the Caisse is subject to measurement uncertainty because assumptions are used to estimate the recoverable value of the investments that are not negotiated on an active market. The value may vary due to gaps between the assumptions used and the actual value recovered. Among the assumptions used are the judgments of experts and approaches based on models that factor in current economic conditions, the financial situation and the profitability perspectives of the issuing entities.

Statement of financial position
(millions of dollars)

	As at March 31

	2022	2021

Sums managed by the Caisse de dépôt et placement du Québec

Demand deposits	1 942	2 275

Income receivable on portfolio investments	25	28

Participation deposits(1)	13 778	9 833

	15 745	12 136

Accounts receivable	84	76

Fund balance	15 829	12 212

(1) The Generations Fund holds participation units in a specific fund at the Caisse. These units are repaid with prior notice according to the Caisse's settlement terms and conditions at the fair value of the fund's net equity at the end of each month. The Generations Fund had 11 642 767 participation units with a total fair value of $15 541 M (8 669 534 participation units with a total fair value of $11 307 M as at March 31, 2021).

CONSOLIDATED FINANCIAL STATEMENT	105

13.  Generations Fund (cont'd)

Statement of change in the balance of the Generations Fund
(millions of dollars)

	Fiscal year ended March 31

	2022		2021

	Budget (1)	Actual results	Actual results

Opening balance	11 913	12 212	8 899

Own-source revenue

Consumption taxes

Specific tax on alcoholic beverages	500	500	500

Duties and permits

Water-power royalties	843	867	834

Mining revenues	395	1 032	574

Miscellaneous revenue

Unclaimed property	27	31	39

Revenue on portfolio investments	605	484	769

Revenue from government enterprises, taken out of dividends

Hydro-Québec

Indexation of the average cost of heritage pool electricity	495	488	382

Additional contribution from Hydro-Québec(2)	215	215	215

Total own-source revenue	3 080	3 617	3 313

Closing balance	14 993	15 829	12 212

(1) According to data presented in Budget 2021-2022 of the Ministère des Finances tabled on March 25, 2021.

(2) Under the Hydro-Québec Act (CQLR, chapter H-5), a sum of $215 M is taken annually out of Hydro-Québec's dividends and will be deposited in the Generations Fund until 2043.

106	PUBLIC ACCOUNTS 2021-2022

▌ 14.  Other financial assets

Significant accounting policy
Deffered expenses related to debts The accounting policy on deffered expenses related to debts is presented in Note 21 on debts.

Detail of other financial assets

(millions of dollars)

	As at March 31

	2022	2021

Deffered expenses related to debts	754	752

Early repayment of a fiscal transfer	576

Interests in government business partnerships	86	79

Inventories and other assets intended for sale	39	39

	1 455	870

▌ 15.  Accounts payable and accrued expenses

Significant accounting policies

Refunds of income and other taxes

The amounts of refunds of income and other taxes are based on notices of assessment issued before the end of the fiscal year. Refunds of individual income taxes and consumption taxes that have not yet been made at the fiscal year end are recorded as accounts payable and accrued expenses per estimates based on transactions carried out after the end of the fiscal year.

Liabilities stemming from transfers

Liabilities stemming from transfers are recorded in the fiscal year during which the transfers were duly authorized and during which the recipients met the eligibility criteria.

CONSOLIDATED FINANCIAL STATEMENT	107

15.  Accounts payable and accrued expenses (cont'd)

Measurement uncertainty

Initial valuation of income and other taxes to be refunded

Income and other tax refunds stemming from disputed taxpayer notices of assessment are based on estimates for which measurement may be uncertain. The initial valuation of the amounts the government expects to pay with regard to such disputes is based mainly on the settlement rates of similar files in the past.

Liabilities stemming from transfers estimate

Grants to be paid at the rate of repayment of the loans contracted by the recipients are recognized as work progresses on the basis of information held by the government These liabilities are subject to measurement uncertainty due to possible differences between the estimate of the government's expenditures or work progress and actual expenditures or work performed, as the case may be.

Details of accounts payable and accrued expenses

(millions of dollars)

As at March 31

	2022	2021

Remuneration	13 810	13 436

Liabilities stemming from transfers

Grants to be paid at the rate of repayment of the loans contracted by the recipients(1)	6 162	6 155

Other grants to be paid	7 017	6 230

Income taxes and other taxes refundable

Income and property taxes	7 746	3 969

Consumption taxes	2 695	2 268

Suppliers	6 687	5 976

Accrued interest on debts	3 266	3 050

Advances from trust funds	1 194	1 158

Clearing accounts for collected taxes	1 141	839

	49 718	43 081

(1) In addition to the sums payable as a part of its transfer programs, the government subsidizes the interest that will be borne by the recipients in subsequent years.

108	PUBLIC ACCOUNTS 2021-2022

▌ 16.  Deferred revenue

Significant accounting policies

Amounts received or receivable in regard to revenue that will be earned in a subsequent year are deferred and presented as deferred revenue. More precisely:

- revenue from government transfers is deferred when the stipulations as to the use of the transferred or received resources or as to the actions to be taken in order to keep them create an obligation that meets the definition of a liability. When these stipulations are of a general nature, the actions or communications of the government that establish those stipulations up to the date of the financial statements may also create a liability. When transfer revenue is deferred, it is recorded as revenue as the liabilities are paid;

- revenue from donors other than governments that is designated for a specific purpose is deferred and recorded as revenue when the resources are used for their prescribed purposes. Donations in the form of fixed assets or cash to acquire fixed assets will be deferred and recorded as revenue at the same pace as fixed asset depreciation;

- revenue from duties and permits refundable on demand that is linked to clearly identifiable goods and services to be rendered by the government to the right or permit holder is deferred and recorded as revenue during the reference period of such right or permit;

- revenue from school taxes is deferred and recorded for the period during which it is levied.

Measurement uncertainty

Deferred transfer revenue from the federal government is subject to measurement uncertainty due to possible differences between the estimate of the government's expenditures or work progress and actual expenditures or work performed.

Deferred revenue by source or by nature

(millions of dollars)

	As at March 31

	2022	2021

Federal government transfers	5 169	4 176

Third-party donations(1)	2 014	1 930

Transfers from entities other than the federal government	106	102

Registration and drivers license fees	903	893

School property tax	279	268

Guarantee fees for Hydro-Québec borrowings	177	171

Other	468	465

	9 116	8 005

(1) The third-party donations are mainly from non-profit organizations, including foundations that provide financial support to public institutions in the health and social services network.

CONSOLIDATED FINANCIAL STATEMENT	109

16.  Deferred revenue (cont'd)

Deferred revenue - Stipulations of federal government transfers

(millions of dollars)

	As at March 31

	2022	2021

For acquisition or construction of fixed assets	2 531	2 216

For other purposes

Financing of municipal and local infrastructures	1 425	1 067

Financing of research and other projects	1 213	893

	2 638	1 960

	5 169	4 176

Deferred revenue - Third-party donation restriction and variations

(millions of dollars)

	Fiscal year ended March 31, 2022

	Opening balance	New donations	Recognition in revenue	Closing balance	Balance as at March 31, 2021

For acquisition of fixed assets	1 204	130	106	1 228	1 204

For other purposes	726	576	516	786	726

	1 930	706	622	2 014	1 930

110	PUBLIC ACCOUNTS 2021-2022

▌ 17.  Allowance for losses on guaranteed financial initiatives

Significant accounting policies

Obligations resulting from financial initiatives guaranteed by the government, mainly loan guarantees, are recorded on the basis of probable losses. The allowance is established on the balance of the guaranteed financial initiatives reduced by the estimated realizable value of the security and surety obtained. The annual change in the allowance is charged to expenditure.

Probable losses are annually estimated by grouping financial initiatives into various risk classes and applying an average loss rate to each class. In the case of enterprises whose government-guaranteed financial initiatives show an exceptionally high cumulative balance or are characterized by specific features, the estimate of probable losses relating to these initiatives is made using case-by-case analysis, regardless of risk class. The authorized guarantees in effect that are not subject to an allowance constitute a contingent liability for the government.

Measurement uncertainty

The allowance for losses on financial guarantees is subject to measurement uncertainty because of the assumptions used to assess the likelihood of a borrower defaulting on one of his obligations and forcing the government to make good on the financial guarantee. Financial guarantees are grouped into different hazard classes with an average rate applied for each one. The allowance rate is based on past experience, the type of guarantee and past losses. When the allowances are taken individually, the main considerations are the sector risks and the borrower's financial situation.

No significant adjustments were made to the methodologies used to estimate allowances for loan guarantees to non-profit organizations and cooperatives, forest, farm and fishery producers and students because the government estimates that their credit risks are lower due to assistance programs set up by financial institutions and by the different levels of government.

CONSOLIDATED FINANCIAL STATEMENT	111

17.  Allowance for losses on guaranteed financial initiatives (cont'd)

Guaranteed loans and other guaranteed financial initiatives by third party category

(millions of dollars)

	As at March 31

	2022					2021

	Authorized limit	Authorized guarantees in effect		Allowance for losses on guaranteed financial initiatives	Net risk under guarantees	Authorized limit	Authorized guarantees in effect		Allowance for losses on guaranteed financial initiatives	Net risk under guarantees

Enterprises	873	772	(1)	(105)	667	1 184	965	(1)	(107)	848

Non-profit organizations and cooperatives	2 487	2 484	(2)	(136)	2 349	2 383	2 380	(2)	(301)	2 079

Forest, farm and fisheries' sector producer	7 313	6 437	(3)	(62)	6 375	7 027	6 121	(3)	(57)	6 064

Students

Borrowings for which the Government pays interest as long as the borrower is a student(4)	1 468	1 468	(5)		1 468	1 952	1 952	(5)		1 952

Borrowings for which borrowers are responsible for paying principal and interest	2 616	2 616	(5),(6)	(271)	2 345	2 245	2 245	(5),(6)	(293)	1 952

		13 777		(573)	13 204		13 653		(758)	12 895

(1) Guarantees of $759 M ($942 M as at March 31, 2021) were granted by the government under the Act respecting Investissement Québec (CQLR, chapter I-16.0.1). In addition to loan guarantees, the guarantees include loss and payment guarantees introduced to facilitate the funding of aircraft purchasers. As at March 31, 2022, the government has received significant securities and sureties for 66% of the nominal balance of its guarantee portfolio (75% of the nominal balance as at March 31, 2021).

(2) Guarantees of $2 455 M ($2 351 M as at March 31, 2021) are granted by the government under the Act respecting the Société d'habitation du Québec (CQLR, chapter S-8). The government guarantees borrowings with financial institutions contracted by non-profit organizations and cooperatives for periods of 25 or 35 years following its approval of an extension. The principal and interest associated with these borrowings are covered by the non-profit organization or the cooperative. These borrowings finance the acquiring of buildings. These guarantees totalled $2 364 M ($2 240 M as at March 31, 2021).

(3) Guarantees of $6 279 M ($5 978 M as at March 31, 2021) are granted by the government under the Act respecting La Financière agricole du Québec (CQLR, chapter L-0.1). This amount corresponds to balances of principal and interest on borrowings for which La Financière agricole du Québec reimburses the lenders' residual losses and related charges. The producers' assets are held as securities by the lenders; they consist particularly of farm or forest production units, milk quotas and surety.

(4) These borrowings bear interest at the banker's acceptance rate plus 150 basis points. The interest that will be subsidized by the government in subsequent years is estimated at $187 M.

(5) The guarantees are granted by the government under the Act respecting financial assistance for education expenses (CQLR, chapter A-13.3). It guarantees the reimbursement of losses of principal and interest to lending institutions.

(6) To support students, the government will assume the repayment of interest on student loans for a period of twelve months as of April 1, 2022. The interest to be assumed by the government over this period are estimated at $144 M.

112	PUBLIC ACCOUNTS 2021-2022

▌ 18.  Environmental liability

Significant accounting policies

Obligations resulting from the remediation of contaminated sites under the government's responsibility, or probably under its responsibility, are recognized as environmental liability when the contamination exceeds an existing environmental standard, it is expected that the sites can be remediated and a reasonable estimate can be made. In some cases, we have not been able to ascertain the likelihood of the government being called upon to assume the remediation costs, and in other cases, we were not able to estimate how much it would cost. Sites the government does not plan to remediate are those that do not pose a danger to public health and safety or those where the contamination is hardly likely to have a significant environmental impact. The environmental liability includes the estimated cost of contaminated site management and remediation.

Material measurement uncertainty

Environmental liability is subject to measurement uncertainty because different methods are used to estimate the remediation and management costs, which are increased according to the degree of precision deployed. It is also subject to measurement uncertainty due to the constantly evolving technology used for remediation, which can affect costs, and the fact that not all sites have been thoroughly evaluated as to the extent and nature of the remediation required.

The main assumptions used to estimate the liability are related to the contaminated areas, labour and material costs and the choice of technologies available to eliminate or control contamination. Changes to those assumptions and the regulations could entail significant changes to the recorded liabilities.

Environmental liability

(millions of dollars)

	As at March 31

	2022	2021

Environmental liabilities	2 812	2 838

The environmental liability recorded for the 1 674 sites inventoried (1 767 sites as at March 31, 2021) takes into account an increase of $662 million in costs, representing an average cost increase rate of 31% ($675 million and 31% as at March 31, 2021).

CONSOLIDATED FINANCIAL STATEMENT	113

▌ 19.  Assets and liabilities regarding pension plans and other employee future benefits

Significant accounting policies

Assets and liabilities of pension plans and other employee future benefits consist of the Retirement Plans Sinking Fund (RPSF), the specific pension funds and other employee future benefit programs funds as well as the obligations relating to accrued benefits under the pension plans and other employee future benefits.

When the book value of a fund exceeds the value of the corresponding liability and the government can benefit from the excess, its net value is shown as an asset. Conversely, when the liability exceeds the book value of the established asset, its net value is shown as a liability.

Retirement Plans Sinking Fund and specific pension funds

The investments of the RPSF, specific pension funds and employee future benefit programs funds are valued at an adjusted market value. With this valuation method, the difference between the real return based on market value and the forecast return is amortized over five years.

When the adjusted market value of a pension plan fund is higher than that of its obligations, the resulting surplus is capped through a valuation allowance so that the pension plans liability reflects only the future benefit that the government expects to derive from this surplus. The annual change in the allowance is charged to expenditure.

Actuarial gains and losses attributable to the use of the forecast rate of return are amortized using the straight-line method. The amortization period corresponds to the expected average remaining service life (EARSL) of plan or program.

The annual return of a fund is obtained by applying the rate of return stipulated in the actuarial valuations of the obligations of each pension plan or the employee future benefit program to the average balance of the plan in question.

Obligations relating to the pension plans and other employee future benefits

Obligations relating to defined-benefit pension plans and employee future benefit programs are evaluated using the projected benefit method prorated on years of service and the most probable assumptions set by the government. The method used takes into account the way in which benefits payable by the government are accrued by participants. The Survivor's Pension Plan's obligations are established using an actuarial method that determines the present value of the pensions accrued by beneficiaries as a result of the eligible person's death.

Actuarial gains and losses determined during the revaluation of obligations stem from experience adjustments to forecasts and from changes to assumptions. They are recognized in expenditure using the straight-line method, as of the fiscal year following the year in which they are taken into account in the value of obligations relating to accrued benefits. The amortization period corresponds to the EARSL of plan or program participants. For the Survivor's Pension Plan, the amortization period corresponds to the average remaining life expectancy of beneficiaries.

Annual interest is determined by applying the discount rate of the obligation relating to accrued benefits to each program or plan to the average value of the related obligation.

114	PUBLIC ACCOUNTS 2021-2022

19.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Material measurement uncertainty

Obligations relating to pension plans may vary because of differences between the economic and demographic assumptions made for actuarial valuation purposes and the actual results. The impact of a change in the main assumptions on the value of obligations relating to accrued benefits under the four main pension plans is shown after the table "Main economic assumptions used".

Assets regarding other employee future benefits

(millions of dollars)

	As at March 31

	Value before unamortized actuarial gains (losses)	Unamortized actuarial gains (losses)	2022	2021

Accumulated sick leave

Accumulated Sick Leave Fund	1 236	130	1 106	1 182

Less:

Obligations relating to accrued benefits	716	(17)	699	732

	520	113	407	450

Survivor's Pension Plan

Survivor's Pension Plan Fund	478	19	459	452

Less:

Obligations relating to accrued benefits	450	(15)	435	440

	28	4	24	12

	548	117	431	462

CONSOLIDATED FINANCIAL STATEMENT	115

19.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

The government put in place employee future benefits programs that provide for the accumulation of sick leave and the payment of survivors' pensions. These programs result in long-term obligations for the government, which assumes the full cost of these programs.

Accumulated sick leave

Certain public service employees subject to the Public Service Act (CQLR, chapter F-3.1.1) and teachers in the school service centres and school boards network can accumulate, in a reserve, the unused sick leave days they are entitled to annually.

For non-management employees, the number of unused sick leave days that may be accumulated in a reserve is limited to 20. This reserve is convertible into cash in its entirety in the event of termination of the employment relationship and may not be used during preretirement leave. Sick leave days accumulated before those agreements limiting the reserve to 20 days come into effect, minus the days originally transferred to this reserve, may continue to be used as preretirement leave up to the expiry date prescribed in the agreement, which varies between March 31, 2022 and March 31, 2024. The balance of these unused days at the expiry date will be convertible into cash at the rate of 70% no later than 60 days following that date.

For non-unionized employees who are members of the Pension Plan of Management Personnel (PPMP) and Retirement Plan for Seniors Officials (RPSO), mainly management, the days accumulated in the reserve can be utilized as fully paid leave days in certain situations provided for in the different labour agreements or for preretirement leave. In case of termination of employment, retirement or death, the employees receive in money 50% of the value of these accumulated days, up to an amount representing the equivalent of 66 days' salary. Teachers receive in money the total value of the accumulated days.

The Financial Administration Act (CQLR, chapter A-6.001) authorizes the Minister of Finance to deposit money with the Caisse, up to an amount equal to the value of its obligation relating to accumulated sick leave in order to build up the Accumulated Sick Leave Fund. The purpose of this fund is to provide for the payment of some or all of the benefits due to employees for accumulated sick leave.

Actuarial gains and losses are amortized over the EARSL, which ranges from 14 to 15 years.

Survivor's Pension Plan

The Survivor's Pension Plan stipulates that a pension is paid to the spouse and dependent children following the death of an eligible person. The plan chiefly covers management and similar personnel in the public and parapublic sectors. The government pays amounts into a fund at the Caisse, reserved exclusively for the payment of benefits earned by plan beneficiaries.

Actuarial gains and losses are amortized over the average remaining life expectancy of the beneficiaries, which is 18 years.

116	PUBLIC ACCOUNTS 2021-2022

19.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Change in the adjusted market value of other employee future benefit funds

(millions of dollars)

	Fiscal year ended March 31

	2022			2021

	Accumulated Sick Leave Fund	Survivor's Pension Plan Fund	Total	Total

Adjusted market value, beginning of year	1 311	465	1 776	1 826

Anticipated investment income(1)	80	29	109	112

Deposits from the general fund of the

Consolidated Revenue Fund		17	17	15

Repayments to depositors(2)	(170)		(170)	(165)

Benefits paid		(38)	(38)	(37)

Actuarial gains	15	5	20	25

Adjusted market value, end of year(3)	1 236	478	1 714	1 776

(1) The forecast returns on the assets of the Accumulated Sick Leave Fund and the Survivor's Pension Plan Fund both amount to 6.35% (6.35% in 2020-2021); the realized returns, based on the market value of investments, were 9.89% and 9.00%, respectively (17.11% and 17.24% in 2020-2021).

(2) Under the Financial Administration Act (CQLR, chapter A-6.001), the payment of any benefit that affects the liabilities of the obligation relating to accumulated sick leave may be repaid to depositors out of the Accumulated Sick Leave Fund.

(3) The market values of the Accumulated Sick Leave Fund and the Survivor's Pension Plan Fund were $1 306 M and $498 M respectively ($1 347 M and $477 M as at March 31, 2021).

Change in obligations relating to accrued other employee future benefits

(millions of dollars)

	Fiscal year ended March 31

	2022			2021

	Accumulated sick leave	Survivor's Pension Plan	Total	Total

Obligations, beginning of year	739	448	1 187	1 206

Cost of accrued benefits	57	6	63	61

Interest on obligations	42	27	69	73

Benefits paid	(136)	(38)	(174)	(154)

Actuarial losses	14	7	21	1

Obligations, end of year	716	450	1 166	1 187

CONSOLIDATED FINANCIAL STATEMENT	117

19.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Actuarial valuations

Every three years, the value of obligations relating to accrued benefits of the accumulated sick leave and survivors' pension plan is determined by actuarial valuations. The value of these obligations is extrapolated for the period between two actuarial valuations.

Date of the most recent actuarial valuations used to determine the value of obligations related to vested benefits

March 31, 2022	December 31, 2021

(filed in 2021-2022)	(filed in 2021-2022)

Accumulated sick leave	Survivor's Pension Plan

Note: The filing year corresponds to the government's fiscal year for which an actuarial valuation of the plan is required based on the production schedule of the valuation.

Main long-term economic assumptions used

(percent)

	Accumulated	Survivor's
	sick leave	Pension Plan

Rate of return, net of inflation	4.35	4.35

Inflation rate	2.00	2.00

Discount rate for obligations relating to accrued benefits	6.35	6.35

Salary growth rate, net of inflation	0.50	-

Accrued benefits expense relating to other employee future benefits

(millions of dollars)

	Fiscal year ended March 31

	2022			2021

	Accumulated sick leave	Survivor's Pension Plan	Total	Total

Cost of accrued benefits	57	6	63	61

Amortization of actuarial losses	4		4	2

	61	6	67	63

118	PUBLIC ACCOUNTS 2021-2022

19.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Debt service expense (revenue) relating to other employee future benefits

(millions of dollars)

	Fiscal year ended March 31

	2022			2021

	Accumulated	Survivor's
	sick leave	Pension Plan	Total	Total

Interest on obligations relating to accrued benefits	42	27	69	73

Investment income of the funds	(94)	(28)	(122)	(123)

	(52)	(1)	(53)	(50)

Liabilities regarding pension plans and other employee future benefits

(millions of dollars)

	As at March 31

	Value before
	unamortized	Unamortized
	actuarial (losses)	actuarial (losses)
	gains	gains	2022	2021

Pension plans

Obligations relating to accrued benefits	121 942	(5 373)	116 569	112 861

Less:

Retirement Plans Sinking Fund	104 450	4 076	100 374	94 149

Specific pension plan funds	6 828	239	6 589	6 155

	10 664	(1 058)	9 606	12 557

Other employee future benefits

Université du Québec programs

Obligations relating to accrued benefits	294	(12)	282	273

	10 958	(1 070)	9 888	12 830

CONSOLIDATED FINANCIAL STATEMENT	119

19.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Pension plans

Several defined-benefit pension plans have been put in place by the government for its employees, for the Members of the National Assembly and for the judges. The government and participants contribute to the funding of all of these plans.

The government's defined benefits plans are divided into two categories: cost-sharing and cost-balance plans. The distinction lies in the government's responsibility for funding vested benefits and for paying benefits.

The obligations related to vested benefits borne by the participants and the net assets available for paying those benefits are set out in Appendix 8 entitled "Fiduciary transactions conducted by the government". Further information can be found in the financial statements of plans published by Retraite Québec.

The government's pension plans grant a defined benefit to participants when they retire, benefit calculated on the basis of an average for their best paid years, generally five, and their number of years of service. The portion of benefits accrued after July 1, 1982 or, in the case of the Pension Plan of the Université du Québec (PPUQ), after January 1, 2005, is partially indexed to the cost of living; the portion of benefits accrued before those dates is usually indexed.

The government allows its enterprises and organizations not included in the government's reporting entity1 to join its pension plans, with the employers making contributions to the plans.

Funding and paying benefits

The government established the RPSF to create an asset for paying all or part of the pension plans' benefits. The RPSF is for plans whose benefits are paid by the general fund of the Consolidated Revenue Fund.

Some pension plans have their own pension funds so that they can pay the benefits required by their provisions. If the amounts in a pension fund are insufficient to pay the benefits payable by the government, or if there is no pension fund, the benefits are paid by the general fund of the Consolidated Revenue Fund. This situation does not apply to the PPUQ.

Université du Québec programs

L'Université du Québec and its constituent universities offer their employees certain lump-sum payments upon early retirement as well as a retiree group insurance plan. These programs give rise to long-term obligations for the government, which generally cover all of the costs.

_____________________________________________

1 It is mainly organizations that conduct fiduciary transactions for the government or provide services to bodies within the government's reporting entity.

120	PUBLIC ACCOUNTS 2021-2022

19.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Characteristics of the benefit plans and the other employee future benefits

	Types of plans and programs
				Expected average
			Presence of	remaining service
Benefit plans and other	Cost-	Cost-	a specific	life (EARSL)
employee future benefits	sharing (1)	balance	fund	(in years)

RREGOP(3)				15
- regular service(4)	✓ 50.0% (5)
- service transferred from the TPP and the CSSP		✓
- pension credits acquired following plan-to-plan transfers		✓	✓
PPMP				11
- regular service - excluding pensioners' benefits prior to January 1, 2015(4)	✓ 50.0% (5)
- regular service - pensioners' benefits prior to January 1, 2015		✓ (6)
- service transferred from the TPP and the CSSP		✓
- RPSO		✓
TPP(3)		✓		15
PPCT(3)		✓		15
CSSP(3)		✓		15
PPUQ		✓	✓	11
SPMSQ	✓50.0% (7)		✓ (8)	15
- regular service since January 1, 2007
- regular service prior to January 1, 2007	✓54.0% (9)	✓
PPPOCS				15
PPCJQ		✓		11
PPFEQ		✓	✓	3
PPMNA		✓		6
Université du Québec programs	✓ 50.0%	✓		13

(1) The percentage indicated represents the portion of obligations relating to accrued benefits payable by the government.

(2) The EARSL is used to determine the amortization period for the plan's actuarial gains and losses.

(3) A common EARSL is used for this group of plans whose continuity is ensured by the government and Public Employees Retirement Plan (RREGOP).

(4) Contributions paid by employers required to pay contributions are deposited in a transitional fund. This fund is liquidated regularly because the sums deposited in it are used to pay benefits.

(5) The government's portion is 58.3% in the case of benefits accrued prior to July 1, 1982.

(6) In accordance with the Act to foster the financial health and sustainability of the Pension Plan of Management Personnel and to amend various legislative provisions (S.Q. 2017, chapter 7), assented to in May 2017, the government will henceforth cover the portion of benefits payable by participants to pensioners who retired before January 1, 2015 or to their assigns. In exchange, the government received a share of the value of the contribution fund of PPMP participants, which was transferred to the RPSF.

(7) The government's portion is 55.0% in the case of benefits accrued between January 1, 2021, and January 1, 2022, 61.0% in the case of benefits accrued between January 1, 2020 and January 1, 2021 and 66.7% in the case of benefits accrued before January 1, 2020.

(8) Every three years at the latest, the government must pay its contributions into the fund, as determined by the actuarial valuations realized for that purpose.

(9) The government's portion is 46.0% in the case of benefits accrued prior to January 1, 2013.

CONSOLIDATED FINANCIAL STATEMENT	121

19.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Liabilities regarding the pension plans and other employee future benefits

(millions of dollars)

	As at March 31
	Value before
	unamortized	Unamortized
	actuarial	actuarial
	(losses) gains	(losses) gains	2022	2021

Obligations relating to accrued benefits
RREGOP
- regular service	73 642	(3 102)	70 540	67 181
- transferred service	2 472	(214)	2 258	2 365
PPMP
- regular service	18 296	(180)	18 116	17 644
- transferred service	996	(81)	915	936
- RPSO	2 274	(132)	2 142	2 016
TPP	8 674	(780)	7 894	8 210
PPCT	990	(148)	842	884
CSSP	2 763	(207)	2 556	2 691
PPUQ	4 613		4 613	4 452
SPMSQ	5 172	(397)	4 775	4 650
PPPOCS	654	(36)	618	585
PPCJQ	940	(68)	872	827
PPFEQ	213	(17)	196	190
PPMNA	243	(11)	232	230
	121 942	(5 373)	116 569	112 861
Less:

Retirement Plans Sinking Fund	104 450	4 076	100 374	94 149

Specific pension plan funds
PPUQ fund	5 208	164	5 044	4 771
SPMSQ fund	1 219	53	1 166	900
Other pension plan funds	932	22	910	900
Valluation allowance - PPUQ	(449)		(449)	(338)
Valluation allowance - other funds	(82)		(82)	(78)
	6 828	239	6 589	6 155

	10 664	(1 058)	9 606	12 557
Université du Québec programs
Obligations relating to accrued benefits	294	(12)	282	273

	10 958	(1 070)	9 888	12 830

122	PUBLIC ACCOUNTS 2021-2022

19.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Change in obligations relating to accrued pension plan benefits and other employee future benefits

(millions of dollars)

	Fiscal year ended March 31

	2022		2022

	Pension plans	Université du Québec programs	Pension plans	Université du Québec programs

Obligations, beginning of year	116 681	292	113 750	278

Cost of accrued benefits	2 953	20	2 803	19

Interest on obligations	7 252	10	7 045	10

Compensations(1)	146		122

Benefits paid	(7 178)	(26)	(7 035)	(21)

Plan-to-plan transfers	(8)		16

Changes to plans	(77)		5

Actuarial losses (gains)	2 163	(2)	(33)	6

Change in obligations relating to certain pension credits(2)	10		8

Obligations, end of year	121 942	294	116 681	292

(1) The government pays an annual amount of compensation into the funds of contributions by RREGOP and PPMP participants in order to finance those plans and limit contribution increases for the participants. For the PPMP, the annual compensation paid up until 2022, based on services rendered during the fiscal year, must be enough to offset the fund's loss due to the transfer of RREGOP participants, and is capped at $100 M.

(2) The government's obligations regarding certain pension credits acquired following the transfer of supplemental pension plans to RREGOP correspond to the actuarial value of these acquired pension credits or to the actuarial value of the fund created to provide for their payment, whichever is higher.

CONSOLIDATED FINANCIAL STATEMENT	123

19.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Actuarial valuations

Every three years, the value of obligations relating to accrued benefits of the pension plans and the Université du Québec programs is determined by actuarial valuations. The value of these obligations is extrapolated for the period between two actuarial valuations.

Date of the most recent actuarial valuations used to determine the value of obligations related to vested benefits

December 31, 2021	December 31, 2020	December 31, 2019	December 31, 2018
(filed in 2021-2022)	(filed in 2021-2022)	(filed in 2020-2021)	(filed in 2019-2020)

PPUQ	RREGOP	RPSO	RREGOP

	- regular service	PPPOCS	- pension credits related to plan-to-plan transfers
	- service transferred from the CSSP and the TPP	PPCJQ

		PPFEQ	- redemption of years of service

	PPMP	PPMNA	PPCT

	- regular service(1)		SPMSQ

	- service transferred from the CSSP and the TPP	(filed in 2021-2022)

	TPP	Université du Québec programs

CSSP

Note: The filing year corresponds to the government fiscal year for which an actuarial valuation of the plan is required, based on the timetable for preparing the valuation.

(1) PPMP regular service is divided into two categories, as shown previously in the table entitled "Characteristics of the government's defined-benefit plans".

124	PUBLIC ACCOUNTS 2021-2022

19.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Main economic assumptions used

(percent)

				Université
	Plans administered by			du Québec
	Retraite Québec		PPUQ	programs

		2032 and	2022 and	2022 and
	2022-2031	thereafter	thereafter	thereafter

Rate of return, net of inflation	4.35	4.35	4.30	-

Inflation rate	2.00	2.00	2.00	2.00

Discount rate for obligations relating to accrued benefits	6.35	6.35	6.30	3.50

Salary growth rate, net of inflation	0.50	0.50	0.50	0.50

Impact of a change in the main assumptions on the value of obligations relating to accrued benefits under the main pension plans

Assumptions	Change	Impact on the value of obligations as at March 31, 2022
		(millions of dollars)	(percent)

Economic

- Rate of return, net of inflation	- Increase of 0.05%	(670)	- 0.6
	- Decrease of 0.05%	680	+ 0.6

- Inflation rate	- Increase of 0.25%	(1 490)	- 1.4
	- Decrease of 0.25%	1 580	+ 1.5

- Salary growth rate, net of inflation	- Increase of 0.25%	570	+ 0.5
	- Decrease of 0.25%	(560)	- 0.5

Demographic

- Life expectancy(1)	- Increase of 0.5 year	780	+ 0.7
	- Decrease of 0.5 year	(800)	- 0.8

Note: The main pension plans are the RREGOP - regular service, the PPMP - regular service, the Teachers Pension Plan (TPP) and the Superannuation Plan for the Members of the Sûreté du Québec (SPMSQ).

(1) According to current RREGOP assumptions, the life expectancy of recipients aged 60 is 26.7 years for men and 29.7 years for women.

CONSOLIDATED FINANCIAL STATEMENT	125

19.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Change in the adjusted market value of the RPSF
and specific pension plan funds

(millions of dollars)

	Fiscal year ended March 31

	2022						2021

	RPSF		PPUQ fund	SPMSQ fund	Other pension plan funds	Total	Total

Adjusted market value, beginning of year	97 425		4 894	950	925	104 194	97 106

Anticipated investment income	6 186	(1)	302	64	25	6 577	6 122

Deposit from the general fund of the

Consolidated Revenue Fund				227		227	―

Contributions paid(2)			160		279	439	462

Benefits paid			(204)	(29)	(308)	(541)	(549)

Actuarial gains	839		56	7	1	903	1 045

Change in the value of assets relating to certain pension credits(3)					10	10	8

Adjusted market value, end of year(4)	104 450		5 208	1 219	932	111 809	104 194

(1) The forecast return on the RPSF is 6.35% (6.35% in 2020-2021); the realized return, based on the market value of investments, was 9.14% (16.50% in 2020-2021).

(2) This item included $212 M ($208 M in 2020-2021) in contributions from participants, government enterprises and organizations not included in the government's reporting entity.

(3) The government's obligations regarding certain pension credits acquired following the transfer of supplemental pension plans to RREGOP correspond to the actuarial value of these acquired pension credits or to the actuarial value of the fund created to provide for their payment, whichever is higher.

(4) The market value of the RPSF and the specific pension plan funds totalled $116 294 M ($106 543 M as at March 31, 2021). More precisely, the respective market values of the RPSF, the PPUQ fund, the SPMSQ fund and other specific pension funds were $108 608 M, $5 472 M, $1 255 M and $959 M, respectively ($99 514 M, $5 107 M, $973 M and $949 M, respectively, as at March 31, 2021).

RPSF investment policy as at March 31 of the current year

The sums deposited in the RPSF are entrusted to the Caisse de dépôt et placement du Québec (the Caisse). The Caisse manages these sums according to the investment policy set by the Minister of Finance. This policy provides for investments in a diversified portfolio that includes fixed income securities (for example, bonds), inflation-sensitive investments (for example, actual assets such as real estate assets and infrastructure) and equity.

126	PUBLIC ACCOUNTS 2021-2022

19.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

RPSF portfolio

(percent)

	As at March 31

	2022	2021

Fixed-income securities	34.00	33.00

Actual assets	22.50	21.75

Equity	43.50	45.25

	100.00	100.00

Accrued benefits expense relating to pension plans and other employee future benefits

(millions of dollars)

	Fiscal year ended March 31

	2022			2021

	Pension plans	Université du Québec programs	Total	Pension plans	Université du Québec programs	Total

Cost of accrued benefits	2 953	20	2 973	2 803	19	2 822

Compensations(1)	146		146	122		122

Contributions from participants and employers	(212)		(212)	(208)		(208)

	2 887	20	2 907	2 717	19	2 736

Changes to plans	(77)		(77)	5		5

Amortization of actuarial losses	610	5	615	587	5	592

Change in valuation allowances	115		115	83		83

	3 535	25	3 560	3 392	24	3 416

(1) Information on compensations is presented previously in the notes under the table "Change in obligations relating to accrued pension plan benefits and other employee future benefits".

CONSOLIDATED FINANCIAL STATEMENT	127

19.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Debt service expense relating to pension plans and other employee future benefits

(millions of dollars)

	Fiscal year ended March 31

	2022			2021

		Université			Université
	Pension	du Québec		Pension	du Québec
	plans	programs	Total	plans	programs	Total

Interest on obligations relating to accrued benefits	7 252	10	7 262	7 045	10	7 055

Investment income of the funds	(6 639)		(6 639)	(6 120)		(6 120)

	613	10	623	925	10	935

128	PUBLIC ACCOUNTS 2021-2022

▌ 20.  Risk management and derivative instruments

To meet the financial requirements arising from its operations and investment activities and from the repayment of borrowings that are maturing, the government has provided itself with an annual financing and debt-management program targeting Canadian and international financial markets.

Participation in these markets involves various types of risk. Therefore, the government devises risk-management strategies using the different derivative instruments at its disposal.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to pay the interest and repay the principal on borrowings in foreign currency will vary according to exchange market fluctuations. To manage this risk, the government uses derivative instruments such as currency swap contracts and foreign exchange forward contracts. These contracts, whose purpose is to exchange cash flows from one currency to another, will mature at various dates up to 2037. In managing foreign exchange risk, the government also acquires assets in foreign currency within its sinking funds relating to borrowings.

As at March 31, 2022 and 2021, after taking into account derivative instruments used to manage foreign exchange risk and assets in foreign currency held in sinking funds relating to borrowings, 100% of the structure of the debt was in Canadian dollars. This percentage is calculated on the basis of the government's gross debt.16 A change of 1% in the Canadian dollar in relation to foreign currencies would not have a significant impact on the gross debt1 and debt service.

Debt service takes into account foreign exchange losses of $32 million ($12 million in 2020-2021).

Interest rate risk

Interest rate risk is the risk that debt service will vary according to interest rate fluctuations. To reduce its exposure to interest rate risk, the government uses interest rate swap contracts or other types of derivative instruments. Interest rate swap contracts make it possible to exchange payments of interest at fixed rates for payments of interest at variable rates, or vice versa, on the basis of a reference par value.

After taking into account derivative instruments used to manage interest rate risk, the structure of the debt was 82% at fixed interest rates and 18% at variable interest rates (83% at fixed interest rates and 17% at variable interest rates as at March 31, 2021). These percentages are calculated on the basis of the government's gross debt.1 The debt at fixed rates is the debt that will not mature and not be subject to a change of interest rate in the coming fiscal year.

_____________________________________________

1 Gross debt including advance borrowings.

CONSOLIDATED FINANCIAL STATEMENT	129

20.  Risk management and derivative instruments (cont'd)

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations. To protect itself from such a risk within the scope of derivative instrument transactions, the government has adopted a credit risk management policy that limits potential counterparty losses. In accordance with this policy, the government uses over-the-counter derivative instruments only with counterparties with which it has concluded framework agreements.

A credit limit is set for each counterparty based mainly on its credit rating. When this limit is exceeded, a process is implemented to ensure compliance with the limit set with the counterparty. Under certain framework agreements, credit overruns receive credit support that may be covered through short-term securities or cash.

The government deals with major financial institutions that receive credit ratings from at least two credit rating agencies, one of which must be Standard & Poor's or Moody's. When a transaction agreement comes into effect, the institution must have a rating of A or higher from at least one of these agencies. As at March 31, 2022 and 2021, 100% of the transactions in effect met this criterion.

Liquidity risk

Liquidity risk is the risk that the government will not be able to meet its financial commitments over the short term. To offset this risk, the general fund of the Consolidated Revenue Fund has lines of credit totalling CAN$1 165 million with various Canadian banking institutions. As at March 31, 2022, the outstanding amount of these lines of credit was $3 million ($28 million as at March 31, 2021).

The general fund of the Consolidated Revenue Fund has also concluded a credit agreement totalling US$3 250 million with a Canadian and international banking syndicate. To date, no transactions have been carried out under this credit agreement.

In addition, the general fund of the Consolidated Revenue Fund keeps, in the sinking fund for government borrowings, prudential liquid assets invested mainly in highly liquid securities of the federal government. In the event of major disruptions in financial markets, these securities can be sold and the liquid assets recovered rapidly, thus enabling the government to honour its financial commitments. As at March 31, 2022, the book value of these prudential liquid assets was CAN$13 215 million (CAN$13 182 million as at March 31, 2021).

130	PUBLIC ACCOUNTS 2021-2022

▌ 21.  Debts

Significant accounting policies

Debts

Debts are recorded at the amount received at the time of issue, adjusted by the premium or discount amortization to obtain the amount of principal repayable at maturity. The amortization is calculated using the effective rate for each borrowing.

Issue expenses related to debts are deferred and amortized over the term of each borrowing using the straight-line method. The unamortized balance is included in deferred expenses related to debts.

Derivative instruments

The government uses derivative instruments to manage foreign exchange and interest rate risks related to debts. These instruments are recorded at cost.

Derivative instruments, such as currency swap contracts and foreign exchange forward contracts, are used to manage the foreign exchange risk associated with the repayment of interest and principal on borrowings in foreign currency and with the cash management transactions this entails. The components of these instruments, namely, financial assets and liabilities, are offset against one another and presented in "Debts".

Interest rate exchanges stemming from interest rate swap contracts used to change exposure to interest rate risk over the long term are reconciled with interest charges for the borrowings with which these swap contracts are associated.

Gains or losses on long-term derivative instruments are deferred and amortized using the straight-line method over the term of each contract. However, gains or losses on derivative instruments used to modify the interest rate risk are amortized over the term of the underlying security.

Sinking funds relating to borrowings

Securities held by the sinking funds relating to borrowings are recorded at the amount paid at the time of purchase, adjusted by the premium or discount amortization to obtain the amount of principal receivable at maturity. The amortization is calculated on the basis of the effective rate for each security.

The difference between the book value of a security and the amount received at the time of its disposal is recorded in the Consolidated statement of operations.

CONSOLIDATED FINANCIAL STATEMENT	131

21.  Debts (cont'd)

Debts by category and weighted average rate

	As at March 31

	2022			2021

	Weighted average rate(1)	In monetary units	Equivalent in Canadian dollars	Weighted average rate(1)	In monetary units	Equivalent in Canadian dollars
		(millions)	(millions)		(millions)	(millions)
Debts contracted on financial markets
In Canadian dollars
Short-term borrowings(2),(3)		1 007	1 007		3 887	3 887
Treasury bills(2)		4 491	4 491 (2)		3 898	3 898
Savings products(4)		12 388	12 388		12 081	12 081
Bonds and notes(2),(4)		180 868	180 868		172 262	172 262
Mortgage loans		40	40		44	44
Sums receivable from counterparties(5)		(1 674)	(1 674)		(699)	(699)
Sub-total	3.32%	197 120	197 120	3.22%	191 473	191 473
Derivatives		52 206	52 206		50 348	50 348
		249 326	249 326		241 821	241 821
In US dollars
Bonds and notes(2)		20 206	25 250		22 600	28 419
Sums (receivable from) payable to counterparties(5)		(1 210)	(1 512)		364	458
Sub-total	3.43%	18 996	23 738	3.15%	22 964	28 877
Derivatives		(17 588)	(21 978)		(21 480)	(27 011)
		1 408	1 760		1 484	1 866
In euros
Bonds and notes	0.78%	17 862	24 744	0.91%	13 128	19 376
Derivatives		(16 831)	(23 316)		(12 092)	(17 847)
		1 031	1 428		1 036	1 529
In Australian dollars
Bonds and notes	3.52%	1 641	1 536	3.89%	1 870	1 790
Derivatives		(1 639)	(1 534)		(1 867)	(1 787)
		2	2		3	3
In pound sterling
Bonds and notes	1.19%	1 049	1 723	1.19%	1 049	1 818
Derivatives		(1 050)	(1 724)		(1 050)	(1 820)
		(1)	(1)		(1)	(2)

In Swiss francs
Bonds and notes	0.83%	1 074	1 455	1.41%	1 024	1 366
Derivatives		(1 075)	(1 456)		(1 025)	(1 367)
		(1)	(1)		(1)	(1)
In yens
Bonds and notes	2.42%	21 000	216	2.42%	21 000	239
Derivatives		(21 000)	(216)		(21 000)	(239)

In Swedish kronas		―	―		―	―
Bonds and notes	1.17%	1 700	227	1.17%	1 700	245
Derivatives		(1 698)	(227)		(1 698)	(245)
		2	―		2	―

Total carried forward			252 514			245 216

132	PUBLIC ACCOUNTS 2021-2022

21.  Debts (cont'd)

Debts by category and weighted average rate (cont'd)

	As at March 31

	2022				2021

	Weighted average rate(1)		In monetary units	Equivalent in Canadian dollars	Weighted average rate(1)		In monetary units	Equivalent in Canadian dollars
			(millions)	(millions)			(millions)	(millions)
Debts contracted on financial markets

Total brought forward				252 514				245 216

In New Zealand dollars
Bonds and notes	3.35%		181	157	3.35%		181	159
Derivatives			(181)	(157)			(181)	(159)
			―	―	―		―
In Hong Kong dollars
Bonds and notes					1.95%		540	87
Derivatives							(540)	(87)
			―	―	―		―

Sub-total				252 514				245 216

Debts arising from agreements and contracts
In Canadian dollars
Private-public partnership agreements			3 775	3 775			3 876	3 876
Capital leases			316	316			324	324
Sub-total	4.74%		4 091	4 091	4.74%		4 200	4 200

Total	3.06%	(6)		256 605	3.00%	(6)		249 416
Less :
Sinking funds relating to borrowings(7)
In Canadian dollars			28 747	28 747			27 345	27 345
In US dollars			1 590	1 987			1 680	2 112
In euros			1 010	1 400			1 010	1 491
				32 134				30 948

Total debts before deferred foreign exchange gains				224 471				218 468
Deferred foreign exchange gains				151				123

Total debts				224 622				218 591

(1) The weighted average rates by currency of the debts are determined based on the effective interest rates of the debts in effect as at March 31, not including derivatives.

(2) The government held $21 454 M of its own securities ($16 499 M as at March 31, 2021), that is, $13 485 M ($11 877 M as at March 31, 2021) in its sinking funds relating to borrowings, $6 082 M ($2 917 M as at March 31, 2021) in its short-term investments, $746 M ($771 M as at March 31, 2021) in its investments in government enterprises, $538 M ($457 M as at March 31, 2021) in its portfolio investments and $603 M ($477 M as at March 31, 2021) in its cash equivalents.

(3) Short-term borrowings are mainly comprised of bank loans and short-term notes.

(4) These categories included securities issued with a book value of $2 877 M ($2 858 M as at March 31, 2021) the proceeds of which are allocated to specific projects with environmental benefits.

(5) Sums received (paid) as security for credit support under credit risk management agreements. Additional information is provided in Note 20, "Risk management and derivative instruments".

(6) This weighted average rate is determined based on the effective interest rates of debts in effect as at March 31, taking derivatives into account.

(7) Payments to the sinking funds relating to borrowings stem from commitments made by the government to pay off its debts. These funds are associated with $99 266 M in debts ($89 800 M as at March 31, 2021).

CONSOLIDATED FINANCIAL STATEMENT	133

21.  Debts (cont'd)

Change in the balance of sinking funds relating to borrowings

(millions of dollars)

Fiscal year ended March 31

	2022	2021

Equivalent in Canadian dollars

Opening balance	31 057	28 659

Payments from the general fund of the Consolidated Revenue Fund and from other entities included in the government's reporting entity	3 901	3 167

(Losses) revenue on investment	(173)	1 133

	34 785	32 959

Sums used to repay debts	(2 500)	(1 902)

Closing balance	32 285	31 057

Balance of sinking funds relating to borrowings - Detailed information

(millions of dollars)

	As at March 31

	2022	2021

	Equivalent in Canadian dollars

Investments

Treasury bills	4 880	5 516

Bonds and notes(1)	27 096	25 304

Other	9	(1)

	31 985	30 819

Accrued interest and other assets	149	129

Funds balance before deferred foreign exchange losses	32 134	30 948

Deferred foreign exchange losses	151	109

Funds balance	32 285	31 057

(1) As part of its operations related to risk management, the government gives as security financial securities. The government had given investment securities included in the sinking funds relating to borrowings, whose book value was $51 M ($180 M as at March 31, 2021).

134	PUBLIC ACCOUNTS 2021-2022

21.  Debts (cont'd)

Debt repayment schedule by currency

(millions of dollars)

	Equivalent in Canadian dollars

	Debts contracted on financial markets						Debts arising from agreements and contracts

Maturing on March 31	In Canadian dollars (1)		In US dollars	In euros	Other currencies (3)	Sub-total	In Canadian dollars	Total

2023	17 155	(2)	(215)	4		16 944	103	17 047

2024	15 334		(1 255)	(17)	(1)	14 061	108	14 169

2025	18 058		(15)	(5)		18 038	112	18 150

2026	17 331		348	(5)		17 674	117	17 791

2027	11 292		(404)		1	10 889	124	11 013

	79 170		(1 541)	(23)	―	77 606	564	78 170

2028-2032	63 315		1 288	23		64 626	701	65 327

2033-2037	15 039		26	28		15 093	844	15 937

2038-2042	16 202					16 202	1 009	17 211

2043-2047	15 231					15 231	711	15 942

2048 and thereafter	31 622					31 622	262	31 884

	220 579		(227)	28	―	220 380	4 091	224 471

(1) In regard to callable savings products totalling $2 935 M, the schedule provides for the repayment of $1 548 M in 2023, $397 M in 2024, $272 M in 2025, $186 M in 2026, $118 M in 2027 and $414 M in 2028-2032.

(2) The debt repayment schedule in Canadian dollars contracted on financial markets takes into account the repayment of $4 491 M in treasury bills and $1 007 M in short-term borrowings for 2023.

(3) Other currencies included mainly the Australian dollar, the pound sterling and the Swiss franc.

CONSOLIDATED FINANCIAL STATEMENT	135

21.  Debts (cont'd)

Debt repayment schedule by sinking funds relating to borrowings, by currency

(millions of dollars)

Equivalent in Canadian dollars

Maturing on March 31	In Canadian Dollars	In US dollars	In euros	Total

2023	4 476			4 476

2024	2 078	1 306	1 400	4 784

2025	3 193			3 193

2026	1 968			1 968

2027	3 941	681		4 622

	15 656	1 987	1 400	19 043

2028-2032	10 170			10 170

2033-2037				―

2038-2042	505			505

2043-2047	1 386			1 386

2048 and thereafter	1 030			1 030

	28 747	1 987	1 400	32 134

Debts arising from private-public partnership agreements and capital leases

(millions of dollars)

	As at March 31

	2022	2021

	Equivalent in Canadian dollars

Private-public partnership agreements(1)

Hospital centres and residential and long-term care centres	2 605	2 675

Road transportation infrastructure	1 030	1 058

Other	140	143

	3 775	3 876

Capital leases	316	324

	4 091	4 200

(1) Private-public partnership agreements are contracts that provide for the design, construction, financing and maintenance of fixed assets by a private partner and, in some cases, for the operation of those assets by the partner. The debts related to these private-public partnership agreements have a term of 25 to 39 years.

136	PUBLIC ACCOUNTS 2021-2022

▌ 22.  Fixed assets

Significant accounting policies

Fixed assets

Fixed assets are recorded at cost and depreciated except for land-which is not depreciated-on a straight-line basis over a period corresponding to their useful life. Their cost includes financing charges capitalized during their construction, improvement or development.

Works of art and historic properties, such as paintings, sculptures, drawings, prints, photographs, films and videos are not recorded as fixed assets. Their cost is charged to expenditure in the fiscal year during which they are acquired.

Fixed assets acquired through government transfer or through donation, including those acquired for a nominal value, are recorded at their fair value at the time of acquisition.

Land in the public domain and natural resources, such as forests, water and mining resources, which the government holds by virtue of the fact that they were devolved to the state and not purchased, are not recorded in the government's consolidated financial statements. Intangible items do not constitute non-financial assets for the government.

Fixed assets held under capital leases

The cost of fixed assets held under capital leases is equal to the present value of minimum payments due for the rental of such assets, without exceeding the fair value of the leased asset. Fixed assets under construction, development or improvement are not depreciated.

Fixed assets acquired under private-public partnership agreements

Some fixed assets are acquired under private-public partnership agreements. These agreements are long-term contracts by which the government involves one or more private partners in designing, building, maintaining and operating a public good, with or without funding from these partners. The fixed asset and the debt associated with it are recognized when the risks and advantages associated with the ownership of the public good are devolved to the government, for the most part, in accordance with the terms of the agreement concerned.

The cost of a fixed asset acquired under a private-public partnership agreement is equal to the lower of the present value of the cash flows associated with the fixed asset and the fixed asset's fair value. If the cash flows associated with the fixed asset cannot be isolated from those related to its operation, the cost of the asset is determined on the basis of its fair value. The fair value of the fixed asset is estimated on the basis of the agreement's specifications.

CONSOLIDATED FINANCIAL STATEMENT	137

22.  Fixed assets (cont'd)

Categories	Useful life

Buildings (Institutional and operational buildings, leasehold improvements, etc.)	10 to 50 years

Facilities (Organization and development of natural spaces: land, parks, forests, watercourses, etc.)	5 to 20 years

Complex networks (Road, maritime and air transportation infrastructures, natural resource development networks, dams and other large structures, etc.)	10 to 60 years

Equipment (Transport vehicles, machinery, office furniture and equipment, specialized medical, educational, scientific and industrial equipment, etc.)	3 to 30 years

Data processing and office automation equipment (Computers, printers and other peripheral devices, software, telecommunication, radiocommunication and information processing equipment, etc.)	3 to 10 years

Development of data processing systems (Design, production and implementation of data processing systems, including equipment and software acquired for this purpose)	5 to 10 years

138	PUBLIC ACCOUNTS 2021-2022

22.  Fixed assets (cont'd)

Change in fixed assets by category

(millions of dollars)

	Land	Buildings	Facilities	Complex networks	Equipment	Data processing and office automation equipment	Develop- ment of data processing systems	Total

Cost

Opening balance	2 819	65 619	2 153	47 843	12 978	3 400	5 860	140 672

Acquisitions	146	390	37	152	727	443	43	1 938

Work in progress		4 525	236	2 690	59	73	373	7 956

Impact of disposals and reductions in value	(8)	(215)	(9)	(839)	(373)	(290)	(72)	(1 806)

Restatements and other adjustments	16	(7)	(7)	(132)	(1)	133	(2)	―

Closing balance	2 973	70 312	2 410	49 714	13 390	3 759	6 202	148 760

Accumulated depreciation

Opening balance	―	26 373	828	19 567	8 185	2 414	3 901	61 268

Depreciation expenses		1 574	103	1 413	729	462	300	4 581

Impact of disposals		(188)	(3)	(687)	(360)	(279)	(56)	(1 573)

Restatements and other adjustments				(95)		95		―

Closing balance	―	27 759	928	20 198	8 554	2 692	4 145	64 276

Net book value as at March 31, 2022	2 973	42 553	1 482	29 516	4 836	1 067	2 057	84 484

Net book value as at March 31, 2021	2 819	39 246	1 325	28 276	4 793	986	1 959	79 404

CONSOLIDATED FINANCIAL STATEMENT	139

22.  Fixed assets (cont'd)

Fixed assets rented under capital leases

(millions of dollars)

	Buildings	Equipment	Other	Total

Cost	347	19	15	381

Accumulated depreciation	84	14	9	107

Net book value as at March 31, 2022	263	5	6	274

Net book value as at March 31, 2021	266	5	6	277

Fixed assets acquired under private-public partnership agreements

(millions of dollars)

	Buildings	Facilities	Complex networks	Equipment	Total

Cost	5 401	197	2 303	152	8 053

Accumulated depreciation(1)	637	50	554	64	1 305

Net book value as at March 31, 2022	4 764	147	1 749	88	6 748

Net book value as at March 31, 2021	4 871	155	1 807	99	6 932

(1) The depreciation expense for these fixed assets was $188 M ($178 M in 2020-2021).

Fixed assets under construction, development or improvements (work in progress)

(millions of dollars)

	Buildings	Facilities	Complex networks	Equipment	Data processing and office automation equipment	Development of data processing systems	Total

Cost as at March 31, 2022	6 396	248	398	92	114	889	8 137

Cost as at March 31, 2021	5 042	243	302	108	59	938	6 692

Note: No depreciation expense was recorded for these fixed assets in 2021-2022 and 2020-2021.

140	PUBLIC ACCOUNTS 2021-2022

▌ 23.  Other non-financial assets

Significant accounting policy
Inventories Inventories are valued at the lower of cost and net realizable value.

Detail of the other non-financial assets

(millions of dollars)

	As at March 31

	2022		2021

Inventories	2 064		1 409

Prepaid expenses	468		704

	2 532	(1)	2 113	(1)

(1) This included $1 328 M in assets related to the management of the pandemic, such as personal protective equipment (for example, masks, gloves, gowns), medical supplies, rapid screening test kits and vaccines ($1 022 M as at March 31, 2021).

▌ 24.  Contractual obligations and contractual rights

Significant accounting policies

A contractual obligation is presented when all of the following conditions are met:

- there is a legally enforceable written document dated March 31 giving the other party the power to take the matter to court for enforcement;

- this written document leads to the loss of discretionary power, that is, the government is likely to have little or no opportunity to amend the written terms and conditions or withdraw from them on its own initiative and therefore has no other realistic alternative than to settle the obligation when the transaction or event occurs;

- the government will have to sacrifice economic resources in the future to settle the obligation;

- the transaction or event giving rise to the obligation or right has not yet occurred.

A contractual right is disclosed under the same circumstances, that is, when there is a legally enforceable written document as at March 31 depriving the other party of discretionary power and will lead to an inflow of economic resources for the government when the transaction or event occurs.

Contractual obligations or rights stemming from agreements of indeterminate length are calculated and presented over a six-year period: each of the first five years of the agreements and an additional year for the balance. Contractual obligations resulting from agreements where the amounts are paid in perpetuity are spread over 30 years.

CONSOLIDATED FINANCIAL STATEMENT	141

24.  Contractual obligations and contractual rights (cont'd)

Contractual obligations by expenditure and investment category

(millions of dollars)

	Expenditures						Investments

	Transfers			Operating

Maturing on March 31	Capital	Agreements concerning non-capital expenditures	Remune- ration (1)	Capital leases	Procurement of goods and services (2)	Others	Acquisitions of fixed assets	Loan and investment pledges	Total

2023	2 191	5 398	8 684	663	5 761	984	7 662	2 001	33 344

2024	1 117	2 025	236	545	2 874	535	1 981	458	9 771

2025	1 084	1 208	115	450	1 783	6	997	202	5 845

2026	1 133	537	115	389	1 326	3	259	112	3 874

2027	899	484	100	333	1 017	1	86	57	2 977

	6 424	9 652	9 250	2 380	12 761	1 529	10 985	2 830	55 811

2028 and thereafter	9 552	5 491		1 955	7 976		130	298	25 402

	15 976	15 143	9 250	4 335	20 737	1 529	11 115	3 128	81 213

No fixed maturity date								980	980

	15 976	15 143	9 250	4 335	20 737	1 529	11 115	4 108	82 193

(1) Remuneration-related contractual obligations stem mainly from agreements with medical specialists and general practitioners.

(2) Contractual obligations related to the procurement of goods and services included an amount of $7 227 M stemming from private-public partnership agreements.

Contractual rights by revenue source

(millions of dollars)

Maturing on March 31	Natural resources	Sales of goods and services	Transfers from federal government	Other	Total

2023	425	380	5 513	154	6 472

2024	91	261	5 153	77	5 582

2025	25	251	5 162	53	5 491

2026	19	247	5 571	31	5 868

2027	19	247	3 404	7	3 677

	579	1 386	24 803	322	27 090

2028 and thereafter	90	439	4 463	39	5 031

	669	1 825	29 266	361	32 121

142	PUBLIC ACCOUNTS 2021-2022

▌ 25.  Contingencies

Significant accounting policies

Contingent liabilities

Obligations stemming from lawsuits and disputes are recorded as liabilities when a future event is likely to confirm the existence of a liability as at the date of the financial statements and a reasonable estimate of the loss can be made. If it is impossible to determine whether the event is likely to occur, or if the event is likely to occur but no reasonable estimate of that likeliness can be made, a contingent liability is presented in an additional note.

The accounting principles used for contingent liabilities relating to environmental liabilites and allowances for losses from guaranteed financial initiatives are presented in Note 17 on allowance for losses on guaranteed financial initiatives and in Note 18 on environmental liability, respectively.

Material measurement uncertainty

Contingent liabilities may vary based on the assumptions made to determine the likelihood that an existing situation will be resolved as at the date of the financial statements and the assumptions made to estimate the value of contingent liabilities. Among the assumptions used are past experience, current negotiations, recent settlements and court rulings.

Those forecasts may vary widely in the coming year. Since the disclosure of information could negatively affect the outcomes of lawsuits and disputes, information as to the amounts and extent of related uncertainties is not provided.

The measurement uncertainty with respect to environmental liability and the allowance for losses on guaranteed financial initiatives is presented in Note 17 on allowance for losses on guaranteed financial initiatives and in Note 18 on environmental liability, respectively.

CONSOLIDATED FINANCIAL STATEMENT	143

25.  Contingencies (cont'd)

Contingent liabilities

Legal proceedings and disputes

A number of claims have been instituted against the government, which is also involved in legal proceedings before the courts. These different disputes result from breaches of contract and damages suffered by individuals or property. In some cases, the amounts claimed are mentioned, in others, no mention is made of them. Claims for which an amount has been established total $3 193 million, after deducting the allowances taken by the government in this regard.

Some of Québec's Indigenous communities have instituted legal proceedings involving $10 052 million in damages and interest against the government for land claims, the recognition of certain ancestral rights and other related questions. These proceedings are at different stages (some proceedings being currently suspended or inactive) and should eventually be resolved through negotiations, rulings or the abandonment of proceedings by applicants.

Since the outcome of these legal proceedings and disputes is uncertain, the government cannot determine its potential losses.

With regards to the application of the Pay Equity Act (CQLR, chapter E-12.001), the government makes a provision for a job class when it is likely that this job class will benefit from a salary adjustment as a result of a pay equity audit or a complaint and it can reasonably estimate the amount it will have to pay. In this regard, the government is subject to complaints by some of its employees and some of the unions representing them, particularly within the framework of pay equity audits conducted in 2010 and 2015 for the parapublic sector plan. In addition, work is in progress for the 2020 evaluation of pay equity maintenance in accordance with the process established by the Act. The exercise could be carried out over a few years. The estimation method used to value the liability includes the assumptions deemed most probable by the government.

144	PUBLIC ACCOUNTS 2021-2022

▌ 26.  Cash flow information

Items not affecting cash flow

(millions of dollars)

	Fiscal year ended March 31

	2022		2021

Doubtful accounts		419		221

Allowances related to loans and portfolio investments and guaranteed financial initiatives		(3)		227

Reinvestment of the income from Generations Fund investments		(484)		(769)

Revenue from government enterprises		(5 960)		(4 491)

Losses (gains) on the disposal of assets		604		(714)

Loss in value of assets other than temporary		56		321

Amortization of deferred expenses related to debts		113		144

Amortization of deferred revenue related to the acquisition of fixed assets		(258)		(210)

Activities related to pension plans and other employee future benefits

Cost of accrued benefits(1)	3 182		3 006

Changes to plans	(77)		5

Amortization of actuarial losses	619		595

Interest on obligations relating to accrued benefits	7 331		7 128

Change in valuation allowances	115		83

	11 170		10 817

Reinvestment of revenue from fund's investments	(6 761)	4 409	(6 243)	4 574

Depreciation of fixed assets		4 581		4 399

Other items not affecting cash flow		130		(57)

		3 607		3 645

(1) This item includes compensations paid by the government into the contribution funds of participants in the government and Public Employees Retirement Plan (RREGOP) and the Pension Plan of Management Personnel (PPMP).

CONSOLIDATED FINANCIAL STATEMENT	145

26.  Cash flow information (cont'd)

Change in assets and liabilities related to operations

(millions of dollars)

	Fiscal year ended March 31

	2022	2021

Assets

Accounts receivable	(2 185)	(2 590)

Generations Fund - accounts receivable	(8)	(8)

Other financial assets	(698)	(207)

Other non-financial assets	(426)	(1 061)

	(3 317)	(3 866)

Liabilities

Accounts payable and accrued expenses	6 404	4 637

Deferred revenue	1 369	610

Allowance for losses on guaranteed financial initiatives	(9)	(14)

Environmental liabilities	(26)	(150)

	7 738	5 083

	4 421	1 217

Additional information

(millions of dollars)

	Fiscal year ended March 31

	2022	2021

Interest paid	7 692	7 730

Dividends receivable from government enterprises	447	423

Fixed asset acquisition included in accounts payable and accrued expenses	(1 572)	(1 337)

146	PUBLIC ACCOUNTS 2021-2022

26.  Cash flow information (cont'd)

Non-cash transactions

(millions of dollars)

	Fiscal year ended March 31

	2022	2021

Investment activities

Short-term investments - repurchase of titles		4 000

Portfolio investments made	(19)

Loans recovered	19

Government enterprises	(24)	(50)

	(24)	3 950

Fixed asset investment activities

Fixed assets acquired(1)	(6)	(117)

Fixed assets disposed of	22	32

	16	(85)

Financing activities

Debts issued(1)	6	124

Debts - repurchase of titles	(17)	(4 017)

Specific pension plan funds	(10)	(8)

	(21)	(3 901)

(1) These non-cash transactions stem mainly from private-public partnership agreements and capital leases.

CONSOLIDATED FINANCIAL STATEMENT	147

▌ 27.  Related party information

The government is a related party to its key management personnel, their close relatives and entities for which one or more of those people have the power to guide financial and administrative decisions. The government's main management personnel are ministers, deputy ministers, and presidents and executive directors or their equivalent.

The government concluded no significant transactions with related parties during fiscal 2021-2022, for amounts different from those that would have been established between non-related parties.

148	PUBLIC ACCOUNTS 2021-2022

Appendix 1

Reporting entity

National Assembly, appointed persons, government departments and bodies whose financial transactions were conducted from
the general fund of the Consolidated Revenue Fund

National Assembly

Persons Appointed by the National Assembly

 Auditor General

 Chief Electoral Officer1

 Lobbyists Commissioner

 Public Protector

 The Ethics Commissioner

Departments and bodies

Affaires municipales et Habitation

 Administrative Housing Tribunal

 Commission municipale du Québec

Agriculture, Pêcheries et Alimentation

 Commission de protection du territoire agricole du Québec

 Régie des marchés agricoles et alimentaires du Québec

Conseil du trésor

 Commission de la fonction publique

Conseil exécutif

 Commission d'accès à l'information

Culture et Communications

 Conseil du patrimoine culturel du Québec

Cybersécurité et Numérique

Économie et Innovation

 Commission de l'éthique en science et en technologie

Éducation

 Commission consultative de l'enseignement privé

 Conseil du statut de la femme

 Conseil supérieur de l'éducation

Énergie et Ressources naturelles

Enseignement supérieur

 Comité consultatif sur l'accessibilité financière aux études

 Commission d'évaluation de l'enseignement collégial

Environnement et Lutte contre les changements climatiques

 Bureau d'audiences publiques sur l'environnement

Famille

 Curateur public

CONSOLIDATED FINANCIAL STATEMENT	149

Appendix 1

Reporting entity (cont'd)

National Assembly, appointed persons, government departments and bodies whose financial transactions were conducted from
the general fund of the Consolidated Revenue Fund (cont'd)

Finances

Forêts, Faune et Parcs

Immigration, Francisation et Intégration

Justice

 Commission des droits de la personne et des droits de la jeunesse

 Commission de toponymie

 Committee on the Remuneration of Criminal and Penal Prosecuting Attorneys

 Committee on the remuneration of judges and justices of the peace

 Conseil de la justice administrative

 Conseil de la magistrature

 Conseil supérieur de la langue française

 Directeur des poursuites criminelles et pénales

 Human Rights Tribunal

 Office de la protection du consommateur

 Office québécois de la langue française

Relations internationales et Francophonie

Revenu2

Santé et Services sociaux

 Commissaire à la santé et au bien-être

 Office des personnes handicapées du Québec

Sécurité publique

 Bureau des enquêtes indépendantes

 Bureau du coroner

 Comité de déontologie policière

 Commissaire à la déontologie policière

 Commissaire à la lutte contre la corruption

 Commission québécoise des libérations conditionnelles

 Régie des alcools, des courses et des jeux

Tourisme

Transports

 Commission des transports du Québec

Travail, Emploi et Solidarité sociale

 Commission des partenaires du marché du travail

1. The Chief Electoral Officer is also Chair of the Commission de la représentation électorale.

2. Transactions of the general fund of the Consolidated Revenue Fund related to the enforcement or administration of any statute under the responsibility of the Minister of Revenue are administered by the Agence du revenu du Québec.

150	PUBLIC ACCOUNTS 2021-2022

Appendix 2

Reporting entity (cont'd)

Government bodies and special funds

Bodies

Agence du revenu du Québec

Autorité des marchés financiers

Autorité des marchés publics

Bibliothèque et Archives nationales du Québec

Centre d'acquisitions gouvernementales

Centre de la francophonie des Amériques

Commission de la capitale nationale du Québec

Commission des services juridiques

Conseil des arts et des lettres du Québec

Conservatoire de musique et d'art dramatique du Québec (June 30)

Corporation d'urgences-santé

École nationale de police du Québec1 (June 30)

École nationale des pompiers du Québec (June 30)

Financement-Québec

Fondation de la faune du Québec

Fonds d'aide aux actions collectives

Fonds de l'assurance médicaments - Prescription Drug Insurance Fund

Fonds de recherche du Québec-Nature et technologies - Québec Research Fund-Nature and Technology

Fonds de recherche du Québec-Santé - Québec Research Fund-Health

Fonds de recherche du Québec-Société et culture - Québec Research Fund-Society and Culture

Héma-Québec

Institut de la statistique du Québec

Institut de technologie agroalimentaire du Québec (June 30)

Institut de tourisme et d'hôtellerie du Québec (June 30)

Institut national de santé publique du Québec

Institut national des mines

Institut national d'excellence en santé et en services sociaux

La Financière agricole du Québec

Musée d'art contemporain de Montréal

Musée de la civilisation

Musée national des beaux-arts du Québec

Office de la sécurité économique des chasseurs cris - Cree Hunters Economic Security Board (June 30)

Office des professions du Québec

Office Québec-Monde pour la jeunesse

Régie de l'assurance maladie du Québec

Régie de l'énergie

Régie du bâtiment du Québec

Société de développement de la Baie-James (December 31)

Société de développement des entreprises culturelles

Société de développement et de mise en valeur du Parc olympique

Société de financement des infrastructures locales du Québec

Société de la Place des Arts de Montréal

Société de l'assurance automobile du Québec (December 31)

Société des établissements de plein air du Québec

Société des parcs de sciences naturelles du Québec

CONSOLIDATED FINANCIAL STATEMENT	151

Appendix 2

Reporting entity (cont'd)

Government bodies and special funds (cont'd)

Bodies (cont'd)

Société des traversiers du Québec

Société de télédiffusion du Québec (Télé-Québec)

Société d'habitation du Québec

Société du Centre des congrès de Québec

Société du Grand Théâtre de Québec (August 31)

Société du Palais des congrès de Montréal

Société du Plan Nord

Société nationale de l'amiante2

Société portuaire du Bas-Saint-Laurent et de la Gaspésie inc.

Société québécoise de récupération et de recyclage

Société québécoise des infrastructures

Société québécoise d'information juridique

Special funds of the Consolidated Revenue Fund

Access to Justice Fund

Administrative Labour Tribunal (Fund of the)3

Administrative Tribunal of Québec (Fund of the)3

Air Service Fund

Assistance Fund for Independent Community Action

Avenir Mécénat Culture Fund

Cannabis Prevention and Research Fund

Capitale-Nationale Region Fund

Cybersecurity and Digital Technology Fund

Economic Development Fund

Educational Childcare Services Fund

Electrification and Climate Change Fund

Energy Transition, Innovation and Efficiency Fund

Financing Fund

Financial Markets Administrative Tribunal (Fund of the)3

Fund dedicated to assistance for persons who are victims of criminal offences

Fund for the Protection of the Environment and the Waters in the Domain of the State

Fund to Combat Addiction

Generations Fund

Goods and Services Fund

Health and Social Services Information Resources Fund

Health Services Fund

Highway Safety Fund

IFC Montréal Fund

Information Technology Fund of the Ministère de l'Emploi et de la Solidarité sociale

Labour Market Development Fund

Land Transportation Network Fund

Natural Resources and Energy Capital Fund

152	PUBLIC ACCOUNTS 2021-2022

Appendix 2

Reporting entity (cont'd)

Government bodies and special funds (cont'd)

Special funds of the Consolidated Revenue Fund (cont'd)

Natural Resources Fund

Northern Plan Fund

Police Services Fund

Public Contracts Fund

Québec Cultural Heritage Fund

Québec Enterprise Growth Fund

Québec Fund for Social Initiatives

Regions and Rurality Fund

Register Fund of the Ministère de la Justice

Rolling Stock Management Fund

Special Contracts and Financial Assistance for Investment Fund

Sports and Physical Activity Development Fund

Tax Administration Fund

Territorial Information Fund

Tourism Partnership Fund

University Excellence and Performance Fund

Note: When a fiscal year ends on a date other than March 31, the date is indicated in parentheses. Interim data are then used for the period between the end of the fiscal year and March 31.

1. No data are available for the period between the end of the fiscal year and March 31.

2. The Société nationale de l'amiante has ceased its operations. Since June 1, 2016, this entity has been constituted as a legal person established in the public interest governed by the provisions of the Business Corporations Act (CQLR, chapter S-3.1.1).

3. The financial data for this special fund, which were used for consolidation purposes, also include those pertaining to the body financed by this fund.

CONSOLIDATED FINANCIAL STATEMENT	153

Appendix 3

Reporting entity (cont'd)

Organizations in the government's health and social services, education and higher education networks

Health and social services network

Integrated health and social services centres

Centre intégré de santé et de services sociaux de Chaudière-Appalaches

Centre intégré de santé et de services sociaux de l'Abitibi-Témiscamingue

Centre intégré de santé et de services sociaux de la Côte-Nord

Centre intégré de santé et de services sociaux de la Gaspésie

Centre intégré de santé et de services sociaux de la Montérégie-Centre

Centre intégré de santé et de services sociaux de la Montérégie-Est

Centre intégré de santé et de services sociaux de la Montérégie-Ouest

Centre intégré de santé et de services sociaux de Lanaudière

Centre intégré de santé et de services sociaux de Laval

Centre intégré de santé et de services sociaux de l'Outaouais

Centre intégré de santé et de services sociaux des Îles

Centre intégré de santé et de services sociaux des Laurentides

Centre intégré de santé et de services sociaux du Bas-Saint-Laurent

Centre intégré universitaire de santé et de services sociaux de la Capitale-Nationale

Centre intégré universitaire de santé et de services sociaux de la Mauricie-et-du-Centre-du-Québec

Centre intégré universitaire de santé et de services sociaux de l'Est-de-l'Île-de-Montréal

Centre intégré universitaire de santé et de services sociaux de l'Estrie - Centre hospitalier universitaire de Sherbrooke

Centre intégré universitaire de santé et de services sociaux de l'Ouest-de-l'Île-de-Montréal

Centre intégré universitaire de santé et de services sociaux du Centre-Ouest-de-l'Île-de-Montréal

Centre intégré universitaire de santé et de services sociaux du Centre-Sud-de-l'Île-de-Montréal

Centre intégré universitaire de santé et de services sociaux du Nord-de-l'Île-de-Montréal

Centre intégré universitaire de santé et de services sociaux du Saguenay-Lac-Saint-Jean

Other public institutions and regional authorities

Centre de santé Inuulitsivik - Inuulitsivik Health Centre

Centre de santé Tulattavik de l'Ungava - Ungava Tulattavik Health Centre

Centre hospitalier de l'Université de Montréal

Centre hospitalier universitaire Sainte-Justine

Centre régional de santé et de services sociaux de la Baie-James

Centre universitaire de santé McGill - McGill University Health Centre

CHU de Québec - Université Laval

CLSC Naskapi

Conseil cri de la santé et des services sociaux de la Baie-James - Cree Board of Health and Social Services of James Bay

Institut de cardiologie de Montréal

Institut national de psychiatrie légale Philippe-Pinel

Institut universitaire de cardiologie et de pneumologie de Québec - Université Laval

Régie régionale de la santé et des services sociaux du Nunavik - Nunavik Regional Board of Health and Social Services

154	PUBLIC ACCOUNTS 2021-2022

Appendix 3

Reporting entity (cont'd)

Organizations in the government's health and social services, education and higher education networks (cont'd)

Education network

School service centres

Centre de services scolaire au Coeur-des-Vallées

Centre de services scolaire de Charlevoix

Centre de services scolaire de Kamouraska-Rivière-du-Loup

Centre de services scolaire de la Baie-James

Centre de services scolaire de la Beauce-Etchemin

Centre de services scolaire de la Capitale

Centre de services scolaire de la Côte-du-Sud

Centre de services scolaire De La Jonquière

Centre de services scolaire de la Moyenne-Côte-Nord

Centre de services scolaire de la Pointe-de-l'Île

Centre de services scolaire de la Région-de-Sherbrooke

Centre de services scolaire de la Riveraine

Centre de services scolaire de la Rivière-du-Nord

Centre de services scolaire de Laval

Centre de services scolaire de la Vallée-des-Tisserands

Centre de services scolaire de l'Énergie

Centre de services scolaire de l'Estuaire

Centre de services scolaire de l'Or-et-des-Bois

Centre de services scolaire de Montréal

Centre de services scolaire de Portneuf

Centre de services scolaire de Rouyn-Noranda

Centre de services scolaire des Affluents

Centre de services scolaire de Saint-Hyacinthe

Centre de services scolaire des Appalaches

Centre de services scolaire des Bois-Francs

Centre de services scolaire des Chênes

Centre de services scolaire des Chic-Chocs

Centre de services scolaire des Découvreurs

Centre de services scolaire des Draveurs

Centre de services scolaire des Grandes-Seigneuries

Centre de services scolaire des Hautes-Laurentides

Centre de services scolaire des Hautes-Rivières

Centre de services scolaire des Hauts-Bois-de-l'Outaouais

Centre de services scolaire des Hauts-Cantons

Centre de services scolaire des Îles

Centre de services scolaire des Laurentides

Centre de services scolaire des Mille-Îles

Centre de services scolaire des Monts-et-Marées

Centre de services scolaire des Navigateurs

Centre de services scolaire de Sorel-Tracy

Centre de services scolaire des Patriotes

Centre de services scolaire des Phares

Centre de services scolaire des Portages-de-l'Outaouais
Centre de services scolaire des Premières-Seigneuries

CONSOLIDATED FINANCIAL STATEMENT	155

Appendix 3

Reporting entity (cont'd)

Organizations in the government's health and social services, education and higher education networks (cont'd)

Education network (cont'd)

School service centres (cont'd)

Centre de services scolaire des Rives-du-Saguenay

Centre de services scolaire des Samares

Centre de services scolaire des Sommets

Centre de services scolaire des Trois-Lacs

Centre de services scolaire du Chemin-du-Roy

Centre de services scolaire du Fer

Centre de services scolaire du Fleuve-et-des-Lacs

Centre de services scolaire du Lac-Abitibi

Centre de services scolaire du Lac-Saint-Jean

Centre de services scolaire du Lac-Témiscamingue

Centre de services scolaire du Littoral

Centre de services scolaire du Pays-des-Bleuets

Centre de services scolaire du Val-des-Cerfs

Centre de services scolaire Harricana

Centre de services scolaire Marguerite-Bourgeoys

Centre de services scolaire Marie-Victorin

Centre de services scolaire René-Lévesque

School boards

Commission scolaire Central Québec - Central Québec School Board

Commission scolaire crie - Cree School Board

Commission scolaire Eastern Shores - Eastern Shores School Board

Commission scolaire Eastern Townships - Eastern Townships School Board

Commission scolaire English-Montréal - English Montreal School Board

Commission scolaire Kativik - Kativik School Board

Commission scolaire Lester-B.-Pearson - Lester B. Pearson School Board

Commission scolaire New Frontiers - New Frontiers School Board

Commission scolaire Riverside - Riverside School Board

Commission scolaire Sir-Wilfrid-Laurier - Sir Wilfrid Laurier School Board

Commission scolaire Western Québec - Western Québec School Board

Comité de gestion de la taxe scolaire de l'île de Montréal

156	PUBLIC ACCOUNTS 2021-2022

Appendix 3

Reporting entity (cont'd)

Organizations in the government's health and social services, education and higher education networks (cont'd)

Higher education networks

General and vocational colleges (CEGEPs)

Cégep André-Laurendeau

Cégep Beauce-Appalaches

Cégep d'Ahuntsic

Cégep de Baie-Comeau

Cégep de Bois-de-Boulogne

Cégep de Chicoutimi

Cégep de Drummondville

Cégep de Granby

Cégep de Jonquière

Cégep de l'Abitibi-Témiscamingue

Cégep de la Gaspésie et des Îles

Cégep de La Pocatière

Cégep de Lévis-Lauzon

Cégep de l'Outaouais

Cégep de Maisonneuve

Cégep de Matane

Cégep de Rimouski

Cégep de Rivière-du-Loup

Cégep de Rosemont

Cégep de Sainte-Foy

Cégep de Saint-Félicien

Cégep de Saint-Hyacinthe

Cégep de Saint-Jérôme

Cégep de Saint-Laurent

Cégep de Sept-Îles

Cégep de Sherbrooke

Cégep de Sorel-Tracy

Cégep de Thetford

Cégep de Trois-Rivières

Cégep de Valleyfield

Cégep de Victoriaville

Cégep du Vieux Montréal

Cégep Édouard-Montpetit

Cégep François-Xavier Garneau

Cégep Gérald-Godin

Cégep Limoilou

Cégep Lionel-Groulx

Cégep Marie-Victorin

Cégep Montmorency

Cégep régional Champlain - Champlain Regional College

Cégep régional de Lanaudière

Cégep Saint-Jean-sur-Richelieu

CONSOLIDATED FINANCIAL STATEMENT	157

Appendix 3

Reporting entity (cont'd)

Organizations in the government's health and social services, education and higher education networks (cont'd)

Higher education networks (cont'd)

General and vocational colleges (CEGEPs) (cont'd)

Collège d'Alma

Collège Shawinigan

Dawson College

Heritage College

John Abbott College

Vanier College of General and Vocational Education

Université du Québec and its constituent universities

École de technologie supérieure

École nationale d'administration publique

Institut national de la recherche scientifique

Télé-université

Université du Québec

Université du Québec à Chicoutimi

Université du Québec à Montréal

Université du Québec à Rimouski

Université du Québec à Trois-Rivières

Université du Québec en Abitibi-Témiscamingue

Université du Québec en Outaouais

Notes: The fiscal year of the school service centres, school boards and colleges ends on June 30. Interim data are used for the period between the end of their fiscal year and March 31, except in the case of the Cree School Board. No data are available for that school board for the period from July 1 to March 31.

The financial data of the Université du Québec and its constituent universities that were used for consolidation purposes cover the period from May 1, 2021 to April 30, 2022, the date on which their fiscal year ends. Operations and events relating to these entities that occurred between April 1 and 30, 2022 did not have a material financial impact on the government's financial position and consolidated results.

158	PUBLIC ACCOUNTS 2021-2022

Appendix 4

Reporting entity (cont'd)

Government enterprises

Capital Financière agricole inc.

Hydro-Québec (December 31)

Investissement Québec

Loto-Québec

Société des alcools du Québec (fiscal year ended on the last Saturday of March)

Société du parc industriel et portuaire de Bécancour

Société ferroviaire et portuaire de Pointe-Noire S.E.C.

Société québécoise du cannabis (fiscal year ended on the last Saturday of March)

Note: When the fiscal year of a government enterprise ends on a date other than March 31, the date is indicated in parentheses. Interim data are then used for the period between the end of the fiscal year and March 31.

The government holds a 100% share of those enteprises, except for Capitale Financière agricole inc. where it holds 90.10%.

CONSOLIDATED FINANCIAL STATEMENT	159

Appendix 5

Partnerships

Government business partnerships - Purpose and percentage holding

Government partnerships	Purpose of the government partnership	Percentage holding

		2022	2021

Fonds du développement économique

Nemaska Lithium inc (December 31)	Resumption of the mine's activity and of lithium transformation in Québec	50%	50%

La Financière agricole du Québec

Fonds d'investissement pour la relève agricole (FIRA) S.E.C. (September 30)	Support for the next generation of Québec farmers by promoting the start-up and transfer of farming businesses	33%	33%

Société de développement de la Baie-James

Camp 257 S.E.C. (December 31)	Sale of restaurant, accommodation and gasoline services	33%	33%

Société de développement des entreprises culturelles

Fonds Capital Culture Québec S.E.C. (December 31)	Innovative financing for Québec cultural export businesses	60%	60%

Fonds d'investissement de la culture et des communications S.E.C. (December 31)	Financial partnership for businesses that create, produce, distribute and disseminate cultural and communication products and services	33%	33%

La Financière des entreprises culturelles (FIDEC) S.E.C. (December 31)	Financing for cultural businesses to enable them to continue to grow on international markets	46%	46%

Société de développement et de mise en valeur du Parc Olympique

Convention de société en commandite Festival Métropolitain pour la musique urbaine S.E.C. (December 31)	Organization, promotion and hosting of a music festival	50%	-

Note: When the fiscal year of a partnership ends on a date other than March 31, the date is indicated in parentheses. Interim data are then used for the period between the end of the fiscal year and March 31.

160	PUBLIC ACCOUNTS 2021-2022

Appendix 5

Partnerships (cont'd)

Government non-business partnerships - Purpose and percentage holding

Government partnerships	Purpose of the government partnership	Percentage holding

		2022	2021

Natural Resources and Energy Capital Fund

Quebec Precious Metals Corporation, Ressources Québec inc. (Rare Earth [Kipawa]) (December 31)	Development of the rare earth mining project in Kipawa in southern Témiscamingue	32%	32%

Pieridae Energy Limited, Ressources Québec inc., Tugliq Énergie S.A.R.F. (Propriété Bourque) (December 31)	Exploration, development, production and provision of hydrocarbons in the Bourque deposit in Gaspésie	45%	45%

Gaspé Énergies inc., Investissement Québec, Gestion Bernard Lemaire inc. (projet Galt) (December 31)	Exploration and development of natural resources on the properties comprising the Galt project	17%	17%

CIUSSS de l'Estrie - Centre hospitalier universitaire de Sherbrooke

Laboratoire de simulation clinique (April 30)	Support for the university hospital community - clinical training and implementation of a simulation laboratory	45%	45%

Société québécoise des infrastructures

Société Bon Pasteur S.E.N.C. (December 31)	Management of buildings to be used for the rental of commercial and residential premises	50%	50%

Note: When the fiscal year of a partnership ends on a date other than March 31, the date is indicated in parentheses. Interim data are then used for the period between the end of the fiscal year and March 31.

CONSOLIDATED FINANCIAL STATEMENT	161

Appendix 6

Properties held and fiduciary transactions

Properties held and fiduciary transactions that are not part of the government's reporting entity and that are administered for designated beneficiaries

Accounts under administration (December 31)

Under administration of the Curateur public

Account under administration of the Educational Childcare Services Fund under administration of the Ministère de la Famille

Caisse de dépôt et placement du Québec (December 31)

Cautionnements individuels des agents de voyages

under administration of the Office de la protection du consommateur

Comité Entraide - public and parapublic sectors

under administration of the Ministère du Travail, de l'Emploi et de la Solidarité sociale

Commission de la construction du Québec (December 31)

Compensation regime for municipal bodies

under administration of the Société québécoise de récupération et de recyclage

Conseil de gestion de l'assurance parentale (December 31)

Fonds central de soutien à la réinsertion sociale (December 31)

under administration of the Ministère de la Sécurité publique

Fonds d'assurance automobile du Québec (December 31)

under administration of the Société de l'assurance automobile du Québec

Fonds d'assurance-garantie

under administration of the Régie des marchés agricoles et alimentaires du Québec

Fonds d'assurance-récolte

Fonds d'assurance-stabilisation des revenus agricoles

under administration of the La Financière agricole du Québec

Fonds des pensions alimentaires

under administration of the Agence du revenu du Québec

Fonds d'indemnisation des clients des agents de voyages

under administration of the Office de la protection du consommateur

Fonds d'indemnisation des services financiers

under administration of the Autorité des marchés financiers

162	PUBLIC ACCOUNTS 2021-2022

Appendix 6

Properties held and fiduciary transactions (cont'd)

Properties held and fiduciary transactions that are not part of the government's reporting entity and that are administered for designated beneficiaries (cont'd)

Guarantee fund

under administration of the Régie du bâtiment du Québec

Parental Insurance Fund (December 31)

under administration of the Conseil de gestion de l'assurance parentale (December 31)

Retraite Québec (December 31)

Trust fund under administration of the Bureau général de dépôts pour le Québec under administration of the Ministère des Finances

Unclaimed property (December 31)

under administration of the Agence du revenu du Québec

Workforce Skills Development and Recognition Fund

under administration of the Ministère du Travail, de l'Emploi et de la Solidarité sociale

Note: When a fiscal year ends on a date other than March 31, the date is indicated in parentheses.

CONSOLIDATED FINANCIAL STATEMENT	163

Appendix 7

Segment disclosures

Consolidated statement of revenue and consolidated statement of expenditure by government mission

The government provides segmented financial information for each of its missions. This information is intended to present the resources allocated to support its missions, and to provide users with relevant information for accountability and decision-making purposes. Intersegment transactions are usually evaluated at book value.

The following tables present the revenue sources and costs of each of the government's missions, namely:

  Health and Social Services, which encompasses the activities of:

- the Ministère de la Santé et des Services sociaux (except for the condition of seniors sector),

- the bodies and special funds that contribute to this mission;

  Education and Culture, which encompasses the activities of:

- the Ministère de la Culture et des Communications (except for the debt management sector),

- the Ministère de l'Éducation (except for the status of women sector),

- The Ministère de l'Enseignement supérieur,

- the Ministère de l'Immigration, de la Francisation et de l'Intégration,

- the Ministère de la Justice (French language sector),

- the bodies and special funds that contribute to this mission;

  Economy and Environment, which encompasses mainly the activities of:

- the Ministère des Affaires municipales et de l'Habitation (except for the sector related to compensation in lieu of taxes and support to municipalities, the sector related to support to ministerial activities and the Commission municipale du Québec sector),

- the Ministère de l'Agriculture, des Pêcheries et de l'Alimentation,

- the Ministère de l'Économie et de l'Innovation,

- the Ministère de l'Énergie et des Ressources naturelles,

- the Ministère de l'Environnement et de la Lutte contre les changements climatiques,

- the Ministère des Forêts, de la Faune et des Parcs,

- the Ministère des Relations internationales et de la Francophonie,

- the Ministère de la Sécurité publique (promotion and development of the Capitale-Nationale sector),

- the Ministère du Tourisme,

- the Ministère des Transports,

164	PUBLIC ACCOUNTS 2021-2022

Appendix 7

Segment disclosures (cont'd)

Consolidated statement of revenue and consolidated statement of expenditure by government mission (cont'd)

  Economy and Environment, which encompasses mainly the activities of (cont'd):

- the Ministère du Travail, de l'Emploi et de la Solidarité sociale (sector regarding employment assistance measures),

- the bodies and special funds that contribute to this mission;

  Support for Individuals and Families, which encompasses mainly the activities of:

- the Ministère de l'Éducation (status of women sector),

- the Ministère de la Famille,

- the Ministère de la Justice (compensation and recognition sector),

- the Ministère de la Santé et des Services sociaux (condition of seniors sector),

- the Ministère du Travail, de l'Emploi et de la Solidarité sociale (except for the sector regarding employment assistance measures),

- the bodies and special funds that contribute to this mission;

  Administration and Justice, which encompasses mainly the activities of:

- the National Assembly and persons appointed by it,

- the Ministère des Affaires municipales et de l'Habitation (sector related to compensation in lieu of taxes and support to municipalities, sector related to support to ministerial activities and the Commission municipale du Québec sector),

- the Conseil du trésor,

- the Conseil exécutif,

- the Ministère de la Cybersécurité et du Numérique;

- the Ministère des Finances (except for the debt management sector),

- the Ministère de la Justice (except for the compensation and recognition sector and the French language sector),

- the Ministère de la Sécurité publique (except for the promotion and development of the Capitale-Nationale sector),

- the Generations Fund,

- the bodies and special funds that contribute to this mission.

CONSOLIDATED FINANCIAL STATEMENT	165

Appendix 7

Segment disclosures (cont'd)

Consolidated statement of revenue and consolidated statement of expenditure by government mission (cont'd)

  Administration and Justice (cont'd):

In addition, revenue and expenditure related to the application or enforcement of any Act, which are under the responsibility of the Minister of Revenue, are presented in this mission, except for refundable tax credits that meet the definition of a tax-funded transfer. Each of these tax credits is presented in the expenditures of the government mission with which it is associated. Revenue from federal government transfers falling under the responsibility of the Ministère des Finances, that is, revenue from equalization payments, payments from transfers for health care and for post-secondary education and other social programs, are also presented in this mission;

  Debt Service: which encompasses mainly the activities of the Ministère des Finances (debt management sector).

The revenue and expenditure of each government mission are presented after the eliminations of transactions and balances between the entities and unrealized gains and losses related to transactions on assets and liabilities that remained in the government's reporting entity. In addition, when an entity's activities are related to several missions, its revenue and expenditure are allocated among the missions concerned.

166	PUBLIC ACCOUNTS 2021-2022

Appendix 7

Segment disclosures (cont'd)

Consolidated statement of revenue by government mission

(millions of dollars)

	Fiscal year ended March 31, 2022

	Health and Social Services	Education and Culture	Economy and Environment	Support for Individuals and Families	Administration and Justice	Total

REVENUE

Income and property taxes		1 076	86		61 166	62 328

Consumption taxes		114	2 179	9	22 295	24 597

Duties and permits	3	46	3 669	58	2 281	6 057

Miscellaneous revenue	4 453	1 831	1 588	164	2 669	10 705

Revenue from government enterprises			223		5 737	5 960

Total own-source revenue	4 456	3 067	7 745	231	94 148	109 647

Federal government transfers	1 291	1 263	2 821	39	23 770	29 184

Total revenue	5 747	4 330	10 566	270	117 918	138 831

	Fiscal year ended March 31, 2021

	Health and Social Services	Education and Culture	Economy and Environment	Support for Individuals and Families	Administration and Justice	Total

REVENUE

Income and property taxes		1 156	79		50 268	51 503

Consumption taxes		108	1 990	15	19 264	21 377

Duties and permits	2	41	2 786	54	1 730	4 613

Miscellaneous revenue	3 786	1 440	1 446	125	3 114	9 911

Revenue from government enterprises			161		4 330	4 491

Total own-source revenue	3 788	2 745	6 462	194	78 706	91 895

Federal government transfers	592	1 160	2 948	36	25 980	30 716

Total revenue	4 380	3 905	9 410	230	104 686	122 611

CONSOLIDATED FINANCIAL STATEMENT	167

Appendix 7

Segment disclosures (cont'd)

Consolidated statement of expenditure by government mission

(millions of dollars)

Fiscal year ended March 31, 2022

	Health and			Support for
	Social	Education	Economy and	Individuals	Administration	Debt
	Services	and Culture	Environment	and Families	and Justice	Service	Total

EXPENDITURE BY SUPERCATEGORY

Transfer	6 590	6 512	13 655	14 230	1 593		42 580

Remuneration	35 931	16 754	1 721	635	4 624		59 665

Operating	13 770	4 714	4 408	369	1 539		24 800

Doubtful accounts and other allowances	77	(1)	(105)	23	307		301

Total expenditure excluding debt service	56 368	27 979	19 679	15 257	8 063	―	127 346

Debt service						8 640	8 640

Total expenditure	56 368	27 979	19 679	15 257	8 063	8 640	135 986

	Fiscal year ended March 31, 2021

	Health and Social Services	Education and Culture	Economy and Environment	Support for Individuals and Families	Administration and Justice	Debt service	Total

EXPENDITURE BY SUPERCATEGORY

Transfer	6 167	6 263	12 713	10 086	3 579		38 808

Remuneration	32 980	16 122	1 605	604	4 471		55 782

Operating	14 237	4 097	3 809	332	1 318		23 793

Doubtful accounts and other allowances	92	37	539	41	56		765

Total expenditure excluding debt service	53 476	26 519	18 666	11 063	9 424	―	119 148

Debt service						7 689	7 689

Total expenditure	53 476	26 519	18 666	11 063	9 424	7 689	126 837

168	PUBLIC ACCOUNTS 2021-2022

Appendix 8

Fiduciary transactions conducted by the government

Summary of properties held and fiduciary transactions administered for designated beneficiaries

(millions of dollars)

	As at March 31, 2022

	Assets		Liabilities	Net assets (liabilities)

Account under administration of the Educational Childcare Services Fund	3		3	―

Accounts under administration(1), under administration of the Curateur public	804		182	622

Caisse de dépôt et placement du Québec(1)	472 366		52 569	419 797	(2),(3)

Cautionnements individuels des agents de voyages	8	(2)	5	3

Comité Entraide - public and parapublic sectors	5		5	―

Commission de la construction du Québec

General administration fund(1)	332		278	54

Supplemental Pension Plan(1) :

general account	4 055	(2)	2 139	1 916

complementary account	16 556	(2)	16 556	―

pensioners' account	10 142	(2)	9 492	650

Other funds(1)	2 662		1 599	1 063

Conseil de gestion de l'assurance parentale(1)	10		10	―

Parental Insurance Fund(1)	513	(2)	94	419

Fonds central de soutien à la réinsertion sociale(1)	2			2

Fonds d'assurance automobile du Québec(1)	14 963	(2)	8 825	6 138

Fonds d'assurance-garantie	11	(2)		11

Fonds d'assurance-récolte	240	(2)	10	230

Fonds d'assurance-stabilisation des revenus agricoles	38		29	9

Fonds des pensions alimentaires	177		177	―

Fonds d'indemnisation des clients des agents de voyages	158	(2)	49	109

Fonds d'indemnisation des services financiers	109	(2)	35	74

CONSOLIDATED FINANCIAL STATEMENT	169

Appendix 8

Fiduciary transactions conducted by the government (cont'd)

Summary of properties held and fiduciary transactions administered for designated beneficiaries (cont'd)

(millions of dollars)

	As at March 31, 2022
				Net assets
	Assets		Liabilities	(liabilities)

Guaranty fund	36			36

Retraite Québec(1)	300		284	16

Government pension plans - share paid by participants(1):

RREGOP	91 722	(2)	73 086	18 636

PPMP	11 879	(2)	9 253	2 626

PPPOCS	866	(2)	709	157

SPMSQ	855	(2)	750	105

Other pension plans administered by Retraite Québec(1)	461	(2)	339	122

Québec Pension Plan Fund(1)

Québec Pension Plan - Base plan	103 857	(2)	939	102 918

Québec Pension Plan - Additional plan	3 267	(2)	1	3 266

Trust fund under administration of the Bureau général de dépôts pour le Québec	1 195		1 195	―

Unclaimed property(1), under administration of the Agence du revenu du Québec	278		145	133

Workforce Skills Development and Recognition Fund	178		19	159

(1) The data are as at December 31, 2021, that is, the end date of the trust fund's fiscal year.

(2) The funds of certain trusts are entrusted in whole or in part to the Caisse de dépôt et placement du Québec (the Caisse). The net assets of the Caisse, shown at fair value, included $256 434 M in funds entrusted to it by these trusts.

(3) The net assets of the Caisse include assets taken into account in the government's consolidated financial statements, particularly those of the Retirement Plans Sinking Fund and the Generations Fund. The fair value of these assets was $133 113 M.

170	PUBLIC ACCOUNTS 2021-2022

GLOSSARY

Glossary

The following terms are used in the sections "Analysis of the consolidated financial statements" and "Consolidated financial statements" contained in this volume. Definitions mainly come from the CPA Canada Public Sector Accounting Handbook.

Accrual basis of accounting

The accrual basis of accounting is an accounting method that involves taking into account, in determining an entity's net results, the revenues the entity earned and the expenditures it incurred during a fiscal year without considering the moment the transactions were settled through cash receipts or disbursements or in any other manner.

Advance borrowings

Advance borrowings are borrowings made by the general fund of the Consolidated Revenue Fund in a fiscal year to meet its financial requirements in the next fiscal year.

Budget balance

The budget balance and its calculation method are defined in the Balanced Budget Act (CQLR, chapter E-12.00001).

The budget balance measures the attainment of a balanced budget. For a given fiscal year, it is the result of the difference between the revenue and expenditure determined in accordance with the government's accounting policies and taking into account the following adjustments:

  items not included in the budget balance:

i) the revenue and expenditure recorded in the Generations Fund,

ii) certain retroactive adjustments to revenue from government enterprises,

iii) for fiscal 2012-2013, the result arising from discontinued operations following the decision to close the Gentilly-2 nuclear generating station, presented in Hydro-Québec's annual consolidated financial statements;

  items included in the budget balance:

i) entries charged directly to the accumulated deficit, except for those resulting from:

(1) the retroactive effect of any new CPA Canada standard or the years preceding the changeover year proposed by the CPA Canada,

(2) accounting changes resulting from the 2006-2007 accounting reform appearing in the public accounts.

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Glossary (cont'd)

Cash equivalents

Cash equivalents are short-term highly liquid investments that are readily convertible to known amounts of cash and that are subject to an insignificant risk of changes in value. Cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investing or other purposes. An investment would normally qualify as a cash equivalent only when it has a short maturity of, say, three months or less from the date of acquisition.

Consolidated Revenue Fund

The Consolidated Revenue Fund consists of all money received or collected from various sources over which the Parliament of Québec has the power of appropriation. It comprises a general fund and special funds.

Contingency Fund

The Contingency Fund is a provision administered by the Conseil du trésor to address insufficient resources in certain programs as well as a lack of cash flow in departments and budget-funded bodies.

Cost-sharing plans

Cost-sharing pension plans are joint plans for which the government's responsibility for payment of the benefits granted by the plan is limited to its share of the cost of benefits accrued by employees.

Cost-balance plans

Cost-balance pension plans are plans for which the government covers the total cost of accrued benefits, net of the contributions paid by employees and certain employers.

Debt representing accumulated deficits

The debt representing accumulated deficits consists of the accumulated deficits presented in the government's consolidated financial statements.

Derivative instruments

Derivative instruments are instruments whose value fluctuates depending on an underlying instrument, regardless of whether the underlying instrument is actually held or issued.

Financial assets

Financial assets represent assets available at the end of the fiscal year that can be used to repay existing debts or to finance future operations. They are not intended to be used to deliver public services.

Financial instrument

Financial instruments are liquid assets, equity securities in an entity or contracts that are both a source of financial assets for one of the two contracting parties and a source of financial liabilities or equity instruments for the other contracting party.

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Glossary (cont'd)

Fixed assets

Fixed assets consist of acquired, built, developed or improved non-financial assets, whose useful life extends beyond the fiscal year and which are intended to be used on an ongoing basis for producing goods or delivering services.

General fund

The general fund consists of money paid into the Consolidated Revenue Fund that has not been credited to a special fund under legislative provisions.

Generations Fund

Under the Act to reduce the debt and establish the Generations Fund (CQLR, chapter R-2.2.0.1), the Minister of Finance deposits the sums that make up this fund with the Caisse de dépôt et placement du Québec. These sums are used exclusively for repaying the government's gross debt.

Government enterprises

A government enterprise has all of the following characteristics:

  it is a separate legal entity that has the authority to enter into contracts in its own name and to go before a court;

  it is vested with the financial and administrative power to carry out commercial activities;

  its main activity is the sale of goods or the delivery of services to individuals or to organizations not included in the government's reporting entity;

  it may, during the normal course of its operations, pursue its activities and settle its debts using revenue from sources not included in the government's reporting entity.

Government business partnerships

A government business partnership has all of the following characteristics:

  it is a separate legal entity that has the authority to enter into contracts in its own name and to go before a court;

  it is vested with the financial and administrative power to carry out commercial activities;

  its main activity is the sale of goods or the delivery of services to individuals or to organizations that are not partners and are not included in the government's reporting entity;

  it may, during the normal course of its operations, pursue its activities and settle its debts using revenue from sources other than the partners, not included in the government's reporting entity.

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Glossary (cont'd)

Gross debt

The gross debt corresponds to the sum of debts before deferred foreign exchange gains or losses and the liability regarding the pension plans and other employee future benefits. The balance of the Generations Fund is subtracted from this amount.

The gross debt for a fiscal year does not include borrowings contracted by the Minister of Finance for the following fiscal year.

Gross domestic product (GDP)

GDP is the value of all goods and services produced within the geographical limits of a country or a territory during a given calendar year.

Inventories

Inventories consist of supplies that are consumed in the normal course of operations during the coming fiscal years.

Liabilities

Liabilities are obligations of the government toward third parties on the consolidated financial statement date arising from past transactions or events, and whose fulfilment will give rise to an outflow of resources representative of economic benefits in the future.

Missions

Missions are the basic activity areas of a government that constitute its raison d'être. In Québec, there are six missions: Health and Social Services, Education and Culture, Economy and Environment, Support for Individuals and Families, Administration and Justice, and Debt Service.

Net debt

The net debt corresponds to the difference between the government's financial assets and its liabilities. It consists of accumulated deficits and non-financial assets.

Non-financial assets

Non financial assets represent assets who, given their nature, are used in the normal course of the government's activities to deliver public services.

Own-source revenue

Own-source revenue consists of revenue from income and property taxes, consumption taxes, duties and permits, miscellaneous sources and government enterprises.

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Glossary (cont'd)

Retirement Plans Sinking Fund (RPSF)

Under the Financial Administration Act (CQLR, chapter A-6.001), the Minister of Finance may make long-term investments by depositing money from the general fund of the Consolidated Revenue Fund with the Caisse de dépôt et placement du Québec, up to an amount equal to the sums recorded as the pension plans liability, in order to create a sinking fund to provide for the payment of all or part of the benefits awarded under these plans.

Revenue from duties and permits

Revenue from duties and permits arises from transactions with consideration for which the Government grants a third party, in exchange for liquid assets, a right of use or an operating permit or issues a third party a certificate.

Sinking Fund relating to government borrowings

Under the Financial Administration Act (CQLR, chapter A-6.001), the Minister of Finance may create a sinking fund to provide for the repayment of any borrowing that is part of the government's public debt. To that end, the Minister may, with the authorization of the government, take out of the general fund of the Consolidated Revenue Fund any sum the Minister pays into the sinking fund. In addition, prudential liquid assets are kept in the sinking fund to enable the government to fulfill its financial commitments in the event of major disruptions in financial markets.

Special fund

A special fund is a fund established by an Act to provide for certain financial commitments of a minister, a budget-funded body or a non-budget-funded body exercising an adjudicative function. Legislative provisions determine which sums paid into the Consolidated Revenue Fund must be credited to a special fund.

Supercategories

Supercategories consist of the categories used to account for expenditures. There are five expenditures supercategories.

Transfer

This supercategory includes expenditures that are paid out to provide beneficiaries with various forms of financial support. For the government, these expenditures do not constitute direct acquisitions of goods or services or funds granted for the purpose of obtaining a return, as in the case of an investment, or amounts for which it expects to be repaid at a later date, as in the case of loans.

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Glossary (cont'd)

Supercategories (cont'd)

Remuneration

This supercategory includes expenditures incurred for ordinary remuneration, overtime and certain other indemnities paid directly by the government to permanent and part-time employees and to casual employees, including students and seasonal public sector employees. It also includes the remuneration of health professionals as well as salaries and allowances paid to members of the National Assembly, any person appointed or designated by the National Assembly to perform a function under its jurisdiction, the personnel it manages, judges and members of the Sûreté du Québec. Lastly, it includes all benefits and other contributions paid by the government in its capacity as an employer, particularly, contributions to the pension plans, the Québec Pension Plan, the Québec Parental Insurance Plan and employment insurance.

Operating

This supercategory includes expenditures incurred in the course of an entity's administrative activities, apart from remuneration expenses, transfer expenses, doubtful accounts and other allowances, and debt service. In particular, it includes the estimated cost of reassessments and of the government's new obligations regarding the remediation of contaminated sites, as well as the depreciation of fixed assets.

Doubtful accounts and other allowances

This supercategory includes expenditures resulting from changes in the allowance for doubtful accounts, the allowance for losses on financial initiatives guaranteed by the government and the valuation allowance for loans, portfolio investments and advances.

Debt service

This supercategory includes interests on debts and on obligations related to accrued benefits of pensions plans and other future benefits. The revenues allocated to the repayment of those liabilities are presented as a reduction of debt service is sufficient. The latter also includes the amortization of premiums, discounts and costs related to the issuance and management of debts, as well as foreign exchange gains and losses, including their amortization.

Transfer expenditures

Transfers are economic benefits granted by a government to a recipient, for no consideration in goods or services and for which the government does not expect to be reimbursed at a later date or to obtain a direct financial return.

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